Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225761

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

August 3, 2018

Dear Stockholder:

On May 20, 2018, MB Financial, Inc., or MB Financial, entered into an Agreement and Plan of Merger, or the merger agreement, with Fifth Third Bancorp, or Fifth Third, and Fifth Third Financial Corporation, or Intermediary, a wholly-owned subsidiary of Fifth Third. The merger agreement provides for the combination of MB Financial and Fifth Third, either through the merger of MB Financial with and into Intermediary, with Intermediary as the surviving corporation, which we refer to as the direct merger, or through the merger of a newly formed subsidiary of Fifth Third with and into MB Financial, with MB Financial as the surviving corporation, which we refer to as the alternative merger. Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger and charter amendment described below are obtained. We collectively refer to the direct merger and the alternative merger as the merger.

In the merger, each outstanding share of MB Financial common stock will be converted into the right to receive 1.45 shares of Fifth Third common stock and $5.54 in cash, which we refer to as the merger consideration. Additionally, if the direct merger is approved by the holders of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, or MB Financial preferred stock, each share of MB Financial preferred stock will be converted into the right to receive one share of a newly created series of preferred stock of Fifth Third having substantially the same terms as the MB Financial preferred stock, except that the new series of Fifth Third preferred stock will have no voting rights (including upon an arrearage in the payment of dividends) except as required by Ohio law and will have certain other differences consistent with Fifth Third’s currently outstanding series of preferred stock and its articles of incorporation. If the direct merger is not approved by the holders of MB Financial preferred stock, then the alternative merger will occur instead of the direct merger, in which case the holders of MB Financial common stock will receive the same merger consideration as described above, but the MB Financial preferred stock will not be converted into a share of new Fifth Third preferred stock and will instead remain outstanding and unchanged (except as modified by the proposed charter amendment referred to below) as preferred stock of MB Financial, which will be a subsidiary of Fifth Third.

Based on the closing price of Fifth Third common stock on the NASDAQ Global Select Market, or NASDAQ, on May 18, 2018, the last trading day before public announcement of the merger agreement, the value of the per share merger consideration payable to holders of MB Financial common stock would be $54.20. Based on the closing price of Fifth Third common stock on the NASDAQ on August 1, 2018, the last practicable trading date before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of MB Financial common stock would be $48.72. Based on the number of shares of MB Financial common stock outstanding and the number of shares of MB Financial common stock issuable pursuant to outstanding MB Financial stock options, restricted stock awards, restricted stock units and performance awards, in each case as of August 1, 2018, the total number of shares of Fifth Third common stock expected to be issued in connection with the merger is approximately 127,245,626. In addition, based on the number of issued and outstanding shares of Fifth Third common stock and MB Financial common stock on August 1, 2018, and based on the exchange ratio of 1.45, holders of MB Financial common stock immediately prior to the closing of the merger will hold, in the aggregate, approximately 16% of the issued and outstanding shares of Fifth Third common stock immediately following the closing of the merger (without giving effect to any shares of Fifth Third common stock held by MB Financial stockholders prior to the merger). Based on the number of shares of MB Financial preferred stock and the number of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, outstanding as of August 1, 2018, the total number of shares of new Fifth Third preferred stock expected to be issued in connection with the merger is 200,000 and the total number of depositary shares expected to be issued in respect of the new Fifth Third preferred stock is 8,000,000. The depositary shares issued in respect of the new Fifth Third preferred stock are expected to be listed on the NASDAQ Global Select Market. As indicated above, if the alternative merger occurs instead of the direct merger, the MB Financial preferred stock will remain outstanding and no new Fifth Third preferred stock will be issued.

MB Financial will hold a special meeting of its stockholders at which the holders of MB Financial preferred stock will be asked to approve the direct merger, and the holders of MB Financial common stock will be asked to approve the merger (whether effected as the direct merger or, in the event the MB Financial preferred stockholders fail to approve the direct merger, as the alternative merger) and an amendment to MB Financial’s charter and articles supplementary for the MB Financial preferred stock, which we refer to as the charter amendment, that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, effective immediately prior to the consummation of the alternative merger, and related matters. The special meeting will be held on September 18, 2018, at 8:30 a.m., local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018.

The direct merger cannot be completed unless the MB Financial common stockholders and MB Financial preferred stockholders approve the direct merger. The alternative merger cannot be completed unless MB Financial common stockholders approve the alternative merger and, if the MB Financial preferred stockholders fail to approve the direct merger, the charter amendment. Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger are obtained. Therefore, it is essential that MB Financial common stockholders approve both the merger (which will constitute approval of both the direct merger and the alternative merger) and the charter amendment to ensure the merger can be completed in the event the MB Financial preferred stockholders fail to approve the direct merger.

Computershare Inc. and Computershare Trust Company N.A., which we refer to collectively as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to holders of MB Financial preferred stock, this includes holders of depositary shares representing interests in MB Financial preferred stock unless the context indicates otherwise.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OR DEPOSITARY SHARES YOU OWN. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. If you hold your shares or depositary shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The MB Financial Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that holders of MB Financial preferred stock vote “FOR” the direct merger and that holders of MB Financial common stock vote “FOR” the merger, “FOR” the charter amendment and “FOR” a proposal to approve, on a non-binding advisory basis, the compensation to be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger, discussed in the accompanying proxy statement/prospectus under the section entitled “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70.

This proxy statement/prospectus provides you with detailed information about the proposed transaction. It also contains or references information about Fifth Third and MB Financial and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed transaction and how it may affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact D.F. King, MB Financial’s proxy solicitor, by calling toll-free at (800) 431-9645.

Sincerely,

Mitchell Feiger

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the charter amendment, the issuance of Fifth Third common shares or the new Fifth Third preferred stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated August 3, 2018, and is first being mailed to stockholders of MB Financial on or about August 3, 2018.

WHERE YOU CAN FIND MORE INFORMATION

Both Fifth Third and MB Financial file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either Fifth Third or MB Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Fifth Third and MB Financial file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Fifth Third at ir.53.com under “SEC Filings,” or from MB Financial by accessing MB Financial’s website at investor.mbfinancial.com under the “Financial Information” tab and under the heading “SEC Filings.”

Fifth Third has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference documents that Fifth Third and MB Financial have previously filed with the SEC. These documents contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” beginning on page 133. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

Fifth Third Bancorp Fifth Third Center 38 Fountain Square Plaza Cincinnati, Ohio 45202 (800) 972-3030	MB Financial, Inc. 800 West Madison Street Chicago, Illinois 60607 (888) 422-6562

To obtain timely delivery of these documents, you must request the information no later than September 11, 2018 in order to receive them before the special meeting of stockholders.

Fifth Third common shares are traded on the Nasdaq Global Select Market under the symbol “FITB,” MB Financial common stock is traded on the Nasdaq Global Select Market under the symbol “MBFI” and the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, are traded on the Nasdaq Global Select Market under the symbol “MBFIO.”

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 18, 2018

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of MB Financial, Inc. (which we refer to as “MB Financial”) will be held on September 18, 2018, at 8:30 a.m. local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018, for the following purposes:

1.

For the holders of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (which we refer to as “MB Financial preferred stock”), voting as a separate class from the MB Financial common stock, to approve the merger of MB Financial with and into Fifth Third Financial Corporation (which we refer to as “Intermediary”), a wholly-owned subsidiary of Fifth Third Bancorp (which we refer to as “Fifth Third”), with Intermediary surviving this merger, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018 (as such agreement may from time to time be amended, which we refer to as the “merger agreement”), by and among Fifth Third, Intermediary and MB Financial. We refer to this transaction as the “direct merger” and this proposal as the “preferred stockholder merger proposal.”

2.

For the holders of MB Financial common stock to approve the merger of MB Financial with a subsidiary of Fifth Third, which will be the direct merger if the holders of MB Financial preferred stock approve the preferred stockholder merger proposal, or the merger of a newly-formed subsidiary of Fifth Third with and into MB Financial, with MB Financial surviving that merger (which we refer to as the “alternative merger”), if the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal. We collectively refer to the direct merger and the alternative merger as the “merger” and this proposal as the “common stockholder merger proposal.”

3.

For the holders of MB Financial common stock to approve an amendment to the charter of MB Financial and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders (which we refer to as the “charter amendment”), to become effective immediately prior to consummation of the alternative merger in the event the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal. We refer to this proposal as the “charter amendment proposal.”

4.

For the holders of MB Financial common stock to approve, on a non-binding, advisory basis, the compensation to be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70. We refer to this proposal as the “merger-related compensation proposal.

5.

For the holders of MB Financial preferred stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial preferred stock in favor of the preferred stockholder merger proposal. We refer to this proposal as the “preferred stockholder adjournment proposal.”

6.

For the holders of MB Financial common stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial common stock in favor of the common stockholder merger proposal and/or the charter amendment proposal. We refer to this proposal as the “common stockholder adjournment proposal.”

The affirmative vote of the holders of at least two-thirds of the outstanding shares of MB Financial preferred stock, voting as a separate class from the MB Financial common stock, is required to approve the preferred stockholder merger proposal.

The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock entitled to vote thereon, voting as a separate class from the MB Financial preferred stock, is required to approve each of the common stockholder merger proposal and the charter amendment proposal. The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock is required to approve, on a non-binding, advisory basis, the merger-related compensation proposal and the common stockholder adjournment proposal. The affirmative vote of a majority of the votes cast by the holders of MB Financial preferred stock is required to approve the preferred stockholder adjournment proposal.

MB Financial will transact no other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof.

The merger cannot be completed unless MB Financial common stockholders approve the common stockholder merger proposal and, if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal. Therefore, it is essential that MB Financial common stockholders approve both the common stockholder merger proposal and the charter amendment proposal to ensure the merger can be completed in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal. The MB Financial preferred stockholders are not entitled to vote on the charter amendment proposal or the merger-related compensation proposal. The voting by MB Financial common stockholders on the merger-related compensation proposal is advisory only and will have no effect on the separate votes cast on the common stockholder merger proposal or the charter amendment proposal. Approval of the charter amendment proposal is necessary to obtain required tax opinions in the event the alternative merger will occur instead of the direct merger. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the special meeting. Please review the proxy statement/prospectus carefully.

The MB Financial Board of Directors has set August 1, 2018 as the record date for the special meeting. Only holders of record of MB Financial common stock and MB Financial preferred stock at the close of business on August 1, 2018 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Computershare Inc. and Computershare Trust Company N.A., which we refer to collectively as the depositary, holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares representing interests in the MB Financial preferred stock unless the context indicates otherwise.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OR DEPOSITARY SHARES YOU OWN. Whether or not you plan to attend the special meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided as soon as possible. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares or depositary shares through a broker, bank or other nominee, you should direct the voting of your shares or depositary shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The MB Financial Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal, “FOR” the charter amendment proposal, “FOR” the merger-related compensation proposal and “FOR” the common stockholder adjournment proposal (if necessary or appropriate), and recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate).

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King, toll-free at (800) 431-9645.

Record holders of MB Financial common stock may vote in person at the special meeting by filling out a ballot or may use a proxy authorizing the designated proxies to vote on his, her or its behalf. The depositary will vote the shares of MB Financial preferred stock in accordance with the instructions it receives from holders of depositary shares representing interests in the MB Financial preferred stock.

If you hold shares of MB Financial common stock through a broker, bank or other nominee and wish to vote your shares in person at the special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your broker, bank or other nominee. MB Financial reserves the right to limit admission to the special meeting to stockholders of record and persons holding shares of common stock or depositary shares through a broker, bank or other nominee who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger

President and Chief Executive Officer

Chicago, Illinois

August 3, 2018

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	WHAT IS THE MERGER?

A:

Fifth Third Bancorp, an Ohio corporation (which we refer to as “Fifth Third”), Fifth Third Financial Corporation, an Ohio corporation and a wholly-owned subsidiary of Fifth Third (which we refer to as “Intermediary”), and MB Financial, Inc., a Maryland corporation (which we refer to as “MB Financial”), have entered into an Agreement and Plan of Merger, dated as of May 20, 2018, as it may be amended from time to time (which we refer to as the “merger agreement”). The merger agreement provides for the combination of MB Financial and Fifth Third, either through the merger of MB Financial with and into Intermediary, with Intermediary as the surviving corporation (which we refer to as the “direct merger”), or through the merger of a newly formed subsidiary of Fifth Third with and into MB Financial, with MB Financial as the surviving corporation (which we refer to as the “alternative merger”). We collectively refer to the direct merger and the alternative merger as the “merger.” Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger and charter amendment described below are obtained.

MB Financial will hold a special meeting of its stockholders to obtain the required stockholder approvals, and you are being provided with this proxy statement/prospectus in connection with that meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	This proxy statement/prospectus is being provided to MB Financial stockholders to help them decide how to vote their shares with respect to the matters to be considered at the special meeting.

This document constitutes both a proxy statement of MB Financial and a prospectus of Fifth Third. It is a proxy statement because the Board of Directors of MB Financial is soliciting proxies using this document from MB Financial stockholders. It is a prospectus because Fifth Third is offering (i) in connection with the merger, shares of its common stock in partial exchange for the outstanding shares of MB Financial common stock and (ii) in connection with the direct merger, its newly-created series of preferred stock designated 6.00% Non-Cumulative Perpetual Preferred Stock, Series K (which we refer to as the “new Fifth Third preferred stock”), and depositary shares in respect thereof, in exchange for the outstanding shares of MB Financial’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (which we refer to as the “MB Financial preferred stock”), and depositary shares in respect thereof. The new Fifth Third preferred stock will have substantially the same terms as the MB Financial preferred stock, except that the new Fifth Third preferred stock will have no voting rights (including upon an arrearage in the payment of dividends) except as required by Ohio law and will have certain other differences consistent with Fifth Third’s currently outstanding series of preferred stock and its articles of incorporation.

Q:	WHAT WILL MB FINANCIAL COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

A:

If the merger is completed, each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by MB Financial or Fifth Third), will be converted into the right to receive 1.45 shares of Fifth Third common stock (which we refer to as the “exchange ratio”) and $5.54 in cash. Fifth Third will not issue any fractional common shares in the merger. Instead, a holder of MB Financial common stock who otherwise would have received a fraction of a Fifth Third common share will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the fraction of a Fifth Third common share to which the holder would otherwise be entitled by (ii) the average closing price of Fifth Third common stock on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) for the five full trading days ending on the trading day immediately preceding the closing date of the merger.

Although the merger consideration is fixed, the value of the stock portion of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Fifth Third common stock. Any fluctuation in the market price of Fifth Third common stock after the date of this proxy statement/prospectus will change the value of the shares of Fifth Third common stock that MB Financial common stockholders will receive in the merger.

Q:	WHAT WILL MB FINANCIAL PREFERRED STOCKHOLDERS RECEIVE IN THE MERGER?

A:

If the merger is completed as the direct merger, which will be the case if the direct merger is approved by the holders of MB Financial preferred stock, each share of MB Financial preferred stock will be converted into the right to receive one share of new Fifth Third preferred stock, and the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, will be converted into depositary shares, each representing a 1/40th interest in a share of new Fifth Third preferred stock.

If the merger is completed as the alternative merger, which will be the case if the direct merger is not approved by the holders of MB Financial preferred stock and the alternative merger and charter amendment are approved by the holders of MB Financial common stock, the MB Financial preferred stock will not be converted into a share of new Fifth Third preferred stock and will instead remain outstanding and unchanged (except as modified by the proposed charter amendment referred to below) as preferred stock of MB Financial, which will be a subsidiary of Fifth Third. Approval of the common stockholder merger proposal described below under “What are MB Financial stockholders being asked to vote on?” constitutes approval of both the direct merger and the alternative merger by the holders of MB Financial common stock.

Q:	WILL THE MB FINANCIAL COMMON STOCK AND DEPOSITARY SHARES REPRESENTING INTERESTS IN MB FINANCIAL PREFERRED STOCK CONTINUE TO BE LISTED ON THE NASDAQ FOLLOWING COMPLETION OF THE MERGER?

A:

No. Upon completion of the merger, MB Financial common stock and the depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock, will be delisted from the NASDAQ and thereafter will be deregistered under the Exchange Act and MB Financial will no longer be required to file periodic reports with the SEC with respect to the MB Financial common stock and the depositary shares. The Fifth Third common shares issuable in the merger will be listed on the NASDAQ. Prior to the effective time of the direct merger, Fifth Third will use its reasonable best efforts to cause the new Fifth Third preferred stock, if issuable, (or depositary shares representing interests in the new Fifth Third preferred stock) to be approved for listing on the NASDAQ.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

The parties currently expect that the merger will be completed in the first quarter of 2019. However, neither Fifth Third nor MB Financial can assure you of when or if the merger will be completed, and it is possible that factors outside of the control of both companies, including whether and when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all. MB Financial must first obtain required stockholder approvals, and Fifth Third and MB Financial must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement—Conditions to the Merger” beginning on page 95.

Q:	WHAT ARE MB FINANCIAL STOCKHOLDERS BEING ASKED TO VOTE ON?

A:	Holders of MB Financial preferred stock are being asked to vote on the following proposals:

1.	to approve the direct merger (which we refer to as the “preferred stockholder merger proposal”); and

2.

to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial preferred stock in favor of the preferred stockholder merger proposal (which we refer to as the “preferred stockholder adjournment proposal”).

Computershare Inc. and Computershare Trust Company N.A. (which we refer to collectively as the “depositary”), holds of record all of the outstanding shares of MB Financial preferred stock on behalf of the holders of depositary shares, each representing a 1/40th interest in a share of MB Financial preferred stock. The depositary is required to vote the MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares representing interests in MB Financial preferred stock unless the context indicates otherwise.

Holders of MB Financial common stock are being asked to vote on the following proposals:

1.

to approve the merger (whether effected as the direct merger or, in the event the preferred stockholders do not approve the preferred stockholder merger proposal, as the alternative merger) (which we refer to as the “common stockholder merger proposal”);

2.

to approve an amendment to the charter of MB Financial and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, to become effective immediately prior to consummation of the alternative merger in the event the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal (which we refer to as the “charter amendment proposal”);

3.

to approve, on a non-binding, advisory basis, the compensation to be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70 (which we refer to as the “merger-related compensation proposal”); and

4.

to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial common stock in favor of the common stockholder merger proposal and/or the charter amendment proposal (which we refer to as the “common stockholder adjournment proposal”).

The merger cannot be completed unless MB Financial common stockholders approve the common stockholder merger proposal and, if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal. Therefore, it is essential that MB Financial common stockholders approve both the common stockholder merger proposal and the charter amendment proposal to ensure the merger can be completed in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal.

Q:	WHAT IS THE CHARTER AMENDMENT PROPOSAL AND WHY ARE MB FINANCIAL COMMON STOCKHOLDERS BEING ASKED TO APPROVE IT?

A:

As indicated above, the charter amendment would amend the charter of MB Financial (specifically, Section C of Article 5 of the charter) and the articles supplementary to the charter of MB Financial relating to the

MB Financial preferred stock (specifically, Sections 6(a) and 6(d) of Annex A to the articles supplementary) to give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, with the holders of MB Financial preferred stock being entitled to 24 votes for each share of MB Financial preferred stock. If approved by the MB Financial common stockholders, the charter amendment will not become effective until immediately prior to consummation of the alternative merger, following the filing of articles of amendment with the Department of Assessments and Taxation of the State of Maryland. As noted above, the alternative merger will occur instead of the direct merger if and only if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal and the MB Financial common stockholders approve the common stockholder merger proposal and the charter amendment proposal. Approval of the charter amendment proposal is necessary to obtain required tax opinions in the event the alternative merger will occur instead of the direct merger.

Upon completion of the alternative merger, MB Financial will be a subsidiary of Fifth Third, who will control MB Financial. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

The holders of a majority of the outstanding shares of MB Financial common stock as of August 1, 2018 (which we refer to as the “record date”), present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted on by the common stockholders. The holders of a majority of the outstanding shares of MB Financial preferred stock, as of the record date, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted on by the preferred stockholders.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

Preferred Stockholder Merger Proposal: The affirmative vote of the holders of at least two-thirds of the outstanding shares of MB Financial preferred stock as of the record date is required to approve the preferred stockholder merger proposal.

Common Stockholder Merger Proposal: The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock as of the record date and entitled to vote thereon is required to approve the common stockholder merger proposal.

Charter Amendment Proposal: The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock as of the record date and entitled to vote thereon is required to approve the charter amendment proposal.

Merger-Related Compensation Proposal: The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock on the merger-related compensation proposal is required to approve the merger-related compensation proposal. The merger-related compensation proposal is an advisory vote, and therefore is not binding on MB Financial or on Fifth Third or the Boards of Directors or the compensation committees of MB Financial or Fifth Third. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. MB Financial is seeking this non-binding advisory stockholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which requires MB Financial to provide its common stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MB Financial’s named executive officers in connection with the merger. The merger-related compensation proposal gives MB Financial common stockholders the opportunity to express their views on the merger-related compensation of MB Financial’s named executive officers. MB Financial’s common stockholders are not required to approve the merger-related compensation proposal in order for the merger to occur. If MB Financial’s common stockholders fail to approve the merger-related compensation proposal, but approve the common stockholder merger proposal and, in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal, the merger may nonetheless occur.

Preferred Stockholder Adjournment Proposal: The affirmative vote of a majority of the votes cast by the holders of MB Financial preferred stock on the preferred stockholder adjournment proposal is required to approve the preferred stockholder adjournment proposal.

Common Stockholder Adjournment Proposal: The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock on the common stockholder adjournment proposal is required to approve the common stockholder adjournment proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of MB Financial common stock or depositary shares representing interests in MB Financial preferred stock as soon as possible. Please follow the instructions set forth on the enclosed proxy card if you are the record holder of your shares or on the voting instruction form provided by your broker, bank or other nominee if your shares or depositary shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If, as of the record date, you hold shares of MB Financial common stock in your name as a stockholder of record, you may use one of the following voting methods:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a holder of record of MB Financial common stock as of the record date, you may also cast your vote in person at the special meeting. While holders of depositary shares representing MB Financial preferred stock may attend the special meeting, they may not vote such depositary shares in person at the special meeting; such depositary shares may only be voted by providing voting instructions to the depositary, and the depositary will vote the shares of MB Financial preferred stock represented thereby in accordance with such instructions.

If your shares or depositary shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares or depositary shares. Please refer to the voting instruction form for the applicable deadline for voting your shares or depositary shares. Holders of MB Financial common stock in “street name” who wish to vote in person at the special meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	HOW DOES THE MB FINANCIAL BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:

The MB Financial Board of Directors recommends that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal, “FOR” the charter amendment proposal, “FOR” the merger-related compensation proposal and “FOR” the common stockholder adjournment proposal (if necessary or appropriate), and recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate).

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting of MB Financial stockholders will be held on September 18, 2018, at 8:30 a.m. local time, at 6111 North River Road, Rosemont, Illinois 60018.

Q:	IF MY SHARES OR DEPOSITARY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES OR DEPOSITARY SHARES FOR ME?

A:

If you hold shares of MB Financial common stock, or depositary shares representing interests in MB Financial preferred stock, in “street name” through a broker, bank or other holder of record, you must provide the record holder of your shares or depositary shares with instructions on how to vote your shares or depositary shares. Please follow the voting instructions provided by the broker or bank. You may not vote shares held in street name by returning a proxy card directly to MB Financial or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of MB Financial stock on behalf of their customers may not give a proxy to MB Financial to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you hold shares of MB Financial common stock, or depositary shares representing interests in MB Financial preferred stock, in street name and do not instruct your broker, bank or other nominee on how to vote your shares or depositary shares, your broker, bank or other nominee will not vote your shares or depositary shares on any proposal on which you are entitled to vote. In the case of the preferred stockholder merger proposal, the common stockholder merger proposal or the charter amendment proposal, this will have the same effect as a vote cast “AGAINST” the proposal. In the case of the merger-related compensation proposal, the common stockholder adjournment proposal or the preferred stockholder adjournment proposal, this will have no effect on the proposal.

Q:	WHAT IF I HOLD SHARES OF MB FINANCIAL COMMON STOCK THROUGH THE MB FINANCIAL 401(k) PROFIT SHARING PLAN?

A:

If you hold shares of MB Financial common stock through the MB Financial 401(k) profit sharing plan, you are entitled to instruct the plan trustee on how to vote the shares allocated to your plan account. Plan shares for which voting instructions are not received, or are not timely received, by the plan trustee will be voted in the same proportion as the shares for which timely voting instructions are received by the plan trustee. Refer to the voting instructions form for your plan shares for additional information, including the deadline for submitting your voting instructions.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the special meeting, an abstention occurs when an MB Financial stockholder attends the MB Financial special meeting, either in person or by proxy, but abstains from voting.

•

For the preferred stockholder merger proposal, the common stockholder merger proposal and the charter amendment proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposals.

•

For the merger-related compensation proposal, the common stockholder adjournment proposal and the preferred stockholder adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you are a holder of record of MB Financial common stock and sign and return your proxy card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by the MB Financial Board of Directors with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY CARD?

A:

If you are a holder of record of MB Financial common stock and have submitted your proxy and would like to revoke your proxy, you may do so before your shares are voted at the special meeting by: (i) filing a notice with the Corporate Secretary of MB Financial revoking your proxy, (ii) filing a new, subsequently dated proxy card (whether by proxy card, online or by telephone) or (iii) by attending the special meeting and voting your shares in person. Your presence at the special meeting alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares or depositary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Unless so revoked, the shares and depositary shares represented by such proxies and voting instructions will be voted at the special meeting and all adjournments or postponements of the special meeting.

Q:	ARE MB FINANCIAL STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	No, MB Financial common stockholders and MB Financial preferred stockholders are not entitled to appraisal rights under the Maryland General Corporation Law.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MB FINANCIAL STOCKHOLDERS?

The obligation of Fifth Third and MB Financial to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

If the merger qualifies as a reorganization for United States federal income tax purposes, (1) U.S. holders of MB Financial common stock who receive a combination of Fifth Third common shares and cash, other than cash instead of a fractional Fifth Third common share, in exchange for their MB Financial common stock, will recognize gain (but not loss) in an amount equal to the lesser of (x) the amount by which the sum of the fair market value of the Fifth Third common shares and cash (other than cash received instead of a fractional Fifth Third common share) received by such holder in exchange for its shares of MB Financial common stock exceeds the holder’s adjusted basis in its shares of MB Financial common stock, and (y) the amount of cash (other than cash received instead of fractional Fifth Third common shares) received by such holder in exchange for its shares of MB Financial common stock; and (2) U.S. holders of MB Financial preferred stock who either receive solely new Fifth Third preferred stock in the merger or who will not convert their shares into Fifth Third preferred stock pursuant to the alternative merger and will remain holders of MB Financial preferred stock (including the receipt of voting rights prior to the alternative merger) will not recognize any gain or loss. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of MB Financial common stock is more than one year. Depending on certain facts specific to you, gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 99.

The consequences of such merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, MB Financial stockholders will not receive any consideration for their shares of MB Financial common stock and will not receive shares of new Fifth Third preferred stock for their shares of MB Financial preferred stock in connection with the merger. Instead, MB Financial will remain an independent public company and its common stock and the depositary shares representing interests in its preferred stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, MB Financial may be required to pay to Fifth Third a fee with respect to the termination of the merger agreement. See “The Merger Agreement—Termination; Termination Fee” beginning on page 96.

Q:	SHOULD MB FINANCIAL STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:

No. MB Financial stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials, with instructions for their completion, will be provided under separate cover to MB Financial stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:

If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King, the proxy solicitation agent for MB Financial, toll-free at (800) 431-9645.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about MB Financial and Fifth Third into this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 133. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (page 84)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the direct merger is approved by MB Financial’s common stockholders and preferred stockholders and the direct merger is subsequently completed, MB Financial will merge with and into Intermediary, with Intermediary surviving the merger.

If the MB Financial preferred stockholders do not approve the direct merger, but the alternative merger and charter amendment are approved by the holders of MB Financial common stock, then the acquisition of MB Financial will instead be effected by the merger of a newly-formed subsidiary of Fifth Third with and into MB Financial, with MB Financial surviving the alternative merger. Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger and charter amendment are obtained.

Merger Consideration (page 84)

Each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by MB Financial or Fifth Third), will be converted into the right to receive 1.45 Fifth Third common shares (which we refer to as the “exchange ratio”) and $5.54 in cash.

In the direct merger, each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the direct merger will automatically be converted into a share of new Fifth Third preferred stock with the terms as set forth on Appendix D. In the alternative merger, the MB Financial preferred stock will not be converted into a share of the new Fifth Third preferred stock and will instead remain outstanding and unchanged as preferred stock of MB Financial, which will be a subsidiary of Fifth Third, except that the holders of MB preferred stock will have the right to vote with the MB Financial common stockholders as a single class on all matters submitted to a vote of such common stockholders. Upon completion of the alternative merger, MB Financial will be a subsidiary of Fifth Third, who will control MB Financial. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

At or promptly following the closing of the merger, Fifth Third expects to take the necessary steps to delist the depositary shares representing interests in MB Financial preferred stock from the NASDAQ and terminate MB Financial’s registration and reporting obligations with the SEC, so that MB Financial’s depositary shares will no longer trade on the NASDAQ or any other securities exchange and MB Financial will no longer file reports or other public disclosure with the SEC under the Exchange Act.

The following table shows the closing sales prices of MB Financial common stock and Fifth Third common shares as reported on the NASDAQ on May 18, 2018, the last full trading day before the public announcement of the signing of the merger agreement and on August 1, 2018, the last practicable trading date before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration per share of MB Financial common stock, calculated by multiplying the closing sales prices of Fifth Third common stock on those dates by the exchange ratio of 1.45 Fifth Third common shares per share of MB Financial common stock and then adding the cash consideration of $5.54. The value of the merger consideration that you will receive for each share of MB Financial common stock will depend on the price per share of Fifth Third common shares at the time you receive the Fifth Third common shares. Therefore, the value of the merger consideration may be different than its estimated value based on the current price of Fifth Third common shares or the price of Fifth Third common shares at the time of the special meeting.

	Fifth Third Common Stock	MB Financial Common Stock	Cash Consideration	Implied Value of One Share of MB Financial Common Stock
May 18, 2018	$33.56	$43.65	$5.54	$54.20
August 1, 2018	$29.78	$48.60	$5.54	$48.72

Recommendation of the MB Financial Board of Directors (page 54)

The MB Financial Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MB Financial and its stockholders, and approved the merger agreement and the transactions contemplated thereby. The MB Financial Board of Directors recommends that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal, “FOR” the charter amendment proposal, “FOR” the merger-related compensation proposal and “FOR” the common stockholder adjournment proposal (if necessary or appropriate), and recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the MB Financial Board of Directors and Reasons for the Merger,” beginning on page  54.

Opinion of MB Financial’s Financial Advisor (page 59)

At the May 20, 2018 meeting at which the MB Financial Board of Directors considered the merger agreement, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”), delivered to the MB Financial Board of Directors its oral opinion, which was subsequently confirmed in writing on May 20, 2018 that, as of such date, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O’Neill’s opinion, the merger consideration was fair to holders of MB Financial common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Holders of MB Financial common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the MB Financial Board of Directors and does not constitute a recommendation to any stockholder of MB

Financial as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon approval of the merger. Sandler O’Neill’s opinion was directed only to the fairness of the merger consideration to holders of MB Financial common stock from a financial point of view and did not address the underlying business decision of MB Financial to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for MB Financial or the effect of any other transaction in which MB Financial might engage.

For further information, please see the section entitled “The Merger—Opinion of MB Financial’s Financial Advisor” beginning on page 59.

MB Financial Special Meeting of Stockholders (page 35)

The special meeting of MB Financial stockholders will be held on September 18, 2018, at 8:30 a.m. local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018.

The special meeting is being held for the following purposes:

•	for the holders of MB Financial preferred stock to approve the direct merger (which we refer to as the “preferred stockholder merger proposal”);

•

for the holders of MB Financial common stock to approve the merger (whether effected as the direct merger or, in the event the preferred stockholders do not approve the preferred stockholder merger proposal, as the alternative merger) (which we refer to as the “common stockholder merger proposal”);

•

for the holders of MB Financial common stock to approve an amendment to the charter of MB Financial and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, to become effective immediately prior to the consummation of the alternative merger in the event the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal (which we refer to as the “charter amendment proposal”);

•

for the holders of MB Financial common stock to approve, on a non-binding, advisory basis, the compensation to be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70 (which we refer to as the “merger-related compensation proposal”);

•

for the holders of MB Financial preferred stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial preferred stock in favor of the preferred stockholder merger proposal (which we refer to as the “preferred stockholder adjournment proposal”); and

•

for the holders of MB Financial common stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial common stock in favor of the common stockholder merger proposal and/or the charter amendment proposal (which we refer to as the “common stockholder adjournment proposal).

The MB Financial Board of Directors has fixed the close of business on August 1, 2018 as the record date for determining the holders of MB Financial common stock and the holders of MB Financial preferred stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 84,420,704 shares of MB Financial common stock outstanding and entitled to vote at the MB Financial special meeting held by 1,366 holders of record. Each share of MB Financial common stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting by the common stockholders, provided, however, that pursuant to Section F of Article 5 of MB Financial’s charter, no person who beneficially owns more than 14.9% of the shares of MB Financial common stock outstanding as of the record date may vote shares in excess of this limit.

As of the record date, there were 200,000 shares of MB Financial preferred stock outstanding, all of which were held by Computershare Inc. and Computershare Trust Company N.A. (which we refer to collectively as the “depositary”), on behalf of the holders of depositary shares each representing a 1/40th interest in a share of MB Financial preferred stock. Under the terms of the deposit agreement among MB Financial, the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares, the depositary is required to vote the MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares unless the context indicates otherwise.

As of the record date, the directors and executive officers of MB Financial and their affiliates beneficially owned and were entitled to vote 1,866,405 shares of MB Financial common stock, representing approximately 2.2% of the shares of MB Financial common stock outstanding on that date. MB Financial currently expects that its directors and executive officers will vote their shares of MB Financial common stock in favor of the common stockholder merger proposal, the charter amendment proposal, the merger-related compensation proposal and the common stockholder adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, none of the directors and executive officers of MB Financial and their affiliates beneficially owned any depositary shares representing interests in MB Financial preferred stock. As of the record date, excluding shares held in a fiduciary or agency capacity, neither Fifth Third nor any of its directors and executive officers and their affiliates beneficially owned any shares of MB Financial common stock or depositary shares representing interests in MB Financial preferred stock.

The holders of a majority of the outstanding shares of MB Financial common stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the common stockholders. The holders of a majority of the outstanding shares of MB Financial preferred stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the preferred stockholders.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of MB Financial preferred stock is required to approve the preferred stockholder merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock entitled to vote thereon is required to approve each of the common stockholder merger proposal and the charter amendment proposal. The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock is required to approve, on a non-binding, advisory basis, the merger-related compensation proposal and the common stockholder adjournment proposal. The affirmative vote of a majority of the votes cast by the holders of MB Financial preferred stock is required to approve the preferred stockholder adjournment proposal.

The merger cannot be completed unless MB Financial common stockholders approve the common stockholder merger proposal and, if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal. Therefore, it is essential that MB Financial common stockholders approve both the common stockholder merger proposal and the charter amendment proposal to ensure the merger can be completed in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal. If MB Financial’s common stockholders fail to approve the merger-related compensation proposal or the common stockholder adjournment proposal, or if MB Financial’s preferred stockholders fail to approve the preferred stockholder adjournment proposal, the merger may nonetheless occur provided that MB Financial’s common stockholders approve the common stockholder merger proposal and, in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal.

MB Financial’s Directors and Executive Officers Have Financial Interests in the Merger (page 70)

Certain of MB Financial’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of MB Financial’s stockholders. The members of the MB Financial Board of Directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that MB Financial preferred stockholders approve the preferred stockholder merger proposal and that MB Financial common stockholders approve the common stockholder merger proposal and the charter amendment proposal. See “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70.

Treatment of MB Financial Stock Options and Other Equity Awards (page 85)

In connection with the merger, each outstanding equity-based award granted under the equity incentive plans of MB Financial will either be assumed by Fifth Third or, to the extent not assumed, converted into the right to receive merger consideration. Specifically, all outstanding options to purchase shares of MB Financial common stock, as well as all restricted stock awards, restricted stock unit awards and performance share unit awards, in each case, that do not automatically vest by the terms of such award, will be assumed by Fifth Third, and adjusted as follows.

Treatment of MB Financial Stock Option Awards. Assumed options will be adjusted so as to represent the right to acquire a number of Fifth Third common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of MB Financial common stock subject to such assumed option immediately prior to the effective time multiplied by (ii) the sum of (a) the exchange ratio and (b) $5.54 divided by the average of the closing-sale prices of Fifth Third common shares on the NASDAQ as reported by The Wall Street Journal for the five full trading days ending the trading day immediately preceding the closing date (we refer to such sum as the “Fifth Third equity award exchange ratio”), at an exercise price per Fifth Third common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of MB Financial common stock of such MB Financial stock option by (y) the Fifth Third equity award exchange ratio. The assumed options will otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions) as were applicable to such option prior to assumption.

Treatment of MB Financial Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Share Unit Awards. Assumed restricted stock awards, restricted stock unit awards, and performance share unit awards will be adjusted so that the holder of such award will be entitled to receive, upon vesting, a number of Fifth Third common shares based upon the product of (a) the number of shares of MB Financial common stock underlying such award multiplied by (b) the Fifth Third equity award exchange ratio, rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward). The assumed restricted stock awards, restricted stock unit awards, and performance share unit awards shall otherwise be subject to the same terms and conditions (including, without limitation, vesting conditions and cash dividend equivalents), as were applicable to such awards prior to the assumption.

Treatment of Other MB Financial Equity Awards. Each MB Financial equity-based award that is not assumed and adjusted under the merger agreement (in accordance with the terms set forth above) will be cancelled and converted automatically into the right to receive merger consideration.

Treatment of MB Financial’s Stock Deferred Compensation Plan. Each share of MB Financial common stock outstanding under the MB Financial Stock Deferred Compensation Plan will be deemed cancelled and converted into the right to receive the merger consideration; payment of such amount will otherwise remain subject to the terms and conditions of such plan.

Regulatory Approvals Required for the Merger (page 79)

Completion of the merger is subject to various regulatory approvals, including approval from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”). Notifications and/or applications requesting approval for the merger, or other transactions contemplated by the merger agreement, may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Fifth Third and MB Financial have agreed to use their reasonable best efforts to obtain all required regulatory approvals. We have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Fifth Third or its subsidiaries after the completion of the merger, or will contain any condition or restriction that would reasonably be expected to have a material adverse effect on Fifth Third and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to MB Financial and its subsidiaries, taken as a whole) (which we refer to as a “materially burdensome regulatory condition”). The regulatory approvals to which completion of the merger are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Merger” beginning on page 79.

Appraisal Rights (page 126)

Under the Maryland General Corporation Law, the holders of MB Financial common stock and preferred stock will not have any appraisal rights with respect to the merger. For more information, please see “The Merger—Conversion of Shares; Exchange and Payment Procedures—Dissenting Shares”.

Conditions to the Merger (page 95)

The obligations of Fifth Third and MB Financial to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	receipt of the requisite approval of the MB Financial common stockholders of the merger and the charter amendment;

•	approval for the listing on the NASDAQ of the Fifth Third common shares to be issued in connection with the merger;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition;

•

the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the consummation of, or which prohibits or makes illegal the consummation of, the transactions contemplated by the merger agreement;

•

the accuracy of the other party’s representations and warranties as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on the other party;

•	the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by each party of an opinion from its counsel as to certain tax matters.

No Solicitation (page 91)

Under the terms of the merger agreement, MB Financial has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to, or enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement described in this paragraph) relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the MB Financial Board of Directors (after receiving the advice of its outside counsel and financial advisors), is or is more likely than not to result in a proposal which is superior to the merger with Fifth Third, if the MB Financial Board of Directors determines in good faith (after receiving the advice of its outside counsel and financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, MB Financial may furnish nonpublic information or data regarding MB Financial and participate in discussions or negotiations with such third party, provided that prior to providing any such nonpublic information or data, MB Financial will have provided such information to Fifth Third and entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between MB Financial and Fifth Third, which confidentiality agreement will not provide such third party with any exclusive right to negotiate with MB Financial.

Termination; Termination Fee (page 96)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by MB Financial’s stockholders:

•	by mutual written consent of Fifth Third and MB Financial;

•

by either Fifth Third or MB Financial, if a required regulatory approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the closing of the transactions contemplated by the merger agreement, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•

by either Fifth Third or MB Financial, if the merger has not closed by the close of business on May 20, 2019 (which we refer to as the “termination date”), unless the failure to close by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement, provided that if on the termination date all other closing conditions are satisfied other than receipt of required regulatory approvals, then the termination date may be extended for three months at the option of either Fifth Third or MB Financial;

•

by either Fifth Third or MB Financial, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured by the earlier of the termination date and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement); or

•

by Fifth Third, if, (i) prior to the approval by the MB Financial common stockholders of the merger and charter amendment, which we refer to as the “MB Financial stockholder matters”, the MB Financial Board of Directors (A) submits the MB Financial stockholder matters to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its stockholders an acquisition proposal other than the merger, or (B) materially breaches its obligation to call a stockholder meeting and recommend to its stockholders, in accordance with the terms of the merger agreement, the approval of the MB Financial stockholder matters or to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of MB Financial’s outstanding shares of common stock is commenced (other than by Fifth Third or its subsidiaries) and the MB Financial Board of Directors recommends that MB Financial’s stockholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days).

MB Financial may be required to pay Fifth Third a termination fee of $151.2 million in certain circumstances. See “The Merger Agreement—Termination; Termination Fee” beginning on page 96.

The Rights of MB Financial Stockholders Will Change as a Result of the Merger (page 104)

The rights of MB Financial stockholders will change as a result of the merger. The rights of MB Financial stockholders are governed by Maryland law and by MB Financial’s charter and bylaws. Upon completion of the merger, MB Financial common stockholders will become common shareholders of Fifth Third, and their rights will be governed by Ohio law and Fifth Third’s articles of incorporation and code of regulations. For more information, see “Comparison of Stockholders’ Rights” beginning on page 104.

If the merger is completed through the direct merger, which will be the case if the preferred stockholder merger proposal is approved by the holders of MB Financial preferred stock and the common stockholder merger proposal is approved by the holders of MB Financial common stock, each share of MB Financial preferred stock will be converted into the right to receive one share of new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as the MB Financial preferred stock, except that the Fifth Third preferred stock will have no voting rights (including upon an arrearage in the payment of dividends) except as required by Ohio law and will have certain other differences consistent with Fifth Third’s currently outstanding series of preferred stock and its articles of incorporation. For more information, see “Description of Fifth Third Capital Stock” beginning on page 118.

If the merger is completed through the alternative merger, which will be the case if the preferred stockholder merger proposal is not approved by the holders of MB Financial preferred stock and the holders of MB Financial common stock approve both the common stockholder merger proposal and the charter amendment proposal, the MB Financial preferred stock will not be converted into a share of new Fifth Third preferred stock and will instead remain outstanding and unchanged (except as modified by the charter amendment) as preferred stock of MB Financial, which will be a subsidiary of Fifth Third. Upon completion of the alternative merger, Fifth Third will control MB Financial. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

Risk Factors (page 27)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 27.

The Parties (page 44)

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Phone: (800) 972-3030

Fifth Third is an Ohio corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Fifth Third was organized in 1975 and serves as the parent holding company for Fifth Third Bank (which we refer to as “Fifth Third Bank”), its principal subsidiary, through which it provides most of its banking services. As of March 31, 2018, Fifth Third had total assets of $142 billion. Fifth Third and its subsidiaries had 18,125 full-time equivalent employees as of December 31, 2017.

Fifth Third Financial Corporation

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Phone: (800) 972-3030

Intermediary is an Ohio corporation and a wholly-owned subsidiary of Fifth Third. Intermediary was incorporated in 2001 and serves as the intermediary holding company for all of Fifth Third’s subsidiaries, including Fifth Third Bank, its principal subsidiary.

MB Financial, Inc.

800 West Madison Street

Chicago, Illinois 60607

Phone: (888) 422-6562

MB Financial is a Maryland corporation and a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. Its primary market is the Chicago metropolitan area. Through its bank subsidiary, MB Financial Bank, N.A. (which we sometimes refer to as “MB Financial Bank”), it offers a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that it serves. As of March 31, 2018, on a consolidated basis, MB Financial had total assets of $20.2 billion, total deposits of $15.0 billion and stockholders’ equity of $2.9 billion.

SELECTED HISTORICAL FINANCIAL DATA FOR MB FINANCIAL

The following table summarizes financial results achieved by MB Financial, Inc. for the periods and at the dates indicated and should be read in conjunction with MB Financial’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that MB Financial has previously filed with the SEC. Historical financial information for MB Financial can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of MB Financial believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2018 and 2017 indicate results for any future period.

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
RESULTS OF OPERATIONS—FOR THE PERIOD
Interest income	$177	$156	$672	$557	$494	$375	$298
Interest expense	24	13	70	39	29	24	26

Net interest income	153	143	602	518	465	351	272
Provision for credit losses	7	4	22	20	21	12	(6)

Net interest income after provision for credit losses	146	139	581	498	444	339	278

Noninterest income	93	92	367	375	322	221	154
Noninterest expense	168	156	659	620	534	437	295

Income before income taxes	71	75	289	253	232	123	137
Applicable income tax expense (benefit)	14	21	(15)	79	73	37	39

Net income	57	54	304	174	159	86	98
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—

Net income attributable to MB Financial	$57	$54	$304	$174	$159	$86	$98

Net income attributable to MB Financial common stockholders	$69	$53	$296	$166	$150	$82	$98

PER COMMON SHARE
Net income attributable to MB Financial common stockholders	$0.82	$0.63	$3.53	$2.16	$2.03	$1.32	$1.81
Net income attributable to MB Financial common stockholders—assuming dilution	0.81	0.62	3.49	2.13	2.02	1.31	1.79
Cash dividends declared per share	0.24	0.19	0.82	0.74	0.65	0.52	0.44
Book value at period end	32.59	29.83	32.17	29.43	26.77	25.58	24.14
Dividend payout ratio	29.6%	30.6%	23.5%	34.7%	32.2%	39.7%	24.6%
Weighted-average common shares outstanding—basic (in thousands)	84,066	83,662	83,837	76,969	74,178	62,012	54,510
Weighted-average common shares outstanding—diluted (in thousands)	84,896	84,778	84,823	77,976	74,849	62,573	54,994

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)

BALANCE SHEET DATA—AT PERIOD END
Loans and leases, including held for sale	$14,497	$13,452	$14,515	$13,486	$10,539	$9,820	$5,713
Interest-earning assets	17,290	16,412	17,178	16,494	13,542	12,599	8,334
Total assets	20,168	19,146	20,087	19,302	15,585	14,602	9,641
Deposits	14,971	13,999	14,958	14,110	11,505	10,991	7,381
Long-term debt	851	316	505	312	400	83	62
MB Financial stockholders’ equity	2,934	2,616	3,010	2,579	2,087	2,028	1,327
MB Financial common stockholders’ equity	2,740	2,501	2,700	2,464	1,972	1,913	1,327

PERFORMANCE RATIOS
Return on average total assets	1.15%	1.16%	1.55%	1.03%	1.07%	0.75%	1.05%
Return on average common equity	10.3	8.6	11.7	7.7	7.8	5.3	7.6
Net interest margin (FTE)	3.67	3.69	3.70	3.70	3.81	3.75	3.57

CAPITAL RATIOS
MB Financial average stockholders’ equity to average assets	14.85%	13.62%	13.58%	13.45%	13.89%	13.96%	13.82%
MB Financial average common stockholders’ equity to average assets	13.59	13.01	12.88	12.77	13.11	13.59	13.82
Tier 1 risk-based capital	10.64	9.54	11.20	9.40	11.54	12.61	15.28
Total risk-based capital	13.57	11.80	14.23	11.63	12.54	13.62	16.53
Tier 1 leverage	9.73	8.58	10.02	8.38	10.40	10.47	11.22

OTHER DATA
Full-time equivalent employees	3,567	3,494	3,574	3,486	2,980	2,839	1,775
Branches	86	95	86	96	81	86	85

FTE = Fully taxable-equivalent

SELECTED HISTORICAL FINANCIAL DATA FOR FIFTH THIRD

The following table summarizes financial results achieved by Fifth Third for the periods and at the dates indicated and should be read in conjunction with Fifth Third’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Fifth Third has previously filed with the SEC. Historical financial information for Fifth Third can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus for instructions on how to obtain the information that has been incorporated by reference into this proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2018 and 2017 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Fifth Third believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the three months ended March 31, 2018 and 2017 indicate results for any future period.

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
RESULTS OF OPERATIONS—FOR THE PERIOD
Interest income	$1,206	$1,086	$4,489	$4,193	$4,028	$4,030	$3,973
Interest expense	210	153	691	578	495	451	412

Net interest income	996	933	3,798	3,615	3,533	3,579	3,561
Provision for loan and lease losses	23	74	261	343	396	315	229

Net interest income after provision for loan and lease losses	973	859	3,537	3,272	3,137	3,264	3,332
Noninterest income	909	523	3,224	2,696	3,003	2,473	3,227
Noninterest expense	1,046	986	3,990	3,903	3,775	3,709	3,961

Income before income taxes	836	396	2,771	2,065	2,365	2,028	2,598
Applicable income tax expense	132	91	577	505	659	545	772

Net income	704	305	2,194	1,560	1,706	1,483	1,826
Less: Net income attributable to noncontrolling interests	—	—	—	(4)	(6)	2	(10)

Net income attributable to Fifth Third	704	305	2,194	1,564	1,712	1,481	1,836

Net income attributable to Fifth Third common shareholders	$689	$290	$2,119	$1,489	$1,637	$1,414	$1,799

PER COMMON SHARE
Net income attributable to Fifth Third common shareholders	0.99	0.38	2.88	1.95	2.03	1.68	2.05
Net income attributable to Fifth Third common shareholders—assuming dilution	0.97	0.38	2.83	1.93	2.01	1.66	2.02
Cash dividends declared per share	0.16	0.14	0.60	0.53	0.52	0.51	0.47
Book value at period end	21.68	20.13	21.67	19.82	18.48	17.35	15.85
Dividend payout ratio	16.2%	36.8%	20.8%	27.2%	25.6%	30.3%	22.9%
Weighted-average common shares outstanding—basic (in thousands)	689,820	747,668	728,289	757,432	798,628	833,116	869,463
Weighted-average common shares outstanding—diluted (in thousands)	704,101	760,809	740,691	764,495	807,659	842,967	894,736

	Three months ended March 31,		Years ended December 31,
(dollars in millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
	(unaudited)

BALANCE SHEET DATA—AT PERIOD END
Loans and leases, including held for sale	$92,687	$92,244	$92,462	$92,849	$93,485	$91,345	$89,558
Interest-earning assets	127,265	126,134	127,921	127,222	125,656	122,214	113,822
Total assets	141,500	140,200	142,193	142,177	141,082	138,706	130,443
Deposits	105,461	104,156	103,162	103,821	103,205	101,712	99,275
Long-term debt	14,800	13,658	14,904	14,388	15,844	14,967	9,633
Fifth Third common shareholders’ equity	14,853	15,099	15,034	14,874	14,508	14,295	13,555
Fifth Third shareholders’ equity	16,184	16,430	16,365	16,205	15,839	15,626	14,589

PERFORMANCE RATIOS
Return on average total assets	2.02%	0.88%	1.56%	1.10%	1.22%	1.12%	1.48%
Return on average common equity	18.6	7.8	13.9	9.8	11.3	10.0	13.1
Net interest margin (FTE)	3.18	3.02	3.03	2.88	2.88	3.10	3.32

CAPITAL RATIOS
Fifth Third average shareholders’ equity to average assets	11.52%	11.72%	11.80%	11.67%	11.33%	11.59%	11.56%
Fifth Third average common shareholders’ equity to average assets	10.58	10.77	10.85	10.73	10.38	10.68	11.07
Tier 1 risk-based capital	11.95	11.90	11.74	11.50	10.93	10.83	10.43
Total risk-based capital	15.25	15.45	15.16	15.02	14.13	14.33	14.17
Tier 1 leverage	10.11	10.15	10.01	9.90	9.54	9.66	9.73

OTHER DATA
Full-time equivalent employees	18,344	17,763	18,125	17,844	18,261	18,351	19,446
Branches	1,153	1,155	1,154	1,191	1,254	1,302	1,320

FTE = Fully taxable-equivalent

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend, and book value per common share data for Fifth Third and MB Financial on a historical basis and on a pro forma combined basis, for the three months ended March 31, 2018 and the basic earnings, diluted earnings and cash dividend per common share for the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of Fifth Third and MB Financial using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of MB Financial at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below should be read in conjunction with Fifth Third’s and MB Financial’s audited financial statements as of and for the year ended December 31, 2017 and their respective unaudited financial statements as of and for the three months ended March 31, 2018. This information is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Fifth Third As Reported	MB Financial As Reported	Pro Forma Combined Fifth Third(a)	Pro Forma Equivalent Per Share Information(b)
For the three months ended March 31, 2018:
Basic earnings per common share	$0.99	$0.82	$0.92	$1.33
Diluted earnings per common share	0.97	0.81	0.90	1.31
Cash dividends declared per common share(c)	0.16	0.24	0.16	0.23
Book value per common share at March 31, 2018(d)	21.68	32.59	22.97	33.30

For the year ended December 31, 2017:
Basic earnings per common share	$2.88	$3.53	$2.79	$4.04
Diluted earnings per common share	2.83	3.49	2.74	3.98
Cash dividends declared per common share(c)	0.60	0.82	0.60	0.87

(a)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding for the period.
(b)	Pro forma equivalent per share information is calculated based on pro forma combined multiplied by the exchange ratio of 1.45.
(c)	Pro forma dividends per share represent Fifth Third’s historical dividends per common share.
(d)	Book value per common share is calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of the period.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices, as well as the dividend paid, per Fifth Third common share, which trades on the NASDAQ under the symbol “FITB,” and per share of MB Financial common stock, which trades on the NASDAQ under the symbol “MBFI.”

	Fifth Third Common Shares			MB Financial Common Stock
	High	Low	Dividend	High	Low	Dividend
2016
First Quarter	$19.73	$13.84	$0.13	$33.62	$27.98	$0.17
Second Quarter	19.34	16.02	0.13	36.71	30.53	0.19
Third Quarter	21.11	16.26	0.13	39.50	34.88	0.19
Fourth Quarter	27.88	19.57	0.14	48.06	35.00	0.19

2017
First Quarter	$28.97	$24.02	$0.14	$48.47	$39.97	$0.19
Second Quarter	26.69	23.20	0.14	45.22	39.20	0.21
Third Quarter	28.06	24.66	0.16	45.54	38.28	0.21
Fourth Quarter	31.83	27.38	0.16	47.64	42.39	0.21

2018
First Quarter	$34.57	$30.18	$0.16	$47.50	$39.15	$0.24
Second Quarter	$34.67	$28.55	$0.18	$51.59	$39.68	$0.24
Third Quarter (through August 1, 2018)	$30.28	$28.29	—	$49.35	$46.11	—

On May 18, 2018, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per Fifth Third common share on the NASDAQ was $33.56 and the closing sale price per share of MB Financial common stock on the NASDAQ was $43.65. On August 1, 2018, the latest practicable trading date before the date of this proxy statement/prospectus, the last sale price per Fifth Third common share on the NASDAQ was $29.78 and the last sale price per share of MB Financial common stock on the NASDAQ was $48.60.

FIFTH THIRD SHARE REPURCHASES

On May 21, 2018, Fifth Third issued a press release announcing that it intended to complete its 2017 Comprehensive Capital Analysis and Review buyback plan by repurchasing up to $235 million of Fifth Third common stock before the beginning of the proxy solicitation in connection with the MB Financial stockholder vote on the merger and, subject to regulatory approvals, may repurchase additional shares of Fifth Third common stock after the MB Financial stockholder vote. On May 23, 2018, in furtherance of this objective, Fifth Third entered into a new share repurchase agreement (the “Repurchase Agreement”) with Morgan Stanley & Co. LLC (“MSCO”) providing for the purchase by Fifth Third of approximately $235 million of its outstanding common stock. Under the Repurchase Agreement, Fifth Third paid $235 million to MSCO on May 25, 2018, and on the same date received from MSCO 6,402,244 shares, which represented a substantial majority of the shares underlying the Repurchase Agreement. At settlement of the Repurchase Agreement on June 15, 2018, MSCO delivered 1,172,122 additional shares of Fifth Third’s common stock to Fifth Third, which was based generally on a discount to the average of the daily volume-weighted average NASDAQ prices of Fifth Third’s common stock during the term of the Repurchase Agreement (which volume-weighted average NASDAQ price was $31.1817).

On July 19, 2018, Fifth Third announced in its earnings press release for the second quarter of 2018 that the Board of Governors of the Federal Reserve System did not object to Fifth Third’s 2018 Comprehensive Capital Analysis and Review buyback plan and Fifth Third intended to repurchase up to $500 million of Fifth Third common stock before the beginning of the proxy solicitation in connection with the MB Financial stockholder vote on the merger and may repurchase additional shares of Fifth Third common stock after the MB Financial stockholder vote. As of August 1, 2018, Fifth Third repurchased 15,380,229 shares at a volume-weighted average price of $29.46 under this buyback plan. Fifth Third expects to purchase up to approximately 1,750,000 additional shares of Fifth Third’s common stock on August 2, 2018.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Fifth Third’s and MB Financial’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Fifth Third’s and MB Financial’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page 27), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability to satisfy closing conditions to the merger, including the approval by MB Financial stockholders, on the expected terms and schedule;

•

the ability to obtain regulatory approvals required to complete the merger, and the timing and conditions for such approvals, including conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay or the abandonment of the merger or otherwise have an adverse impact on the surviving company;

•	delay in closing the merger;

•	difficulties and delays in integrating the Fifth Third and MB Financial businesses or fully realizing cost savings and other benefits;

•	business disruptions resulting from or following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of Fifth Third’s and MB Financial’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestiture;

•	economic conditions; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Fifth Third and MB Financial claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except to the extent required by applicable law, Fifth Third and MB Financial do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the dates on which the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Fifth Third, MB Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 133.

Risks Related to the Merger

Because the Market Price of Fifth Third Common Shares Will Fluctuate, MB Financial Common Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of MB Financial common stock will be converted into the per share merger consideration consisting of Fifth Third common shares and cash pursuant to the terms of the merger agreement. The stock portion of the merger consideration that MB Financial stockholders will receive is a fixed number of Fifth Third common shares; it is not a number of shares with a particular fixed market value. See “The Merger—Terms of the Merger” beginning on page 46. The market value of Fifth Third common shares and MB Financial common stock at the effective time of the merger may vary significantly from their respective values on the date the merger agreement was executed or at other dates, including the date on which MB Financial stockholders vote on the approvals needed for the merger. Because the exchange ratio relating to the stock portion of the merger consideration is fixed at 1.45 and will not be adjusted to reflect any changes in the market value of Fifth Third common shares or MB Financial common stock, the market value of the Fifth Third common shares issued in connection with the merger and the MB Financial common stock converted in connection with the merger may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Accordingly, at the time of the special meeting, MB Financial common stockholders will not know or be able to calculate the market value of the Fifth Third common shares they would receive upon the completion of the merger. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Fifth Third or MB Financial, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Fifth Third and MB Financial.

MB Financial Common Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

MB Financial common stockholders currently have the right to vote in the election of the MB Financial Board of Directors and on other matters requiring stockholder approval under Maryland law and MB Financial’s charter and bylaws. Upon the completion of the merger, each MB Financial common stockholder will become a stockholder of Fifth Third with a percentage ownership of Fifth Third that is smaller than such stockholder’s percentage ownership of MB Financial. Additionally, only two out of the expected fourteen members of the Fifth Third Board of Directors at the effective time of the merger will be appointed by MB Financial upon the completion of the merger. Based on the number of issued and outstanding Fifth Third common shares and shares of MB Financial common stock on August 1, 2018, and based on the exchange ratio of 1.45, the common stockholders of MB Financial, as a group, will receive shares in the merger constituting approximately 16% of Fifth Third common shares expected to be outstanding immediately after the merger (without giving effect to any Fifth Third common shares held by MB Financial common stockholders prior to the merger). Because of this, current MB Financial common stockholders, as a group, will have less influence on the Board of Directors, management and policies of Fifth Third (as the combined company following the merger) than they now have on the Board of Directors, management and policies of MB Financial.

The Market Price of Fifth Third Common Shares After the Merger May be Affected by Factors Different from Those Currently Affecting the Prices of Fifth Third Common Shares and MB Financial Common Stock.

Upon completion of the merger, holders of MB Financial common stock will become holders of Fifth Third common shares. Fifth Third’s businesses differ from those of MB Financial, and accordingly the results of operations of Fifth Third will be affected by some factors that are different from those currently affecting the results of operations of MB Financial. For example, Fifth Third operates in certain states of the United States, including Florida, Georgia, Kentucky, Michigan, North Carolina, Ohio, Tennessee and West Virginia, where MB Financial does not have significant operations. Accordingly, the results of operations of Fifth Third will be affected by business and other developments in those areas of the country to a larger extent than those of MB Financial. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 133.

Fifth Third May Fail to Realize the Anticipated Benefits of the Merger.

Fifth Third and MB Financial have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Fifth Third’s ability to combine the businesses of Fifth Third and MB Financial in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of Fifth Third or MB Financial or result in decreased revenues due to any loss of customers. If Fifth Third is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial condition, operating results and prospects.

Certain employees may not be employed by Fifth Third after the merger. In addition, employees that Fifth Third wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Fifth Third’s or MB Financial’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Fifth Third or MB Financial to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Among the factors considered by the Boards of Directors of Fifth Third and MB Financial in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties and the effect of the merger on competition. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve Board has stated that if supervisory issues arise during processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Fifth Third may be required to withdraw its application for approval of the proposed merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Fifth Third and MB Financial believe that the proposed transactions should not raise significant regulatory concerns and that Fifth Third will be able to obtain all requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banking institutions, particularly for larger institutions, has increased since the financial crisis. In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, Fifth Third and MB Financial will not be required to take actions that would reasonably be expected to have a material adverse effect on Fifth Third and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to MB Financial and its subsidiaries, taken as a whole).

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger and charter amendment by the MB Financial common stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of any of the proposed transactions, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the Fifth Third common shares to be issued in connection with the merger for listing on the NASDAQ, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or Fifth Third or MB Financial may elect to terminate the merger agreement in certain other circumstances.

Termination of the Merger Agreement Could Negatively Impact MB Financial.

If the merger is not completed for any reason, including as a result of MB Financial stockholders declining to approve the MB Financial stockholder matters, the ongoing business of MB Financial may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, MB Financial would be subject to a number of risks, including the following:

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MB Financial may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•	MB Financial may experience negative reactions from its customers, vendors and employees;

•	MB Financial will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

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the merger agreement places certain restrictions on the conduct of MB Financial’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Fifth Third (not to be unreasonably withheld, conditioned or delayed), may prevent MB Financial from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 86 of this proxy statement/prospectus for a description of the restrictive covenants applicable to MB Financial); and

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matters relating to the merger (including integration planning) will require substantial commitments of time and resources by MB Financial management, which would otherwise have been devoted to other opportunities that may have been beneficial to MB Financial as an independent company.

If the merger agreement is terminated and MB Financial’s Board of Directors seeks another merger or business combination, MB Financial stockholders cannot be certain that MB Financial will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Fifth Third has agreed to provide in the merger, or that such other merger or business combination will be completed. If the merger agreement is terminated under certain circumstances, MB Financial may be required to pay a termination fee of $151.2 million to Fifth Third. See “The Merger Agreement—Termination; Termination Fee” on page 96.

MB Financial Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MB Financial and consequently on Fifth Third. These uncertainties may impair MB Financial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with MB Financial to seek to change existing business relationships with MB Financial. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the business, Fifth Third’s business following the merger could be negatively impacted. In addition, the merger agreement restricts MB Financial from making certain acquisitions and taking other specified actions without the consent of Fifth Third until the merger occurs. These restrictions may prevent MB Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Completion of the Merger” beginning on page 86.

MB Financial Directors and Officers May Have Interests in the Merger Different From the Interests of MB Financial Stockholders.

The interests of some of the directors and executive officers of MB Financial may be different from those of MB Financial stockholders, and directors and officers of MB Financial may be participants in arrangements that are different from, or are in addition to, those of MB Financial stockholders. See “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire MB Financial for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to MB Financial that might result in greater value to MB Financial’s stockholders than the merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire MB Financial than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on MB Financial from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by MB Financial’s Board of Directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. MB Financial also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if MB Financial receives an alternative acquisition proposal that its Board of Directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, MB Financial may be required to pay Fifth Third a termination fee of $151.2 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “The Merger Agreement—Termination; Termination Fee” beginning on page 96.

The Opinion of MB Financial’s Financial Advisor Delivered to the MB Financial Board of Directors Prior to the Signing of the Merger Agreement Will Not Reflect Changes in Circumstances Following the Date of the Opinion.

The opinion from MB Financial’s financial advisor was delivered on and dated May 20, 2018. Changes in the operations and prospects of MB Financial or Fifth Third, general market and economic conditions and other factors that may be beyond the control of MB Financial or Fifth Third may significantly alter the value of MB Financial or the prices of the Fifth Third common shares or shares of MB Financial common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. See “The Merger—Opinion of MB Financial’s Financial Advisor” beginning on page 59.

Fifth Third and MB Financial Will Incur Transaction and Integration Costs in Connection with the Merger.

Each of Fifth Third and MB Financial has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, Fifth Third will incur integration costs following the completion of the merger as Fifth Third integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “—Fifth Third May Fail to Realize the Anticipated Benefits of the Merger” above. Fifth Third and MB Financial may also incur additional costs to maintain employee morale and to retain key employees. Fifth Third and MB Financial will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed.

MB Financial Stockholders Will Become Stockholders of an Ohio Corporation and Will Have Their Rights As Stockholders Governed by Fifth Third’s Organizational Documents and Ohio Law.

Upon completion of the merger, holders of shares of MB Financial common stock, MB Financial stock options, MB Financial restricted stock awards, MB Financial restricted stock unit awards, MB Financial performance share unit awards and MB Financial preferred stock will become holders of Fifth Third common shares, Fifth Third stock options, Fifth Third restricted stock awards or Fifth Third restricted stock unit awards and, solely in the case of the direct merger, new Fifth Third preferred stock, which will be governed by Fifth Third’s organizational documents and the Ohio General Corporation Law. As a result, there will be differences between the rights currently enjoyed by MB Financial stockholders and the rights they expect to have as stockholders of the combined company. See “Comparison of Stockholders’ Rights” beginning on page 104.

Potential Litigation Against MB Financial and Fifth Third Could Result in an Injunction Preventing the Completion of the Merger or a Judgment Resulting in the Payment of Damages.

Stockholders of MB Financial may file lawsuits against Fifth Third, MB Financial and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to MB Financial and/or Fifth Third, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Fifth Third’s business, financial condition, results of operations and cash flows.

Additional Risks Relating to the New Fifth Third Preferred Stock or MB Financial Preferred Stock

Fifth Third’s Creditworthiness May Affect the Market Value of the New Fifth Third Preferred Stock.

The value of the new Fifth Third preferred stock if the direct merger is completed will be affected, among other things, by Fifth Third’s general creditworthiness. For a discussion and analysis of known material trends and events, and risks or uncertainties that are reasonably expected to have a material effect on Fifth Third’s business, financial condition or results of operations, you should review the Fifth Third documents incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 133.

Changes in Credit Ratings May Affect the Market Value of the New Fifth Third Preferred Stock.

If the direct merger is completed, real or anticipated changes in credit ratings on Fifth Third or the new Fifth Third preferred stock may affect the market value of the new Fifth Third preferred stock. In addition, real or anticipated changes in credit ratings can affect the cost at which Fifth Third can transact or obtain funding, and thereby affect Fifth Third’s liquidity, business, financial condition or results of operations.

In the Event of Fifth Third’s Insolvency, the New Fifth Third Preferred Stock Will Rank Junior to Other Securities.

In the event of Fifth Third’s insolvency, any new Fifth Third preferred stock issued in the direct merger and outstanding will rank equally with certain of Fifth Third’s other outstanding series of preferred stock. If Fifth Third becomes insolvent or is wound up, its assets must be used to pay its deposit liabilities and other debt, including subordinated debt, before payments may be made on Fifth Third’s preferred stock, including the new Fifth Third preferred stock. See “Description of Fifth Third Capital Stock” beginning on page 118.

Yields on Similar Securities Will Likely Affect the Market Value of the New Fifth Third Preferred Stock.

Prevailing yields on securities similar to the new Fifth Third preferred stock will likely affect the market value of the new Fifth Third preferred stock. Assuming all other factors remain unchanged, the market value of the new Fifth Third preferred stock will likely decline as prevailing yields for similar securities rise, and will likely increase as prevailing yields for similar securities decline.

An active trading market for the new Fifth Third preferred stock (or related depositary shares) does not exist and may not develop and the market price and liquidity of the depositary shares may be adversely affected.

The new Fifth Third preferred stock (or related depositary shares), if issuable, are new issues of securities with no established trading market. Fifth Third will use its reasonable best efforts to cause the new Fifth Third preferred stock (or related depositary shares) to be approved for listing on the NASDAQ. However, Fifth Third cannot be certain that the new Fifth Third preferred stock (or related depositary shares) will qualify for listing. If they do not qualify for listing, or if an active trading market does not develop, holders of new Fifth Third preferred stock may have difficulty selling any of the new Fifth Third preferred stock (or related depositary shares). Fifth Third cannot predict the extent to which investor interest in the new Fifth Third preferred stock (or related depositary shares) will lead to the development of an active trading market on the NASDAQ or how liquid that market might become. If an active, liquid market does not develop for the new Fifth Third preferred stock (or related depositary shares), the market price and liquidity of the depositary shares may be adversely affected.

If the alternative merger is effected, the price for MB Financial preferred stock that remains outstanding may be depressed.

If the alternative merger is effected, then the MB Financial preferred stock will remain outstanding after consummation of the alternative merger. However, Fifth Third currently expects to delist the MB Financial preferred stock from the NASDAQ and terminate MB Financial’s registration and reporting obligations with the SEC so that at or promptly following the closing of the alternative merger, the MB Financial preferred stock will no longer trade on the NASDAQ or any other securities exchange. Additionally, MB Financial will no longer file reports or other public disclosure with the SEC. As a result, these actions may have a significant and adverse effect on the liquidity of, and the price of, the MB Financial preferred stock and may result in the MB Financial preferred stock being less liquid for an indefinite period of time.

If the alternative merger is effected, the outstanding shares of MB Financial preferred stock will vote with Fifth Third, as the sole holder of MB Financial common stock, on all matters submitted to a vote of the common stockholders of MB Financial.

Upon completion of the alternative merger, MB Financial will be a subsidiary of Fifth Third, who will control MB Financial. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

Risks Relating to the Tax Consequences of the Merger

If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then MB Financial stockholders may be responsible for payment of U.S. income taxes related to the consideration they receive in the merger.

The United States Internal Revenue Service (“IRS”) may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, each MB Financial stockholder would recognize a gain or loss equal to the difference between the sum of any cash consideration and the fair market value of the Fifth Third common shares or Fifth Third preferred stock, as applicable, received by the stockholder in the merger, and such stockholder’s adjusted tax basis in the shares of MB Financial common stock or MB Financial preferred stock exchanged therefor.

The alternative merger’s qualification as a tax-free reorganization is dependent on the market price of Fifth Third common shares and if the market price of Fifth Third common shares declines significantly the merger agreement may be terminated or the alternative merger may not constitute a tax-free reorganization.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. One of those conditions includes the receipt by both parties of legal opinions from their respective tax counsels that the alternative merger constitutes a tax-free reorganization. The qualification of the alternative merger as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code depends on the application of numerous technical requirements, including whether MB Financial stockholders will receive a sufficient amount of Fifth Third common shares to satisfy the “control” test applicable to the alternative merger. For purposes of Section 368(a)(2)(E) of the Internal Revenue Code, “control” is defined by Section 368(c) as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the alternative merger, of the Fifth Third common shares received by holders of MB Financial common stock in exchange for MB Financial common stock relative to the value of the consideration other than Fifth Third common shares received by holders of MB Financial common stock in exchange for shares of MB Financial common stock in connection with the alternative merger.

Due to uncertainty surrounding the market price of Fifth Third common shares immediately prior to the closing, if the market price of Fifth Third common shares declines, neither Fifth Third nor MB Financial can assure you that they will be able to obtain legal opinions from their respective tax counsels that the alternative merger constitutes a tax-free reorganization under Section 368(a)(2)(E). Therefore, the legal opinion condition to the closing of the alternative merger may not be fulfilled in a timely manner or at all, and, accordingly, the alternative merger may not be completed.

Further, even if Fifth Third and MB Financial later determine to take the position that the alternative merger qualifies as a tax-free reorganization, neither Fifth Third nor MB Financial can assure you that the IRS will accept the treatment of the alternative merger as a reorganization. If the IRS were to challenge such treatment and successfully contend that the alternative merger failed to qualify as a reorganization, the alternative merger would be a fully taxable transaction to MB Financial stockholders.

Additional Risks Relating to Fifth Third and MB Financial After the Merger

Fifth Third’s and MB Financial’s businesses are, and will continue to be, subject to the risks described in (i) Part I, Item 1A in Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) Part I, Item 1A in MB Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in each case, as such risks may be updated or supplemented in each company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC and incorporated by reference in this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” beginning on page 133.

MB FINANCIAL SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of MB Financial stockholders will be held on September 18, 2018, at 8:30 a.m. local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018. On or about August 3, 2018, this proxy statement/prospectus was mailed to holders of MB Financial common stock and MB Financial preferred stock entitled to vote at the special meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	for the holders of MB Financial preferred stock to approve the direct merger (which we refer to as the “preferred stockholder merger proposal”);

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for the holders of MB Financial common stock to approve the merger (whether effected as the direct merger or, in the event the preferred stockholders do not approve the preferred stockholder merger proposal, as the alternative merger) (which we refer to as the “common stockholder merger proposal”);

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for the holders of MB Financial common stock to approve an amendment to the charter of MB Financial and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, to become effective immediately prior to the alternative merger in the event the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal (which we refer to as the “charter amendment proposal”);

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for the holders of MB Financial common stock to approve, on a non-binding, advisory basis, the compensation to be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70 (which we refer to as the “merger-related compensation proposal”);

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for the holders of MB Financial preferred stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial preferred stock in favor of the preferred stockholder merger proposal (which we refer to as the “preferred stockholder adjournment proposal”); and

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for the holders of MB Financial common stock to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of MB Financial common stock in favor of the common stockholder merger proposal and/or the charter amendment proposal (which we refer to as the “common stockholder adjournment proposal).

Recommendation of the MB Financial Board of Directors

The MB Financial Board of Directors recommends that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal, “FOR” the charter amendment proposal, “FOR” the merger-related compensation proposal and “FOR” the common stockholder adjournment proposal (if necessary or appropriate), and recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the MB Financial Board of Directors and Reasons for the Merger” beginning on page 54.

Record Date and Quorum

The MB Financial Board of Directors has fixed the close of business on August 1, 2018 as the record date for determining the holders of MB Financial common stock and the holders of MB Financial preferred stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 84,420,704 shares of MB Financial common stock outstanding and entitled to vote at the MB Financial special meeting held by 1,366 holders of record. Each share of MB Financial common stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting by the common stockholders, provided, however, that pursuant to Section F of Article 5 of MB Financial’s charter, no person who beneficially owns more than 14.9% of the shares of MB Financial common stock outstanding as of the record date may vote shares in excess of this limit.

As of the record date, there were 200,000 shares of MB Financial preferred stock outstanding, all of which were held by Computershare Inc. and Computershare Trust Company N.A. (which we refer to collectively as the “depositary”), on behalf of the holders of depositary shares each representing a 1/40th interest in a share of MB Financial preferred stock. Under the terms of the deposit agreement among MB Financial, the depositary and the holders from time to time of the depositary receipts evidencing the depositary shares, the depositary is required to vote the MB Financial preferred stock in accordance with the instructions of the holders of the depositary shares. Where we refer to “holders of MB Financial preferred stock” or “MB Financial preferred stockholders,” this includes holders of the depositary shares unless the context indicates otherwise.

The holders of a majority of the outstanding shares of MB Financial common stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the common stockholders. The holders of a majority of the outstanding shares of MB Financial preferred stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the preferred stockholders.

As of the record date, the directors and executive officers of MB Financial and their affiliates beneficially owned and were entitled to vote 1,866,405 shares of MB Financial common stock, representing approximately 2.2% of the shares of MB Financial common stock outstanding on that date. MB Financial currently expects that its directors and executive officers will vote their shares of MB Financial common stock in favor of the common stockholder merger proposal, the charter amendment proposal, the merger-related compensation proposal and the common stockholder adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the record date, none of the directors and executive officers of MB Financial and their affiliates beneficially owned any depositary shares representing interests in MB Financial preferred stock. As of the record date, excluding shares held in a fiduciary or agency capacity, neither Fifth Third nor any of its directors and executive officers and their affiliates beneficially owned any shares of MB Financial common stock or depositary shares representing interests in MB Financial preferred stock.

Required Vote

Preferred Stockholder Merger Proposal

The affirmative vote of the holders of at least two-thirds of the outstanding shares of MB Financial preferred stock as of the record date is required to approve the preferred stockholder merger proposal.

Common Stockholder Merger Proposal

The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock as of the record date and entitled to vote thereon is required to approve the common stockholder merger proposal.

Charter Amendment Proposal

The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock as of the record date and entitled to vote thereon is required to approve the charter amendment proposal.

Merger-Related Compensation Proposal

The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock on the merger-related compensation proposal is required to approve the merger-related compensation proposal.

Common Stockholder Adjournment Proposal

The affirmative vote of a majority of the votes cast by the holders of MB Financial common stock on the common stockholder adjournment proposal is required to approve the common stockholder adjournment proposal.

Preferred Stockholder Adjournment Proposal

The affirmative vote of a majority of the votes cast by the holders of MB Financial preferred stock is required to approve the preferred stockholder adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when an MB Financial stockholder attends the MB Financial special meeting, either in person or by proxy, but abstains from voting.

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For the preferred stockholder merger proposal, the common stockholder merger proposal and the charter amendment proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposals.

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For the merger-related compensation proposal, the common stockholder adjournment proposal and the preferred stockholder adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Proxies and Voting Instructions; Incomplete Proxies and Voting Instructions

If you are a holder of record of shares of MB Financial common stock, you may authorize the persons named in the enclosed proxy card to vote your shares of MB Financial common stock at the special meeting in the manner you direct. You may also use one of the following voting methods:

•

By telephone: Use any touch-tone telephone to vote your shares 24 hours a day, 7 days a week. Call (800) 690-6903 and then follow the voice instructions. Please have your proxy card and your social security number or tax identification number available when you call.

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Through the Internet: Use the Internet to vote your shares 24 hours a day, 7 days a week. Follow the instructions as prompted by the menu found at www.proxyvote.com to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

MB Financial requests that you vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it as soon as possible in the enclosed postage-paid envelope.

When a properly executed proxy card is returned by a holder of record of MB Financial common stock prior to the special meeting, the shares of MB Financial common stock represented by the proxy card will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any properly executed proxy card is returned by a holder of record of MB Financial common stock without indication as to how to vote, the shares of MB Financial common stock represented by the proxy card will be voted as recommended by the MB Financial Board of Directors.

If you hold shares of MB Financial common stock or depositary shares representing interests in MB Financial preferred stock in “street name” through a broker, bank or other nominee, you should check the voting instruction form provided to you by that firm to determine whether you may vote by telephone or the Internet. Please refer to the voting instruction form for the applicable deadline for voting your shares or depositary shares.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OR DEPOSITARY SHARES YOU OWN. PLEASE VOTE, USING ONE OF THE AVAILABLE METHODS, AS SOON AS POSSIBLE.

Shares Held in Street Name

If you hold shares of MB Financial common stock, or depositary shares representing interests in MB Financial preferred stock, in “street name” through a broker, bank or other holder of record, you must provide the record holder of your shares or depositary shares with instructions on how to vote your shares or depositary shares. Please follow the voting instructions provided by the broker or bank. You may not vote shares held in street name by returning a proxy card directly to MB Financial or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of MB Financial stock on behalf of their customers may not give a proxy to MB Financial to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you hold shares of MB Financial common stock, or depositary shares representing interests in MB Financial preferred stock, in street name and do not instruct your broker, bank or other nominee on how to vote your shares or depositary shares, your broker, bank or other nominee will not vote your shares or depositary shares on any proposal on which you are entitled to vote. In the case of the preferred stockholder merger proposal, the common stockholder merger proposal or the charter amendment proposal, this will have the same effect as a vote cast “AGAINST” the proposal. In the case of the merger-related compensation proposal, the common stockholder adjournment proposal or the preferred stockholder adjournment proposal, this will have no effect on the proposal.

Shares Held Through MB Financial 401(k) Profit Sharing Plan

If you hold shares of MB Financial common stock through the MB Financial 401(k) profit sharing plan, you are entitled to instruct the plan trustee on how to vote the shares allocated to your plan account. Plan shares for which voting instructions are not received, or are not timely received, by the plan trustee will be voted in the same proportion as the shares for which timely voting instructions are received by the plan trustee. Refer to the voting instructions form for your plan shares for additional information, including the deadline for submitting your voting instructions.

Revocability of Proxies/Voting Instructions and Changes to a Vote

If you are a holder of record of MB Financial common stock and have submitted your proxy and would like to revoke your proxy, you may do so before your shares are voted at the special meeting by: (i) filing a notice with the Corporate Secretary of MB Financial revoking your proxy, (ii) filing a new, subsequently dated proxy card (whether by proxy card online or by telephone) or (iii) by attending the special meeting and voting your shares in person. Your presence at the special meeting alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares or depositary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Unless so revoked, the shares and depositary shares represented by such proxies and voting instructions will be voted at the special meeting and all adjournments or postponements of the special meeting.

Solicitation of Proxies and Voting Instructions

The cost of solicitation of proxies and voting instructions for the special meeting will be borne by MB Financial. MB Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending materials to the beneficial owners of common stock and depositary shares. MB Financial has retained D.F. King to assist in the solicitation of proxies and voting instructions for a fee of approximately $10,000 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition to solicitations by mail, MB Financial’s directors, officers and regular employees may solicit proxies and voting instructions personally or by telephone without additional compensation.

Attending the Special Meeting

All holders of MB Financial common stock and depositary shares representing interests in MB Financial preferred stock as of the record date, or their duly appointed proxies, may attend the special meeting.

If your shares of MB Financial common stock or depositary shares representing interests in MB Financial preferred stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the special meeting, please bring evidence of your beneficial ownership of your shares or depositary shares (e.g., a copy of a recent brokerage statement showing the shares or depositary shares) and valid photo identification with you to the special meeting. If you intend to vote shares of MB Financial common stock in person at the special meeting and you own your shares in street name, you also are required to bring to the special meeting a legal proxy from your broker, bank or other intermediary. While holders of depositary shares representing interests in MB Financial preferred stock may attend the special meeting, they may not vote such depositary shares in person at the special meeting; such depositary shares may only be voted by providing voting instructions to the depositary, and the depositary will vote the shares of MB Financial preferred stock represented thereby in accordance with such instructions.

MB FINANCIAL PROPOSALS

Preferred Stockholder Merger Proposal, Common Stockholder Merger Proposal and Charter Amendment Proposal

General. As discussed elsewhere in this proxy statement/prospectus, the holders of MB Financial preferred stock will consider and vote on a proposal, which we have defined as the preferred stockholder merger proposal, to approve the direct merger, which we have defined as the merger of MB Financial with and into Intermediary, a wholly-owned subsidiary of Fifth Third, with Intermediary surviving the direct merger. The holders of MB Financial common stock will separately vote on a proposal, which we have defined as the common stockholder merger proposal, to approve the merger, whether effected as the direct merger or as the alternative merger. We have defined the alternative merger as the merger of a newly-formed subsidiary of Fifth Third with and into MB Financial, with MB Financial surviving that merger. Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger and the charter amendment described below are obtained. The holders of MB Financial common stock will separately vote on a proposal, which we have defined as the charter amendment proposal, to approve the charter amendment, which we have defined as an amendment to the charter of MB Financial and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock that would give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, to become effective immediately prior to completion of the alternative merger in the event the holders of MB Financial preferred stock do not approve the preferred stockholder merger proposal.

For the preferred stockholder merger proposal, holders of MB Financial preferred stock may vote “FOR,” “AGAINST” or “ABSTAIN,” and for each of the common stockholder merger proposal and the charter amendment proposal, holders of MB Financial common stock may vote FOR,” “AGAINST” or “ABSTAIN.” An abstention or failure to vote on these proposals will have the same effect as a vote cast “AGAINST” such proposals. If you hold depositary shares representing interests in MB Financial preferred stock or shares of MB Financial through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your depositary shares or shares on the these proposals, as applicable, your broker, bank or other nominee will not vote your depositary shares or shares on the applicable proposal, which will have the same effect as a vote cast “AGAINST” such proposal.

The MB Financial Board of Directors recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal and “FOR” the charter amendment proposal.

The merger cannot be completed unless MB Financial common stockholders approve the common stockholder merger proposal and, if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal, the charter amendment proposal. Therefore, it is essential that MB Financial common stockholders approve both the common stockholder merger proposal and the charter amendment proposal to ensure the merger can be completed in the event the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal.

Charter Amendment. As indicated above, the charter amendment would amend the charter of MB Financial (specifically, Section C of Article 5 of the charter) and the articles supplementary to the charter of MB Financial relating to the MB Financial preferred stock (specifically, Sections 6(a) and 6(d) of Annex A to the articles supplementary) to give the holders of MB Financial preferred stock the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders, with the holders of MB Financial preferred stock being entitled to 24 votes for each share of MB Financial preferred stock. If approved by the MB Financial common stockholders, the charter amendment will not become effective until immediately prior to completion of the alternative merger, following the filing of articles of amendment with the Department of Assessments and Taxation of the State of Maryland. As noted above, the alternative merger will occur instead of the direct merger if and only if the MB Financial preferred stockholders fail to approve the preferred stockholder merger proposal.

Upon completion of the alternative merger, MB Financial will be a subsidiary of Fifth Third, who will control MB Financial. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger. Approval of the charter amendment proposal is necessary to obtain required tax opinions in the event the alternative merger will occur instead of the direct merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 99.

The text of the proposed charter amendment is set forth in Appendix C to this proxy statement/prospectus. The above description of the charter amendment is qualified in its entirety by reference to the text of the proposed charter amendment.

Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, MB Financial is seeking non-binding, advisory approval from the holders of MB Financial common stock of the compensation of MB Financial’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Merger-Related Compensation for MB Financial’s Named Executive Officers” beginning on page 75. The proposal gives holders of MB Financial common stock the opportunity to express their views on the merger-related compensation of MB Financial’s named executive officers. Accordingly, MB Financial is requesting holders of MB Financial common stock to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to MB Financial’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for MB Financial’s Named Executive Officers,” are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the votes of the common stockholders to approve the common stockholder merger proposal and the charter amendment proposal. Accordingly, a holder of MB Financial common stock may vote not to approve this proposal on merger-related compensation and benefits to be paid or provided to named executive officers of MB Financial and vote to approve the common stockholder merger proposal and the charter amendment proposal and vice versa. The vote is advisory in nature and, therefore, is not binding on MB Financial or on Fifth Third or the Boards of Directors or the compensation committees of MB Financial or Fifth Third, regardless of whether the other proposals are approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by MB Financial’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the votes of the common stockholders to approve the common stockholder merger proposal or the charter amendment proposal. The merger-related compensation to be paid to named executive officers in connection with the merger is based on contractual arrangements with the named executive officers and, accordingly, the outcome of this advisory vote will not affect the obligation to make these payments.

For the merger-related compensation proposal, holders of MB Financial common stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Holders of MB Financial preferred stock are not entitled to vote on this proposal. If you hold shares of MB Financial common stock and your shares are not present at the special meeting, it will have no effect on the merger-related compensation proposal (assuming a quorum is present). If you abstain, your abstention will have no effect on the merger-related compensation proposal, although it will be counted toward establishing a quorum. If you hold shares of MB Financial common stock through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your shares on the merger-related compensation proposal, your broker, bank or other nominee will not vote your shares on the merger-related compensation proposal, which will have no effect on the vote count for such proposal.

The MB Financial Board of Directors recommends that holders of MB Financial common stock vote “FOR” the merger-related compensation proposal.

Preferred Stockholder Adjournment Proposal and Common Stockholder Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies from the holders of MB Financial preferred stock in favor of the preferred stockholder merger proposal or from the holders of MB Financial common stock in favor of the common stockholder merger proposal and/or the charter amendment proposal.

If, at the special meeting, the number of shares of MB Financial preferred stock present in person or represented by proxy and voting in favor of the preferred stockholder merger proposal is insufficient to approve the preferred stockholder merger proposal, MB Financial may move to adjourn the special meeting in order to enable the MB Financial Board of Directors to solicit additional proxies for the approval of the preferred stockholder merger proposal. Likewise, if the number of shares of MB Financial common stock present in person or represented by proxy and voting in favor of the common stockholder merger proposal and/or the charter amendment proposal is insufficient to approve the common stockholder merger proposal and/or the charter amendment proposal, MB Financial may move to adjourn the special meeting in order to enable the MB Financial Board of Directors to solicit additional proxies for the approval of the common stockholder merger proposal and/or the charter amendment proposal.

In the preferred stockholder adjournment proposal, MB Financial is asking its preferred stockholders to authorize the holder of any proxy solicited by the MB Financial Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies from the holders of MB Financial preferred stock for approval of the preferred stockholder merger proposal. In the common stockholder adjournment proposal, MB Financial is asking its common stockholders to authorize the holder of any proxy solicited by the MB Financial Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies from the holders of MB Financial common stock for approval of the common stockholder merger proposal and/or the charter amendment proposal. If the preferred stockholder adjournment proposal is approved and/or the common stockholder adjournment proposal is approved, MB Financial could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies from the preferred stockholders and/or the common stockholders, as the case may be, including the solicitation of proxies from stockholders who have previously voted. MB Financial does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the common stockholder merger proposal is approved at the special meeting and either the preferred stockholder merger proposal is approved at the special meeting or the charter amendment proposal is approved at the special meeting. Pursuant to the merger agreement, MB Financial is required to adjourn or postpone the special meeting to solicit additional proxies if it has not received proxies representing a sufficient number of votes for the stockholder approvals needed to complete the merger.

For the preferred stockholder adjournment proposal and the common stockholder adjournment proposal, holders of MB Financial preferred stock and MB Financial common stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares not present in person or by proxy at the special meeting will have no effect on the preferred stockholder adjournment proposal or the common stockholder adjournment (assuming a quorum is present). An abstention will have no effect on the preferred stockholder adjournment proposal or the common stockholder adjournment proposal, although it will be counted toward establishing a quorum. If you hold depositary shares or shares through a broker, bank or other nominee and you do not instruct your broker, bank or other nominee on how to vote your depositary shares or shares on the preferred stockholder adjournment proposal or the common stockholder adjournment proposal, your broker, bank or other nominee will not vote your depositary shares or shares on the applicable adjournment proposal, which will have no effect on the vote count for such proposal.

The MB Financial Board of Directors unanimously recommends that MB Financial preferred stockholders vote “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate) and that MB Financial common stockholders vote “FOR” the common stockholder adjournment proposal (if necessary or appropriate).

INFORMATION ABOUT THE COMPANIES

Fifth Third

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Phone: (800) 972-3030

Fifth Third Bancorp is an Ohio business corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Board of Governors of the Federal Reserve System. Fifth Third was organized in 1975. As of March 31, 2018 Fifth Third had consolidated total assets of $142 billion and total deposits of $105.5 billion. Fifth Third and its subsidiaries had 18,125 full-time equivalent employees as of December 31, 2017.

Fifth Third is the parent holding company for Fifth Third Bank, its principal subsidiary, through which most of its banking services are provided. Through Fifth Third Bank and certain other subsidiaries, Fifth Third provides a wide range of services, including checking, savings and money market accounts, wealth management solutions, payments and commerce solutions, insurance services and credit products such as commercial loans and leases, mortgage loans, credit cards, installment loans, and auto loans to individual, corporate, and institutional clients. Fifth Third serves individuals and businesses through its commercial banking, branch banking, consumer lending, and wealth & asset management businesses. These products and services are provided through 1,153 full-service banking centers and 2,469 Fifth Third-branded ATMs located throughout ten states: Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, North Carolina, Ohio, Tennessee and West Virginia.

Fifth Third Financial Corporation

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Phone: (800) 972-3030

Intermediary is an Ohio corporation and a wholly-owned subsidiary of Fifth Third. Intermediary was incorporated in 2001 and serves as the intermediary holding company for all of Fifth Third’s subsidiaries, including Fifth Third Bank, its principal subsidiary.

MB Financial, Inc.

800 West Madison Street

Chicago, Illinois 60607

Phone: (888) 422-6562

MB Financial is a Maryland corporation and a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. Its primary market is the Chicago metropolitan area, in which it operates 86 banking offices through its bank subsidiary, MB Financial Bank. Through MB Financial Bank, MB Financial offers a broad range of financial services, primarily to small and middle market businesses and individuals in the markets that it serves. As of March 31, 2018, on a consolidated basis, MB Financial had total assets of $20.2 billion, total deposits of $15.0 billion, stockholders’ equity of $2.9 billion, and client assets under management or advisement of $8.2 billion in its wealth management group (including $3.1 billion in its trust department and $5.1 billion in its bank-owned investment management firm, MSA Holdings, LLC, the parent company of its registered investment advisors, MainStreet Investment Advisors, LLC and Cedar Hill Associates LLC).

MB Financial’s business segments currently consist of banking, leasing and mortgage banking. Lines of business within the banking segment include commercial banking, loans to leasing companies, retail banking, cards and bank sponsorships, and wealth management. The leasing segment provides a full spectrum of lease and equipment finance solutions and related services to a wide variety of businesses on a national basis. In April 2018, MB Financial reported that it planned to discontinue its national residential mortgage origination business. MB Financial plans to stop operating its mortgage business as a defined segment prior to the fourth quarter of 2018. MB Financial also plans to continue originating residential mortgage loans in the greater Chicago area and to retain its mortgage servicing asset as well as its mortgage servicing operation in Wilmington, Ohio. In addition, MB Financial plans to continue holding residential mortgage loans on its balance sheet.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Fifth Third and MB Financial. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Fifth Third or MB Financial. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Fifth Third and MB Financial make with the SEC. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

Fifth Third’s, Intermediary’s and MB Financial’s Boards of Directors have approved the merger agreement and the merger. If the direct merger is approved by MB Financial’s common stockholders and preferred stockholders, then the merger agreement provides for the acquisition of MB Financial through the merger of MB Financial with and into Intermediary, with Intermediary continuing as the surviving corporation.

The merger agreement also provides that if the holders of MB Financial preferred stock do not approve the direct merger, but the holders of MB Financial common stock approve the alternative merger and charter amendment, then the acquisition of MB Financial will instead be effected by the merger of a newly-formed subsidiary of Fifth Third with and into MB Financial, with MB Financial surviving the alternative merger. Only if the direct merger is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the applicable common stockholder approvals for the alternative merger and charter amendment are obtained.

Pursuant to the merger agreement, Fifth Third may at any time change the method of effecting the combination of Fifth Third and MB Financial. However, no such change may (i) alter or change the amount or kind of the merger consideration or the number of shares of Fifth Third common stock to be received by MB Financial’s common stockholders, (ii) adversely affect the tax treatment of Fifth Third shareholders or MB Financial stockholders, (iii) adversely affect the tax treatment of MB Financial or (iv) materially impede or delay the consummation of the merger.

Merger Consideration

Each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by MB Financial or Fifth Third), will be converted into the right to receive 1.45 Fifth Third common shares and $5.54 in cash. In the direct merger, each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the direct merger will automatically be converted into a share of new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially similar terms as the MB Financial preferred stock, except that the new Fifth Third preferred stock will have no voting rights (including upon an arrearage in the payment of dividends) except as required by Ohio law and will have certain other differences consistent with Fifth Third’s currently outstanding series of preferred stock and its articles of incorporation.

In the alternative merger, the holders of MB Financial common stock will receive the same merger consideration on the same terms as in the direct merger, but the MB Financial preferred stock will not be converted into a share of the new Fifth Third preferred stock and will instead remain outstanding and unchanged (except as noted in the next sentence) as preferred stock of MB Financial, which will be a subsidiary of Fifth Third. Pursuant to the charter amendment, effective immediately prior to consummation of the alternative merger, the holders of MB Financial preferred stock will have the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders. Upon completion of the alternative merger, MB Financial will be a subsidiary of Fifth Third, who will control MB Financial as the sole holder of MB Financial common stock. MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial following completion of the alternative merger. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

Conversion of Shares; Exchange and Payment Procedures

At or prior to the closing, Fifth Third will deposit or cause to be deposited with an exchange agent designated by Fifth Third and reasonably acceptable to MB Financial, for the benefit of the holders of shares of MB Financial common stock and MB Financial preferred stock, sufficient cash and Fifth Third common shares and, if issuable, new Fifth Third preferred stock to be exchanged in accordance with the merger agreement, including the merger consideration and payment of cash in lieu of fractional shares.

The conversion of MB Financial common stock into the right to receive the merger consideration and the conversion of the MB Financial preferred stock into the new Fifth Third preferred stock, if issuable, will occur automatically at the effective time of the merger. As promptly as practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of MB Financial common stock and, if applicable, MB Financial preferred stock for the merger consideration or new Fifth Third preferred stock to be received in the merger pursuant to the terms of the merger agreement.

Letters of Transmittal

As promptly as practicable after the effective time of the merger, but in any event within ten days thereafter, the exchange agent will send a letter of transmittal to only those persons who were MB Financial stockholders immediately prior to the effective time of the merger. This mailing will contain instructions on how to surrender shares of MB Financial common stock and, if applicable, MB Financial preferred stock in exchange for the merger consideration or new Fifth Third preferred stock the holder is entitled to receive under the merger agreement. From and after the effective time, MB Financial common stockholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of MB Financial common stock 1.45 Fifth Third common shares, $5.54 in cash plus any cash payable in lieu of any fractional shares of Fifth Third common shares, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares. From and after the effective time of the direct merger, MB Financial preferred stockholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of MB Financial preferred stock a share of the new Fifth Third preferred stock and any dividends or distributions such holder has the right to receive pursuant to the merger agreement.

In the alternative merger, the MB Financial preferred stock will not be converted into a share of the new Fifth Third preferred stock and will instead remain outstanding as preferred stock of MB Financial, which will be a subsidiary of Fifth Third.

Dividends and Distributions

Until MB Financial common or preferred stock, if applicable, certificates or book entry shares are surrendered for exchange, any dividends or other distributions with a record date after the effective time of the merger with respect to Fifth Third common shares or new Fifth Third preferred stock into which shares of MB Financial common stock or preferred stock may have been converted will accrue but will not be paid. Fifth Third will pay to former MB Financial stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their MB Financial stock certificates or book entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of MB Financial of any shares of MB Financial common stock or MB Financial preferred stock. If certificates representing shares of MB Financial common stock or preferred stock, if applicable, or book entry shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for the merger consideration or new Fifth Third preferred stock, if issuable, into which the shares of MB Financial common stock or MB Financial preferred stock represented by that certificate or book entry share have been converted.

Dissenting Shares

Under the Maryland General Corporation Law, the holders of MB Financial common stock and preferred stock will not have any appraisal rights with respect to the merger.

Lost, Stolen or Destroyed Stock Certificates

If a certificate for MB Financial common stock or preferred stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration or new Fifth Third preferred stock, if issuable, properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Background of the Merger

As part of their efforts to enhance long-term value for their respective companies’ stockholders and other constituencies, the Boards of Directors of MB Financial and Fifth Third have periodically evaluated the strategic direction and business objectives of their respective companies. This process has entailed consideration of, among other things, strategic growth opportunities, the regulatory environment for financial institutions, economic and financial market conditions, competition, as well as consolidation and other developments in the financial services industry.

It was in this context that Mitchell Feiger, President and Chief Executive Officer of MB Financial, met with Gregory Carmichael, President and Chief Executive Officer of Fifth Third, and Timothy Spence, Executive Vice President of Payments, Strategy and Digital Solutions of Fifth Third, on May 6, 2016 at Mr. Spence’s suggestion. At this introductory meeting, the executives discussed the history, cultures and business models of their respective companies. While the possibility of a strategic business combination was not discussed, the executives agreed to meet again in the future to learn more about each other’s company. At the MB Financial Board of Directors meeting on May 25, 2016, Mr. Feiger briefed the board on his meeting with Messrs. Carmichael and Spence.

On September 12, 2017, Messrs. Feiger and Spence met again in Mr. Feiger’s office. Similar to the meeting in 2016, they discussed their respective companies and their strategies, with a specific emphasis on the Chicago banking environment and on some of MB Financial’s specialty business lines, but a specific business combination transaction was not discussed. They agreed to continue the dialogue to learn more about each other’s company. At the MB Financial Board of Directors meeting on September 27, 2017, Mr. Feiger briefed the MB Financial Board of Directors on his meeting with Mr. Spence.

On October 25 through October 27, 2017, the MB Financial Board of Directors had its annual board strategic planning retreat. On October 25, 2017, a representative from Sandler O’Neill attended a portion of the retreat to discuss with the board a wide range of topics including the current U.S. economic outlook, the bank operating environment and M&A outlook, potential acquirors of MB Financial, potential merger of equals candidates and potential acquisition targets for MB Financial. The board’s takeaway from the discussion was that the best opportunities for MB Financial in the near term would be to continue its organic growth and profit improvement strategies as well as opportunistically acquire smaller banking institutions with high quality deposit bases in the Chicago market or in the payments, cards or specialty finance businesses.

On November 22, 2017, Messrs. Carmichael, Spence and Feiger, together with Tayfun Tuzun, Executive Vice President and Chief Financial Officer of Fifth Third, met for dinner. Similar to prior meetings, the executives discussed their respective companies. In addition, the Fifth Third executives discussed the potential strategic benefits of a combination between MB Financial and Fifth Third. Mr. Carmichael expressed to Mr. Feiger Fifth Third’s desire to proceed with discussions for a potential strategic combination and suggested that Mr. Feiger travel to Fifth Third’s corporate headquarters in Cincinnati, Ohio to meet the Fifth Third executive management team and learn more about Fifth Third. At the MB Financial Board of Directors meeting on December 13, 2017, Mr. Feiger briefed the board on the dinner meeting, including Fifth Third’s expression of interest in discussing a potential business combination transaction, and received approval for him and Mark Hoppe, President and Chief Executive Officer of MB Financial Bank, to visit Fifth Third.

On December 19, 2017, the Fifth Third board held a regularly scheduled meeting and the discussion included potential acquisition partners, including MB Financial, and the strategic benefits and financial considerations of potential acquisitions.

On February 20, 2018, Messrs. Feiger and Hoppe visited Fifth Third headquarters and met with several members of the Fifth Third senior management team. The executives reviewed in detail many of the strategic benefits of a combination including the unique opportunity to create a leading Chicago bank, the benefits of combining their respective businesses and the complementary nature of many of their respective business segments. In addition, the executives noted that the two organizations have a similar customer focus and complementary cultures. Furthermore, considering the overlap of the branch networks and certain back office functions, the executives believed that the potential expense synergies in a merger would be significant. While Fifth Third did not discuss a specific purchase price, its executives did provide their thoughts on an initial framework for a potential combination. Mr. Feiger and Mr. Hoppe reported on this meeting to MB Financial’s Board of Directors on February 28, 2018 and provided board members with the Fifth Third discussion materials that were reviewed. After a discussion regarding the potential strategic benefits of a potential combination with Fifth Third, the board authorized Mr. Feiger to continue discussions with Fifth Third.

On February 27, 2018, the Fifth Third board met and the board continued its prior discussion of potential acquisition partners, including MB Financial, with a review of the strategic benefits of potential acquisitions and the opportunity to create shareholder value for Fifth Third’s shareholders.

On March 1, 2018, MB Financial and Fifth Third entered into a mutual non-disclosure agreement and Mr. Feiger and Mr. Spence spoke telephonically to update each other on their recent board meetings. Both executives noted that their respective boards recognized the strategic benefits of a potential combination and approved continuing discussions and bringing in selected executives from each side. At such time, Mr. Feiger advised Mr. Spence that if Fifth Third decided to propose a transaction that would attract interest from the MB Financial Board of Directors, then MB Financial would also assess the interest of other parties in a possible acquisition.

On March 5, 2018, Mr. Feiger and Jill York, Executive Vice President of Specialty Banking and M&A of MB Financial, spoke by telephone with Mr. Spence, James Leonard, Treasurer of Fifth Third, and Saema Somalya, Deputy General Counsel of Fifth Third. The discussion primarily covered a proposed timeline to permit Fifth Third to form an initial view on transaction economics and the items that each side would provide for preliminary due diligence and preliminary reverse due diligence. In addition, the executives scheduled a dinner meeting in Rosemont, Illinois and strategy session for management to share more detailed information about their respective businesses.

On March 10, 2018, MB Financial and Fifth Third provided each other with access to a secure data site for the commencement of due diligence by Fifth Third and reverse due diligence by MB Financial.

On March 14, 2018, Mr. Feiger had a previously scheduled meeting with the senior management team of another potential interested party, which we refer to as “Party A.” At the meeting, the Chief Executive Officer of Party A indicated that Party A would be interested in acquiring MB Financial if it ever were to consider a sale.

On March 14, 2018, members of the senior management of MB Financial, Fifth Third and their respective banking subsidiaries had a dinner meeting in Rosemont, Illinois. The following day the discussions continued in person and covered a wide range of topics including a review of each company’s retail, wealth management, mortgage, commercial banking and leasing business lines, as well as critical risk functions, risk appetite, financial performance, culture and core values. The MB Financial senior management team came away from the discussion with a view that the culture and core values of the companies were compatible and there was strategic merit to continuing discussions.

On March 16, 2018, Mr. Spence had a follow up discussion with Ms. York to provide additional information on Fifth Third’s payments business. Mr. Spence and Ms. York also exchanged feedback from the March 14 and 15, 2018 meetings. Key takeaways were that the two companies managed risk in a similar way, that in addition to significant cost synergies, there were significant revenue enhancement opportunities and that the dialogue in the meetings was collaborative.

On March 23, 2018, Mr. Feiger and Ms. York had a follow up telephone call with Messrs. Carmichael, Spence, Tuzun and Leonard to discuss Fifth Third’s feedback from the management meetings and their initial view on transaction economics based on the preliminary due diligence information. Mr. Carmichael shared that they were very positive on the opportunity and that a combined company would have a much more attractive presence in Chicago. While there was significant information left to review, Fifth Third provided its initial views on a pricing framework for a transaction, which included an illustrative 15% premium to MB Financial’s common stock trading price. Mr. Feiger and Ms. York asked questions regarding some of the assumptions included in the Fifth Third analysis and provided some suggestions for additional financial analysis which might help Fifth Third increase its pricing. Over the following week, Ms. York and Mr. Leonard continued to share information in order to refine the assumptions used by both sides in their financial analysis of a potential transaction.

On March 28, 2018, Mr. Feiger, Ms. York, Mr. Tuzun and Mr. Leonard had a telephone call to discuss their respective financial models with the objective of gaining an understanding of each side’s assumptions. Specific assumptions such as cost savings, transaction-related costs, estimated core deposit intangible and other purchase accounting estimates were reviewed. In addition, Mr. Spence, Mr. Carmichael and Mr. Feiger continued to discuss the purchase price premium framework and assumptions.

On March 29, 2018, Mr. Feiger had a telephone call with Mr. Carmichael, who reiterated Fifth Third’s desire to consummate a transaction with MB Financial given the strategic benefits and indicated that Fifth Third could pay a 25% market premium and would add one MB Financial director to its board of directors. Later that evening, the MB Financial Board of Directors held a conference call meeting to discuss the status of the discussions with Fifth Third. Mr. Feiger and Ms. York provided an update regarding the recent discussions, a summary of potential transaction economics and a comparison to MB Financial’s standalone internal projections under various interest rate scenarios. The potential transaction analyses were prepared using a premium of 25% to MB Financial’s current common stock price. The MB Financial Board of Directors engaged in a robust discussion and concluded that senior management should continue discussions with Fifth Third and requested that MB Financial’s financial advisor, Sandler O’Neill, assist with MB Financial’s evaluation of a potential transaction with Fifth Third and MB Financial’s other strategic alternatives.

On March 30, 2018, Mr. Feiger, Ms. York and Randall Conte, Chief Operating Officer and Chief Financial Officer of MB Financial, shared with representatives of Sandler O’Neill relevant financial information gathered up to that point in time, including key transaction assumptions.

On April 12, 2018, Mr. Feiger met with members of senior management of Party A. After discussing the banking business generally, and segments of MB Financial’s banking business specifically, Party A representatives indicated an interest in commencing a dialogue regarding a possible acquisition of MB Financial. Mr. Feiger indicated that he would discuss Party A’s possible interest in a transaction with the MB Financial Board of Directors and provide the board’s response to Party A.

On April 14, 2018, Ms. York had a telephone conversation with Mr. Leonard and representatives from Fifth Third’s financial advisor. The purpose of the call was to discuss certain financial assumptions relating to MB Financial’s future performance.

On April 19, 2018, Mr. Feiger spoke by telephone with the head of corporate strategy of Party A, who indicated that while Party A would like to move forward with acquisition discussions, Party A would prefer to wait until the summer which would be better timing for Party A.

On April 20, 2018, Messrs. Feiger and Spence had a phone call to discuss transaction terms. Mr. Spence indicated that Fifth Third would be willing to offer a 25% market premium, which equated to an implied price of $53.03 per MB Financial common share based on the prior day’s closing price of Fifth Third common stock. The consideration would be all stock or, at MB Financial’s election, up to 10% in cash. Fifth Third also re-affirmed its offer to add one MB Financial director to its board of directors.

On April 21, 2018, the MB Financial Board of Directors convened a telephonic meeting. All board members were in attendance as well as representatives of Sandler O’Neill and a representative of the law firm of Silver, Freedman, Taff & Tiernan LLP, which we refer to as “Silver Freedman.” At the meeting, representatives of Sandler O’Neill reviewed with the MB Financial Board of Directors the financial aspects of Fifth Third’s 25% premium to market pricing proposal, in an all-stock transaction, based on various financial metrics, as well as the potential capacity to pay of Fifth Third and certain other institutions, including Party A, based on publicly available information. Sandler O’Neill observed that the proposed pricing in Fifth Third’s offer was at the higher end of pricing ranges for recent transactions. Sandler O’Neill also concluded that the proposed pricing reflected serious interest on the part of Fifth Third to complete a transaction with MB Financial. After discussion, including an update on the possible interest of Party A, the MB Financial Board of Directors instructed senior management to continue discussions with Fifth Third and to contact Party A to determine whether Party A would be interested in pursuing a potential transaction at this time. The MB Financial Board of Directors also instructed Sandler O’Neill to contact two other parties, including Party B (selected in consultation with Sandler O’Neill based on their size and expected ability to pay a transaction premium as well as their potential level of interest in pursuing a transaction with MB Financial), on a no names basis, to assess their interest in a possible transaction in the Midwest. After the board meeting, Mr. Feiger contacted the head of corporate strategy of Party A to determine whether Party A would be interested in pursuing a transaction with MB Financial, on an immediate and accelerated timetable. Party A’s representative confirmed Party A’s interest in a possible transaction, the parties entered into a mutual non-disclosure agreement and Party A was granted access to a secure data site to commence its due diligence.

From April 22, 2018 through May 17, 2018, Fifth Third continued its due diligence and Party A performed its due diligence on MB Financial, which included access to information on secure data sites, in person meetings and telephonic communications with MB Financial management. During this period MB Financial performed reverse due diligence on both Fifth Third and Party A.

On April 23, 2018, Sandler O’Neill contacted two other parties, including Party B, on a no names basis, to assess their interest in a possible commercial bank transaction in the Midwest. The contacted parties, including Party B initially, indicated that they would not be interested at the present time in pursuing a transaction due to timing issues among other factors.

On April 24, 2018, the members of the MB Financial Board of Directors received additional and updated information from Sandler O’ Neill for discussion relating to Fifth Third’s oral offer, which included, among other information, MB Financial’s standalone common stock implied value under various scenarios; a comparison of Fifth Third’s oral offer to recent transaction precedents and MB Financial’s standalone common stock implied value, potential market reaction based upon the earn back period of tangible book value dilution, and other potential benefits and risks associated with a transaction with Fifth Third; and the potential capacity to pay of Party A and Party B as well as the other parties considered by Sandler O’Neill in its assessment of possible interest by other suitors.

On April 25, 2017, the MB Financial Board of Directors held its regularly scheduled board meeting, which was also attended in person by representatives of Sandler O’Neill and a representative of Silver Freedman. The representatives of Sandler O’Neill discussed financial matters relating to MB Financial under various standalone scenarios and a possible transaction with Fifth Third. The directors and representatives of Sandler O’Neill also discussed a possible transaction with Party A, including, among other things, Party A’s apparent capacity to pay. Sandler O’Neill informed the board that Party A was expected to provide an oral indication of pricing and consideration mix by April 29, 2018. The representative of Silver Freedman reviewed with the directors the applicable legal standards in connection with the board’s review of potential strategic alternatives, including a potential merger. After further discussion, it was the consensus of the board that the oral offer provided by Fifth Third was sufficient to merit continuing the strategic discussions with Fifth Third, Party A and other possible suitors. At the conclusion of the meeting, the board instructed Silver Freedman to draft a form of definitive agreement for submission to interested parties.

During the evening of April 25, 2018, Mr. Feiger had dinner with Messrs. Carmichael, Tuzun and Spence and two independent directors of MB Financial. At the dinner meeting, the Fifth Third representatives shared their ideas for the combined company and reasons why Fifth Third would be a good partner for MB Financial. Before the meeting concluded, Mr. Feiger advised the Fifth Third representatives that he expected other interested parties to join the sale process.

On April 27, 2018, Party B contacted Sandler O’Neill to express its interest in a possible acquisition of a Midwestern commercial bank if the potential target was MB Financial. A draft mutual non-disclosure agreement was provided by MB Financial to Party B on the same day.

On April 28, 2018, Party A submitted its initial oral indication of pricing and consideration mix to MB Financial. The proposal provided for pricing of $54.00 per MB Financial common share with a cash component of $0.5 billion to $2.0 billion and the remaining consideration in Party A’s common stock. The exchange ratio for the stock portion of the consideration would be calculated prior to deal signing.

On April 29, 2018, the MB Financial Board of Directors held a telephonic meeting to discuss and evaluate Party A’s proposal. Sandler O’Neill presented updated materials to include an analysis of Party A’s indication of pricing and consideration mix. After a review of the Sandler O’Neill materials and a discussion of other potential benefits and risks of a transaction with Party A, the board authorized management to continue the pursuit of a possible transaction with both Fifth Third and Party A.

On April 30, 2018, Sandler O’Neill had discussions with the financial advisors to Fifth Third and Party A relating to the first draft of a definitive agreement. Each of Fifth Third and Party A indicated a preference for its outside counsel to prepare the initial draft, which in the case of Fifth Third had already been started by its counsel.

On May 1, 2018, Party B and MB Financial signed a mutual non-disclosure agreement and Party B was granted access to a secure data site to commence its due diligence on MB Financial.

From May 1, 2018 through May 13, 2018, Party B conducted due diligence on a secure data site and through communications with Sandler O’Neill and MB Financial management.

On May 4, 2018, representatives of Silver Freedman had telephone conferences with outside counsel to each of Fifth Third and Party A relating to expectations with respect to the substance of the definitive agreement being drafted by each counsel and the timing for receipt of the initial draft.

On May 9, 2018, outside counsel to Party A provided an initial draft of a definitive agreement to Silver Freedman. From that point through May 16, 2018, Silver Freedman and outside counsel to Party A exchanged additional drafts of the definitive agreement and participated in discussions and negotiations relating thereto.

On the evening of May 10, 2018, the Fifth Third board met and discussed with management and Fifth Third’s advisors the potential transaction with MB Financial, including the potential strategic benefits and financial considerations. After full discussion, the board authorized management to proceed with further negotiations.

Thereafter on May 10, 2018, Simpson Thacher & Bartlett LLP, which we refer to as “Simpson Thacher,” counsel to Fifth Third, provided an initial draft of a definitive agreement to Silver Freedman. From that point through May 20, 2018, Silver Freedman and Simpson Thacher exchanged multiple revised drafts of the definitive agreement and participated in discussions and negotiations with respect to each draft.

On May 12, 2018, Sandler O’Neill spoke by phone with a representative of Party A and relayed to Party A MB Financial’s offer of the opportunity to speak with or present to the MB Financial Board of Directors. The representative of Party A notified Sandler O’Neill that they would consider MB Financial’s offer and would notify Sandler O’Neill if Party A decided to accept that invitation.

On May 14, 2018, Party B advised Sandler O’Neill that it would not be providing an indication of interest to acquire MB Financial due in large part to the expectation, based in part on its discussions with Sandler O’Neill, that transaction pricing would need to be well above precedent medians.

On the evening of May 14, 2018 and the morning of May 15, 2018, the Fifth Third board met and discussed with management and its advisors the status of the negotiations as well as the results of the ongoing due diligence review of MB Financial. At the conclusion of these meetings, the Fifth Third board authorized management to submit an updated proposal to MB Financial and enter into further negotiations with respect to a business combination transaction.

On May 15, 2018, Messrs. Carmichael, Tuzun and Spence made an in person presentation to members of the MB Financial Board of Directors relating to the strategic benefits of a combination between the parties and answered questions of the directors relating to Fifth Third and its business. At that meeting, Fifth Third provided pricing of a fixed exchange ratio of 1.427 shares of Fifth Third common stock plus $5.40 in cash for each MB Financial common share, representing an implied value of $53.95 per share based on Fifth Third’s closing price on May 14, 2018.

On May 15, 2018, in response to a request from Sandler O’Neill, on behalf of MB Financial, for updated pricing, Party A provided updated pricing and consideration mix of $54.00 per MB Financial common share with the cash component of the aggregate consideration being equal to $1.2 billion and the remainder of the aggregate consideration to be in Party A common stock based on an exchange ratio to be calculated and fixed prior to deal signing.

On May 16, 2018, the MB Financial Board of Directors held a meeting, which was also attended in person by representatives of Sandler O’Neill and representatives of Silver Freedman. Sandler O’Neill provided updated information and analysis relating to the competing offers of Fifth Third and Party A. After review and discussion of the updated information and analysis, it was the consensus of the board that the proposals of both Fifth Third and Party A presented MB Financial common stockholders with significant value when compared to MB Financial’s standalone valuation with its current strategy. The directors then discussed their views with respect to each proposal. A representative of Silver Freedman then reviewed with the directors their fiduciary duties under

Maryland law with respect to their evaluation of the competing proposals. After a full discussion relating to both proposals, which included extensive dialogue by the board members with representatives of Sandler O’Neill, it was the consensus of the board that the Fifth Third proposal was the superior proposal based on the strength and potential upside of its common stock (and the greater percentage of its offer comprised of common stock, compared to Party A), as well as Fifth Third’s complementary business model and operating fit with MB Financial and greater opportunity for significant cost savings and synergies. The board then instructed Sandler O’Neill to solicit best and final offers from both parties, and to also request two seats on Fifth Third’s Board of Directors, reflecting the pro forma equity ownership of the MB Financial’s stockholders in the combined company. The meeting then adjourned with the understanding that it would be reconvened the same evening. At the reconvened meeting, representatives of Sandler O’Neill informed the board that Fifth Third was willing to improve its pricing to a fixed exchange ratio of 1.450 shares of Fifth Third common stock plus $5.54 in cash for each MB Financial common share, representing an implied value of $55.35 per share based on Fifth Third’s closing price on May 16, 2018 and Fifth Third was willing to add two members of the MB Financial board to its board. Further, representatives of Sandler O’Neill informed the board that Party A had increased its offer to $56.00 per MB Financial common share. The increased offer by Party A represented an implied value of $0.65 per share greater than the implied value per share of the Fifth Third offer at such time. After extensive discussion, the board authorized management and its advisors to proceed with Fifth Third given the higher expected long-term value to MB Financial’s stockholders from the Fifth Third proposal, based on the factors discussed above, when compared to the proposal from Party A. The MB Financial Board of Directors authorized management and its advisors to finalize an acceptable definitive agreement with Fifth Third, subject to MB Financial completing its reverse due diligence on Fifth Third.

On May 18, 2018, through an email to Sandler O’Neill, Party A formally withdrew its interest to acquire MB Financial. Later that day, MB Financial entered into an exclusivity agreement with Fifth Third through May 22, 2018.

Early on May 20, 2018, the MB Financial Board of Directors held a telephonic meeting to consider and vote on the final terms of the proposed transaction with Fifth Third. A representative of Silver Freedman reviewed the execution version of the definitive merger agreement with the board including the minor changes that had been made from the draft previously provided to the directors. Representatives of Sandler O’Neill then orally delivered an opinion to the MB Financial Board of Directors to the effect that as of May 20, 2018, the merger consideration was fair to holders of MB Financial common stock from a financial point of view. The board then unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and authorized management to execute and deliver the merger agreement.

Also on May 20, 2018, the Fifth Third board met with management and its advisors to consider and vote on the final terms of the proposed transaction with MB Financial. After discussion, the board voted to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and authorized management to execute and deliver the merger agreement. That evening the merger agreement was executed by the parties.

On May 21, 2018, the transaction was announced in a joint press release before the opening of stock markets in New York.

Recommendation of the MB Financial Board of Directors and Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that MB Financial preferred stockholders approve the preferred stockholder merger proposal and that MB Financial common stockholders approve the common stockholder merger proposal and the charter amendment proposal, the MB Financial Board of Directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with MB

Financial management, as well as MB Financial’s financial and legal advisors, and considered a number of factors, including the following:

•	each of MB Financial’s and Fifth Third’s business, operations, financial condition, asset quality, earnings and prospects;

•

the complementary capabilities of the two companies, including MB Financial’s commercial expertise and strong credit culture and Fifth Third’s strengths in large corporate lending, capital markets, wealth management and the payments business;

•

the similarities in culture and operating strategies of MB Financial and Fifth Third, including a shared focus on building a low cost and stable funding base, growing fee income and investing in human capital;

•	the anticipated economies of scale for the combined company, including investments in technology, higher lending limits and expanded product offerings;

•

the anticipated pro forma financial impact of the merger on the combined company, including the expected impact on earnings, return on assets, return on equity, tangible book value dilution (and earn-back period), and regulatory capital levels;

•

the current and prospective environment in which MB Financial and Fifth Third operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on MB Financial both with and without the merger;

•

the form of merger consideration, including the cash consideration, which would ensure that a portion of the value of the merger consideration would not be subject to potential downward fluctuations in the price of Fifth Third common stock, and the fact that most of the merger consideration would be in stock and with a fixed exchange ratio, which would allow MB Financial’s common stockholders to participate in the future performance of the combined company;

•

the fact that the implied value of the merger consideration as of May 18, 2018 of approximately $54.20 for each share of MB Financial common stock, based on Fifth Third’s closing stock price of $33.56 on that date, represented a 24.2% premium over the closing price of MB Financial’s common stock of $43.65 on May 18, 2018;

•

the historical performance of Fifth Third common stock, Fifth Third common stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by MB Financial’s common and preferred stockholders;

•	Fifth Third’s record of performance over a substantial period of time and throughout various economic cycles, including its earnings record;

•	the soundness of Fifth Third’s financial condition and asset quality;

•

publicly available information regarding Fifth Third’s regulatory status and Fifth Third’s statement that it was unaware of any meaningful obstacle to regulatory approvals on a reasonably timely basis;

•	the expected tax treatment of the merger, taken together, as a “reorganization” for United States federal income tax purposes;

•

the size of the termination fee in relation to the overall transaction size, and the requirement that MB Financial submit the proposal to approve the merger to its stockholders even if the MB Financial Board of Directors has withdrawn its recommendation in favor of such proposal;

•

the opinion of Sandler O’Neill, MB Financial’s financial advisor, dated May 20, 2018, delivered to the MB Financial Board of Directors to the effect that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be received by the holders of MB Financial common stock in the merger was fair to such holders from a financial point of view, as more fully described below under “Opinion of MB Financial’s Financial Advisor”;

•	the fact that Fifth Third already has an established presence in the Chicago area and its plans to increase its commitment to the area as a result of the merger;

•	Fifth Third’s record of service to its communities as exemplified by its “Outstanding” rating on its most recent Community Reinvestment Act performance evaluation;

•

the review undertaken by the MB Financial Board of Directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to MB Financial, including:

•

the merits of a competing proposal that would have provided per share consideration to the holders of MB Financial common stock with an implied value of $0.65 higher than the implied value of the merger consideration on May 16, 2018, the date on which the MB Financial Board of Directors determined that the merger was the better overall transaction, which competing proposal was withdrawn on May 18, 2018;

•	the value of MB Financial as an independent company;

•	the capital and earnings available to MB Financial as an independent company, at the time and as expected in the future, to pursue various business and strategic initiatives; and

•

the challenges facing MB Financial as an independent institution and the MB Financial Board of Directors’ belief that combining with a larger financial institution would benefit MB Financial’s stockholders, customers and communities;

•

the fact that the merger agreement provides that MB Financial may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the MB Financial Board of Directors makes a good faith determination (in accordance with the merger agreement and after consultation with MB Financial’s outside legal counsel and financial advisor) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law;

•	the other terms of the merger agreement and their comparability to those in other recent consolidation transactions;

•	its review and discussions with MB Financial’s management concerning the due diligence examination of Fifth Third;

•

the potential risks associated with successfully integrating MB Financial’s business, operations and workforce with those of Fifth Third, including the costs and risks of successfully integrating the two companies;

•

the potential risk of diverting management attention and resources from the operation of MB Financial’s and Fifth Third’s respective businesses and towards the completion of the merger and the integration of the two companies;

•

the nature and amount of payments expected to be received by MB Financial’s management in connection with the merger, as described under “The Merger—Interests of MB Financial Directors and Executive Officers in the Merger”;

•	the likelihood that Fifth Third will be able to obtain requisite regulatory approvals for the transaction on a timely basis, based on MB Financial management’s discussions with Fifth Third; and

•	the anticipated continued participation of certain of MB Financial’s directors, officers and employees in the combined company, including the expectation that Mitchell Feiger, MB Financial’s President and Chief Executive Officer, will become Chairman and Chief Executive Officer of Fifth Third Chicago Region, that other key members of the MB Financial leadership team will join Fifth Third and that two MB Financial directors will be appointed to the Fifth Third Board of Directors, which enhances the likelihood that the strategic benefits that MB Financial expects to achieve as a result of the merger will be realized and that the benefits and talents that MB Financial brings to the combined company will be appropriately valued and effectively utilized.

The foregoing discussion of the information and factors considered by the MB Financial Board of Directors is not intended to be exhaustive, but includes the material factors considered by the MB Financial Board of Directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MB Financial Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MB Financial Board of Directors considered all these factors as a whole, including discussions with MB Financial’s management and MB Financial’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the MB Financial Board of Directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the MB Financial Board of Directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MB Financial and its stockholders, and approved the merger agreement and the transactions contemplated thereby. The MB Financial Board of Directors recommends that holders of MB Financial common stock vote “FOR” the common stockholder merger proposal, “FOR” the charter amendment proposal, “FOR” the merger-related compensation proposal and “FOR” the common stockholder adjournment proposal (if necessary or appropriate), and recommends that holders of MB Financial preferred stock vote “FOR” the preferred stockholder merger proposal and “FOR” the preferred stockholder adjournment proposal (if necessary or appropriate).

Certain MB Financial Prospective Financial Information

MB Financial has made limited public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the inherent uncertainty of the underlying assumptions. However, MB Financial management provided Sandler O’Neill with certain nonpublic unaudited prospective financial information prepared by MB Financial management that was utilized by Sandler O’Neill for purposes of financial analyses performed in connection with its fairness opinion, as described under “—Opinion of MB Financial’s Financial Advisor” beginning on page 59. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely because such information was made available to Sandler O’Neill in connection with its fairness opinion. The information included below does not comprise all of the prospective financial information provided by MB Financial to Sandler O’Neill.

The prospective financial information for MB Financial reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to MB Financial’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond MB Financial’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by MB Financial’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the risks and uncertainties described under “Risk Factors,” beginning on page 27, “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 25, and in MB

Financial’s Annual Report on Form 10-K for the year ended December 31, 2017 and the other reports filed by MB Financial with the SEC that are incorporated by reference into this proxy statement/prospectus, as described under “Incorporation of Certain Documents by Reference,” beginning on page 133.

The prospective financial information for MB Financial was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither MB Financial’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that any of MB Financial, Fifth Third or their respective affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of MB Financial, Fifth Third or their respective affiliates, advisors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error or to reflect changes in general economic or industry conditions. None of MB Financial, Fifth Third or their respective affiliates, advisors or representatives makes any representation to any stockholder regarding the projections.

In light of the foregoing, and considering that the special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, MB Financial’s stockholders are cautioned not to place unwarranted reliance on such information, and Fifth Third and MB Financial urge all stockholders to review MB Financial’s most recent SEC filings for a description of MB Financial’s reported financial results. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus and “Incorporation of Certain Documents by Reference,” beginning on page 133.

The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any MB Financial stockholder to vote in favor of any of the proposals to be voted on at the special meeting.

The following table presents summary selected unaudited prospective financial information of MB Financial prepared by MB Financial’s management. This information excludes the results of MB Financial’s national residential mortgage origination business, which MB Financial is in the process of exiting, along with the related exit costs.

	At or For the Years Ending December 31,
	2018	2019
Total Assets (in thousands)	$21,125,140	$22,599,483
Net Income (in thousands)	$259,524	$315,235
Return on Average Assets	1.33%	1.49%
Return on Average Tangible Common Equity	14.79%	16.11%
Earnings Per Common Share—Diluted	$3.06	$3.71

Opinion of MB Financial’s Financial Advisor

MB Financial retained Sandler O’Neill to act as financial advisor to MB Financial’s Board of Directors in connection with MB Financial’s consideration of a possible business combination. MB Financial selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to MB Financial in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 20, 2018 meeting at which MB Financial’s Board of Directors considered the merger agreement, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on May 20, 2018, to the effect that, as of such date, the merger consideration was fair to the holders of MB Financial common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of MB Financial common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to MB Financial’s Board of Directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of MB Financial as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of MB Financial common stock and did not address the underlying business decision of MB Financial to engage in the merger, the form or structure of the merger or the other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for MB Financial or the effect of any other transaction in which MB Financial might engage. Sandler O’Neill also did not express any opinion as to the amount of compensation to be received in the merger by any MB Financial or Fifth Third officer, director, or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	A draft of the merger agreement, dated as of May 20, 2018;

•	Certain publicly available financial statements and other historical financial information of MB Financial that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of Fifth Third that Sandler O’Neill deemed relevant;

•	Internal financial projections for MB Financial for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MB Financial;

•

Publicly available median analyst earnings per share estimates for Fifth Third for the years ending December 31, 2018 through December 31, 2020 and an estimated long-term annual earnings growth rate for the years thereafter, as provided by the senior management of MB Financial, as well as an estimated dividend payout ratio and estimated share buyback ratios as provided by the senior management of Fifth Third;

•

The pro forma financial impact of the merger on Fifth Third based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Fifth Third, as well as publicly available median consensus analyst earnings per share estimates for MB Financial for the years ending December 31, 2018 and December 31, 2019 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of MB Financial;

•

The publicly reported historical price and trading activity for MB Financial common stock and Fifth Third common stock, including a comparison of certain stock market information for MB Financial common stock and Fifth Third common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;

•	A comparison of certain financial information for MB Financial and Fifth Third with similar institutions for which information was publicly available;

•	The financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

•	The current market environment generally and the banking environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of MB Financial the business, financial condition, results of operations and prospects of MB Financial and held similar discussions with certain members of senior management of Fifth Third and its representatives regarding the business, financial condition, results of operations and prospects of Fifth Third.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by MB Financial or Fifth Third, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective senior managements of MB Financial and Fifth Third that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MB Financial or Fifth Third, or any of their respective subsidiaries, and Sandler O’Neill was not furnished with any evaluations or appraisals prepared by others. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MB Financial or Fifth Third or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of MB Financial or Fifth Third, or the combined entity after the merger, and did not review any individual credit files relating to MB Financial or Fifth Third or any of their respective subsidiaries. Sandler O’Neill assumed, with MB Financial’s consent, that the respective allowances for loan losses for both MB Financial and Fifth Third were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for MB Financial for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MB Financial. In addition, in preparing its analyses Sandler O’Neill used publicly available median analyst earnings per share estimates for Fifth Third for the years ending December 31, 2018 through December 31, 2020 and an estimated long-term annual earnings growth rate for the years thereafter, as provided by the senior management of MB Financial, as well as an estimated dividend payout ratio and estimated share buyback ratios as provided by the senior management of Fifth Third. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Fifth Third, as well as publicly available median consensus analyst earnings per share estimates for MB Financial for the years ending December 31, 2018 and December 31, 2019 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of MB Financial. With respect to the foregoing information, the respective senior managements of MB Financial and Fifth Third confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgment of those respective senior managements as to the future financial performance of MB Financial and Fifth Third, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in MB Financial’s or Fifth Third’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that MB Financial and Fifth Third would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with MB Financial’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MB Financial, Fifth Third or the benefits contemplated by the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. With MB Financial’s consent, Sandler O’Neill relied upon the advice that MB Financial received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s analyses and opinion were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of MB Financial common stock or Fifth Third common stock at any time or what the value of Fifth Third common stock would be once it is actually received by the holders of MB Financial common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to MB Financial’s Board of Directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to MB Financial or Fifth Third and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MB Financial and Fifth Third and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of MB Financial common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MB Financial, Fifth Third, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MB Financial’s Board of Directors at its May 20, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of MB Financial common stock or Fifth Third common stock or the prices at which MB Financial or Fifth Third common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by MB Financial’s Board of Directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of MB Financial’s Board of Directors with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Sandler O’Neill calculated an implied purchase price per share of $54.20, or an aggregate implied transaction value of approximately $4.653 billion, consisting of the sum of (i) the implied value of 1.45 shares of Fifth Third common stock based on the closing price of Fifth Third common stock on May 18, 2018 plus (ii) $5.54. Based upon financial information for MB Financial as of or for the most recent available completed quarter (“MRQ”) ended March 31, 2018, the publicly available median consensus analyst 2018 earnings per share estimate for MB Financial, 2018 internal financial projections for MB Financial as provided by the senior management of MB Financial and the closing price of MB Financial common stock on May 18, 2018, Sandler O’Neill calculated the following implied transaction metrics:

Implied Purchase Price Per Share / MRQ Core EPS Annualized¹	21.2	x
Implied Purchase Price Per Share / Median Consensus Analyst 2018E Earnings Per Share	19.2	x
Implied Purchase Price Per Share / Management Forecast 2018E Earnings Per Share	17.7	x
Implied Purchase Price Per Share / March 31, 2018 Book Value Per Share	166%
Implied Purchase Price Per Share / March 31, 2018 Tangible Book Value Per Share	271%
Tangible Book Premium / Core Deposits² (“Core Deposit Premium”)	22.4%
Market Premium as of May 18, 2018	24.2%

[1]	MRQ Core EPS Annualized reflected diluted operating earnings per common share for the first quarter of 2018, as reported by MB Financial, annualized.
[2]	Core Deposits defined as deposits less time deposits with a balance of at least $100,000 and brokered deposits.

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of MB Financial common stock and Fifth Third common stock for the three-year periods ended May 18, 2018. Sandler O’Neill then compared the relationship between the movements in the price of MB Financial common stock and Fifth Third common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

MB Financial’s Three-Year Stock Performance

	Beginning Value May 18, 2015	Ending Value May 18, 2018
MB Financial	100%	137.6%
NASDAQ Bank Index	100%	155.4%
MB Financial Peers	100%	140.4%

Fifth Third’s Three-Year Stock Performance

	Beginning Value May 18, 2015	Ending Value May 18, 2018
Fifth Third	100%	163.5%
NASDAQ Bank Index	100%	155.4%
Fifth Third Peers	100%	141.7%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for MB Financial with a group of financial institutions selected by Sandler O’Neill. The MB Financial peer group included 17 United States banks headquartered in the continental 48 states with securities publicly traded on major United States exchanges and assets between $15.0 billion and $25.0 billion, but excluded targets of announced merger transactions. The MB Financial peer group consisted of the following companies:

BancorpSouth Bank	Prosperity Bancshares, Inc.
Bank of the Ozarks	Simmons First National Corporation
Cathay General Bancorp	TCF Financial Corporation
Chemical Financial Corporation	Texas Capital Bancshares, Inc.
Commerce Bancshares, Inc.	UMB Financial Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Old National Bancorp	Washington Federal, Inc.
PacWest Bancorp	Western Alliance Bancorporation
Pinnacle Financial Partners, Inc.

The analysis compared publicly available financial information for MB Financial with corresponding data for the MB Financial peer group as of or for the twelve months ended March 31, 2018 (unless otherwise indicated), with pricing data as of May 18, 2018. The table below sets forth the data for MB Financial and the high, low, mean, and median data for the MB Financial peer group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in MB Financial’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

MB Financial Comparable Company Analysis

	MB Financial¹		Peer Group High		Peer Group Low		Peer Group Mean		Peer Group Median
Total Assets ($ millions)	$20,168		$24,611		$15,597		$20,348		$20,761
Loans / Deposits	93.1%		108.9%		57.6%		91.1%		94.3%
Non-Performing Assets² / Total Assets	0.36%		0.84%		0.05%		0.45%		0.41%
Tangible Common Equity / Tangible Assets³	8.9%		13.2%		7.8%		9.5%		9.4%
CET 1 Ratio	9.5%		15.7%		8.8%		11.6%		11.2%
Total Risk Based Capital Ratio	13.6%		17.0%		11.2%		13.6%		13.3%
LTM Return on Average Assets (“ROAA”)	1.54%		2.20%		0.67%		1.24%		1.24%
LTM Return on Average Tangible Common Equity[4] (“ROATCE”)	20.5%		19.1%		9.3%		13.4%		13.8%
LTM Net Interest Margin	3.69%		5.09%		3.15%		3.79%		3.59%
LTM Efficiency Ratio	64.1%		68.3%		34.6%		52.9%		51.0%
Stock Price / Tangible Book Value	216%		326%		163%		237%		234%
Stock Price / MRQ Annualized Earnings Per Share	16.8	x	18.0	x	13.5	x	15.5	x	15.4	x
Stock Price / Mean Analyst 2018E Earnings Per Share	15.5	x	17.9	x	12.9	x	14.7	x	14.3	x
Stock Price / Mean Analyst 2019E Earnings Per Share	13.2	x	17.2	x	11.3	x	13.5	x	13.4	x
Current Dividend Yield	2.2%		4.5%		0.0%		2.0%		1.9%
Market Capitalization ($ millions)	$3,669		$6,885		$2,716		$4,461		$3,993

[1]

Per MB Financial’s public filings, as applicable; normalized for the one-time impact of tax reform, MB Financial’s LTM ROAA and LTM ROATCE were approximately 1.00% and 13.5%, respectively. MRQ Annualized Earnings Per Share for MB Financial were based on diluted operating earnings per common share for the first quarter of 2018, as reported by MB Financial, annualized.

[2]	Excluded restructured loans.
[3]	Tangible Common Equity / Tangible Assets ratio was based on prior quarter data in the case of Cathay General Bancorp.
[4]

LTM ROATCE was sourced from regulatory filings in the case of TCF Financial Corporation and Simmons First National Corporation and was based on prior quarter data in the case of Cathay General Bancorp.

Sandler O’Neill used publicly available information to perform a similar analysis for Fifth Third by comparing selected financial information for Fifth Third with a group of financial institutions selected by Sandler O’Neill. The Fifth Third peer group included 10 United States banks with securities publicly traded on major United States exchanges and assets between $75.0 billion and $500.0 billion, but excluded Northern Trust Corp., State Street Corp., Bank of New York Mellon Corp. and Capital One Financial. The Fifth Third peer group consisted of the following companies:

BB&T Corporation	M&T Bank Corporation
Citizens Financial Group, Inc.	PNC Financial Services Group, Inc.
First Republic Bank	Regions Financial Corporation
Huntington Bancshares Inc.	SunTrust Banks, Inc.
KeyCorp	U.S. Bancorp

The analysis compared publicly available financial information for Fifth Third with corresponding data for the Fifth Third peer group as of or for the twelve months ended March 31, 2018 (unless otherwise indicated), with pricing data as of May 18, 2018. The table below sets forth the data for Fifth Third and the high, low, mean, and median data for the Fifth Third peer group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Fifth Third’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Fifth Third Comparable Company Analysis

	Fifth Third¹		Peer Group High		Peer Group Low		Peer Group Mean		Peer Group Median
Total Assets ($ millions)	$141,500		$460,119		$90,224		$199,140		$145,251
Loans / Deposits	87.2%		96.3%		80.5%		88.2%		88.7%
Non-Performing Assets² / Total Assets	0.37%		0.81%		0.05%		0.42%		0.40%
Tangible Common Equity / Tangible Assets	8.9%		9.0%		7.5%		8.1%		8.1%
CET 1 Ratio	10.8%		11.2%		9.0%		10.3%		10.4%
Total Risk Based Capital Ratio	15.3%		14.4%		12.5%		13.5%		13.7%
LTM Return on Average Assets	1.84%		1.48%		0.94%		1.21%		1.19%
LTM Return on Average Tangible Common Equity³	20.0%		18.7%		11.7%		14.6%		13.9%
LTM Net Interest Margin	3.07%		3.56%		2.90%		3.22%		3.18%
LTM Efficiency Ratio	55.4%		62.4%		55.1%		59.0%		59.0%
Stock Price / Tangible Book Value	186%		271%		153%		220%		213%
Stock Price / MRQ Annualized Earnings Per Share	14.7	x	21.7	x	13.2	x	15.2	x	13.6	x
Stock Price / Mean Analyst 2018E Earnings Per Share	13.6	x	20.3	x	11.9	x	13.8	x	13.3	x
Stock Price / Mean Analyst 2019E Earnings Per Share	12.4	x	17.8	x	10.8	x	12.6	x	12.4	x
Current Dividend Yield	1.9%		2.9%		0.7%		2.1%		2.2%
Market Capitalization ($ millions)	$23,005		$83,026		$15,879		$34,954		$23,953

[1]

Per Fifth Third’s public filings, core LTM ROAA, core LTM ROATCE and core LTM efficiency ratio were 1.11%, 11.7% and 63.7%, respectively. MRQ Annualized Earnings Per Share for Fifth Third were based on core diluted earnings per share for the first quarter of 2018, as reported by Fifth Third, annualized.

[2]	Excluded restructured loans.
[3]	LTM ROATCE was sourced from regulatory filings in the case of PNC Financial Services Group, Inc., Citizens Financial Group, Inc., KeyCorp and Regions Financial Corporation.

Analysis of Precedent Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions (the “Precedent Transactions”). The Precedent Transactions included 10 United States bank transactions announced between January 1, 2012 and May 18, 2018 with target company assets between $8.0 billion and $40.0 billion, but excluded the Toronto-Dominion Bank / Scottrade Bank transaction, TIAA Board of Overseers / EverBank Financial Corp transaction and CIT Group Inc. / IMB HoldCo LLC transaction.

The Precedent Transactions were composed of the following transactions:

Acquiror	Target
First Horizon National Corp.	Capital Bank Financial Corp
Sterling Bancorp	Astoria Financial Corp.
Canadian Imperial Bank of Commerce	PrivateBancorp Inc.
Huntington Bancshares Inc.	FirstMerit Corp.
KeyCorp	First Niagara Financial Group
BB&T Corp.	National Penn Bancshares Inc.
Royal Bank of Canada	City National Corp.
BB&T Corp.	Susquehanna Bancshares Inc.
First Citizens BancShares Inc.	First Citizens Bancorp.
Umpqua Holdings Corp.	Sterling Financial Corp.
PacWest Bancorp	CapitalSource Inc.
FirstMerit Corp.	Citizens Republic Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated one-year forward earnings per share (to the extent publicly available), transaction price to tangible book value per share, core deposit premium (to the extent publicly available), and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions.

	Fifth Third / MB Financial[1]		Precedent Transactions High		Precedent Transactions Low		Precedent Transactions Mean		Precedent Transactions Median
Transaction price/LTM earnings per share[2]	21.2	x	35.4	x	14.2	x	21.0	x	19.2	x
Transaction price/Estimated one-year forward EPS	19.2	x	21.3	x	14.0	x	18.6	x	19.1	x
Transaction price/Tangible book value per share	271%		265%		118%		181%		169%
Core deposit premium³	22.4%		35.4%		1.5%		12.6%		9.9%
1-Day market premium[4]	24.2%		40.4%		(2.9%)		21.0%		18.6%

[1]

Indicated transaction metrics for the merger were based on the implied purchase price per share of $54.20, diluted operating earnings per common share for the first quarter of 2018, as reported by MB Financial, annualized for 2018, the publicly available median consensus analyst 2018 earnings per share estimate for MB Financial, financial information for MB Financial as of or for the quarter ended March 31, 2018 and the closing price of MB Financial common stock on May 18, 2018.

²	Excluded the multiples of the PacWest Bancorp/CapitalSource Inc. and FirstMerit Corp./Citizens Republic Bancorp Inc. transactions as not meaningful.
[3]	Excluded the multiples of the Sterling Bancorp/Astoria Financial Corp. and FirstMerit Corp./Citizens Republic Bancorp Inc. transactions as not meaningful.
[4]	Excluded the premium of the Canadian Imperial Bank of Commerce/PrivateBancorp Inc. transaction as not meaningful.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of MB Financial common stock, assuming MB Financial performed in accordance with internal financial projections for MB Financial for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MB Financial. To approximate the terminal value of MB Financial common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings multiples ranging from 14.0x to 18.0x and multiples of December 31, 2022 tangible book value ranging from 200% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 8.5% to 11.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MB Financial common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MB Financial common stock of $46.87 to $66.95 when applying multiples of earnings and $45.26 to $68.73 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x
8.5%	$53.11	$56.57	$60.03	$63.49	$66.95
9.0%	52.00	55.39	58.77	62.16	65.55
9.5%	50.92	54.23	57.55	60.86	64.17
10.0%	49.87	53.11	56.35	59.60	62.84
10.5%	48.84	52.01	55.19	58.36	61.54
11.0%	47.84	50.95	54.05	57.16	60.27
11.5%	46.87	49.91	52.95	55.99	59.03

Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	200%	215%	230%	245%	260%	275%
8.5%	$51.27	$54.76	$58.25	$61.74	$65.23	$68.73
9.0%	50.20	53.62	57.03	60.45	63.86	67.28
9.5%	49.16	52.50	55.84	59.19	62.53	65.87
10.0%	48.15	51.42	54.69	57.96	61.23	64.50
10.5%	47.16	50.36	53.56	56.76	59.96	63.16
11.0%	46.19	49.33	52.46	55.59	58.73	61.86
11.5%	45.26	48.32	51.39	54.46	57.52	60.59

Sandler O’Neill also considered and discussed with the MB Financial Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming MB Financial’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for MB Financial common stock, applying the price to 2022 earnings multiples range of 14.0x to 18.0x referred to above and a discount rate of 10.00%.

Imputed Present Values per Share Based on Earnings Multiples

Annual Estimate Variance	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	$43.06	$45.81	$48.57	$51.33	$54.08
(10.0%)	45.33	48.24	51.16	54.08	57.00
(5.0%)	47.60	50.68	53.76	56.84	59.92
0.0%	49.87	53.11	56.35	59.60	62.84
5.0%	52.14	55.54	58.95	62.35	65.76
10.0%	54.41	57.97	61.54	65.11	68.68
15.0%	56.68	60.41	64.14	67.86	71.59

Sandler O’Neill also performed an analysis that estimated the net present value per share of Fifth Third common stock, assuming that Fifth Third performed in accordance with publicly available median analyst earnings per share estimates for Fifth Third for the years ending December 31, 2018 through December 31, 2020 and an estimated annual earnings growth rate for Fifth Third for the years ending December 31, 2021 and December 31, 2022, as provided by MB Financial senior management, and also assuming an estimated dividend payout ratio and estimated share buyback ratios as provided by Fifth Third senior management. To approximate the terminal value of Fifth Third common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings multiples ranging from 13.0x to 16.0x and multiples of December 31, 2022 tangible book value ranging from 175% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fifth Third common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Fifth Third common stock of $30.44 to $41.57 when applying multiples of earnings and $29.25 to $49.87 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples:

Discount Rate	13.00x	13.75x	14.50x	15.25x	16.00x
8.0%	$34.46	$36.24	$38.02	$39.79	$41.57
8.5%	33.75	35.48	37.22	38.96	40.70
9.0%	33.05	34.75	36.45	38.15	39.85
9.5%	32.37	34.03	35.70	37.36	39.03
10.0%	31.71	33.34	34.97	36.59	38.22
10.5%	31.06	32.66	34.25	35.85	37.44
11.0%	30.44	32.00	33.56	35.12	36.68

Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	175%	200%	225%	250%	275%
8.0%	$33.10	$37.30	$41.49	$45.68	$49.87
8.5%	32.42	36.52	40.62	44.72	48.82
9.0%	31.75	35.76	39.77	43.79	47.80
9.5%	31.10	35.03	38.95	42.88	46.80
10.0%	30.47	34.31	38.15	41.99	45.83
10.5%	29.85	33.61	37.37	41.13	44.89
11.0%	29.25	32.93	36.61	40.29	43.97

Sandler O’Neill also considered and discussed with the MB Financial Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Fifth Third’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Fifth Third common stock, applying the price to 2022 earnings multiples range of 13.00x to 16.00x referred to above and a discount rate of 9.5%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	13.00x	13.75x	14.50x	15.25x	16.00x
(15.0%)	$28.04	$29.46	$30.87	$32.29	$33.70
(10.0%)	29.48	30.98	32.48	33.98	35.48
(5.0%)	30.93	32.51	34.09	35.67	37.25
0.0%	32.37	34.03	35.70	37.36	39.03
5.0%	33.81	35.56	37.31	39.06	40.80
10.0%	35.26	37.09	38.92	40.75	42.58
15.0%	36.70	38.61	40.53	42.44	44.35

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2018. Sandler O’Neill utilized the following information and assumptions: (a) publicly available median analyst earnings per share estimates for Fifth Third for the years ending December 31, 2018 through December 31, 2020, and an estimated long-term annual earnings growth rate for Fifth Third for the years thereafter as provided by the senior management of MB Financial, and an estimated dividend payout ratio and estimated share buyback ratios as provided by Fifth Third senior management; (b) publicly available median consensus analyst earnings per share estimates for MB

Financial for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term annual earnings growth rate for MB Financial for the years thereafter as provided by MB Financial senior management; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by Fifth Third senior management. The analysis indicated that the merger could be accretive to Fifth Third’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2023 and dilutive to Fifth Third’s estimated tangible book value per share at close and at December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.

In connection with this analysis, Sandler O’Neill considered and discussed with the MB Financial Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as MB Financial’s financial advisor in connection with the merger and will receive a fee for such services, which fee is contingent upon the closing of the merger, in an amount currently estimated to be approximately $25.0 million. Sandler O’Neill also received a $3 million fee from MB Financial for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the merger. MB Financial has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to MB Financial. Most recently, Sandler O’Neill acted as (i) financial advisor to MB Financial in connection with MB Financial’s acquisition of American Chartered Bancorp, Inc., which transaction closed in August 2016, (ii) book manager in connection with MB Financial’s offer and sale of preferred stock, which transaction closed in November 2017, and (iii) book manager in connection with MB Financial’s banking subsidiary’s offer and sale of subordinated debt, which transaction closed in November 2017. Sandler O’Neill did not provide any investment banking services to Fifth Third in the two years preceding the date of Sandler O’Neill’s opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to MB Financial, Fifth Third and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of MB Financial and Fifth Third or their respective affiliates for Sandler O’Neill’s own account and for the accounts of its customers.

Fifth Third’s Board of Directors’ Reasons for the Merger

Fifth Third’s reasons for entering into the merger agreement include:

•	the opportunity to bolster Fifth Third’s Chicago presence in a well-known, attractive banking market;

•	the opportunity to accelerate Fifth Third’s Chicago region expansion strategy;

•	the opportunity to market Fifth Third’s broader product suite and drive deeper product penetration within MB Financial’s client base;

•	the opportunity to increasingly support MB Financial’s clients and prospects with Fifth Third’s larger balance sheet; and

•	the opportunity to invest Fifth Third’s capital in a transaction that is expected to be earnings accretive and generate attractive returns by realizing sizeable cost synergies.

Fifth Third’s Board of Directors unanimously approved the merger agreement after Fifth Third’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of MB Financial. Fifth Third’s Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Fifth Third’s Board of Directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

It should be noted that this explanation of the Fifth Third Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

Management and Board of Directors of Fifth Third After the Merger

Pursuant to the merger agreement, Fifth Third has agreed to appoint to its Board of Directors, as of the effective time of the merger, two members of the MB Financial Board of Directors as mutually agreed by Fifth Third and MB Financial. At least one of the two directors so appointed must be an independent director of MB Financial. Fifth Third agreed to include these two directors in the slate of directors at the next annual meeting of Fifth Third’s shareholders to occur after the effective time of the merger. As of the date of this proxy statement/prospectus, MB Financial and Fifth Third have not selected any members of MB Financial’s Board of Directors for appointment to the Fifth Third Board of Directors. Information regarding current directors of Fifth Third and MB Financial, including biographical information, compensation and stock ownership, can be found in each of Fifth Third’s and MB Financial’s proxy statements for their respective 2018 annual meetings of stockholders, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Interests of MB Financial Directors and Executive Officers in the Merger

In considering the recommendations of the MB Financial Board of Directors, MB Financial stockholders should be aware that certain directors and executive officers of MB Financial have interests in the merger that may be different from, or in addition to, the interests of MB Financial stockholders generally. These interests are described below. The MB Financial Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that MB Financial preferred stockholders approve the preferred stockholder merger proposal and that MB Financial common stockholders approve the common stockholder merger proposal and the charter amendment proposal. The completion of the transactions contemplated by the merger agreement will constitute a change in control for purposes of all MB Financial agreements and plans described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

the relevant price per share of MB Financial common stock is $50.41, which is the average closing price per share of MB Financial’s common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the merger on May 21, 2018;

•	the effective time is January 31, 2019, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•

annual bonuses for 2018 are earned at 100% of target and the number of shares of MB Financial common stock earned under outstanding performance share unit awards is equal to the maximum of 175% of the performance share units covered by the award;

•

the employment of each executive officer of MB Financial is terminated without cause or due to resignation for good reason (as such terms are defined in the relevant MB Financial plans and agreements), in each case immediately following the assumed effective time of January 31, 2019; and

•	the service of each non-employee director of MB Financial is terminated immediately following the effective time.

The description included below, including quantification of potential payments and benefits, does not take into account certain other compensation actions that MB Financial is permitted to take prior to the completion of the merger, as described in the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 86 of this proxy statement/prospectus.

MB Financial Equity Awards

MB Financial has granted equity awards to its executive officers and directors under its Third Amended and Restated Omnibus Incentive Plan (which we refer to as the “MB Financial Omnibus Incentive Plan”). The MB Financial Omnibus Incentive Plan provides that unvested awards do not automatically vest in the event of a change in control so long as the awards are continued as a qualifying replacement award after the change in control. A replacement award qualifies if the award has a value at least equal to the replaced award, the award relates to publicly-traded securities of the successor following the change in control, and the award has terms and conditions (such as vesting and time of payment) not less favorable than in effect prior to the change in control. However, vesting, exercisability and payment of the replacement awards will accelerate in the event of an involuntary termination of employment (including a resignation for good reason) under circumstances in which severance benefits become payable or upon cessation of service as a director. If not replaced by a qualifying replacement award, the vesting and payment of the MB Financial equity awards would accelerate upon the change in control.

The merger agreement provides that Fifth Third will assume the MB Financial stock option, restricted stock, restricted stock unit and performance share unit awards outstanding at the effective time as described below, and that each assumed award will qualify as a replacement award.

Treatment of Outstanding Stock Options. At the effective time, each outstanding and unexercised option granted by MB Financial to purchase shares of MB Financial common stock will be converted into an option, on the same terms and conditions, including vesting, as were applicable prior to the merger, to purchase a number of Fifth Third common shares (rounded down to the nearest whole share) equal to the product of (a) the number of shares of MB Financial common stock subject to such option and (b) the Fifth Third equity award exchange ratio, with an exercise price per Fifth Third common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of MB Financial common stock of such MB Financial stock option by (y) the Fifth Third equity award exchange ratio.

Treatment of Restricted Stock Awards. At the effective time, each outstanding MB Financial restricted stock award will be converted into the number of whole Fifth Third common shares (rounded to the nearest whole share) equal to the product of (a) the number of shares of MB Financial common stock underlying such award and (b) the Fifth Third equity award exchange ratio, subject to the same terms and conditions, including vesting and cash dividend equivalents, as were applicable to such awards prior to the merger.

Treatment of Restricted Stock Unit Awards. At the effective time, each outstanding MB Financial restricted stock unit will be converted into a restricted stock unit for a number of whole Fifth Third common shares (rounded to the nearest whole share) equal to the product of (a) the number of shares of MB Financial common stock subject to such award and (b) the Fifth Third equity award exchange ratio, subject to the same terms and conditions, including vesting and cash dividend equivalents, as were applicable to such awards prior to the merger.

Treatment of Performance Share Unit Awards. At the effective time, each outstanding MB Financial performance share unit will be converted into a restricted stock unit for a number of whole Fifth Third common shares (rounded to the nearest whole share) equal to the product of (a) the number of shares of MB Financial common stock subject to such award and (b) the Fifth Third equity award exchange ratio, subject to the same terms and conditions, including vesting and cash dividend equivalents, as were applicable to such awards prior to the merger. Under each outstanding MB Financial performance share unit award, the number of MB Financial shares earned is based upon the total stockholder return of MB Financial common stock measured against the total stockholder return performance of approximately 50 financial institutions in the KBW Nasdaq Bank Index over a three-year performance period (subject to earlier termination in the event of a change in control) commencing on the grant date of the award. As a result of the change in control which will occur at the effective time, each performance period will end five trading days prior to the effective time and the MB Financial compensation committee will determine the number of shares of MB Financial common stock earned, which may range from 0% to 175% of the performance share units under the award, based on the relative total stockholder return during the applicable performance period using the per share value of MB Financial common stock as of the effective time.

See the section entitled “Merger-Related Compensation of MB Financial’s Named Executive Officers” beginning on page 75 of this proxy statement/prospectus for an estimate of the value of the unvested equity awards held by each of MB Financial’s named executive officers that would become vested upon a qualifying termination following the effective time. Based on the assumptions described above under “Interests of MB Financial’s Directors and Executive Officers in the Merger—Certain Assumptions,” (i) the estimated aggregate value of the unvested equity awards held by MB Financial’s two executive officers who are not named executive officers that would become vested upon a qualifying termination immediately following the effective time is $3,406,220 and (ii) the estimated aggregate value of the unvested MB Financial restricted stock unit awards held by MB Financial’s non-employee directors that would become vested at the effective time is $125,000. Additional information on equity holdings of MB Financial’s executive officers and non-employee directors can be found under the section entitled “Voting Securities and Certain Holders Thereof “ in MB Financial’s definitive proxy statement filed with the SEC on April 3, 2018, which is incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 133 of this proxy statement/prospectus.

Employment, Severance and Tax Gross-Up Agreements; Other Arrangements

Employment Agreement with Mitchell Feiger. MB Financial is a party to a December 2008 employment agreement with Mr. Feiger. The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, he will be entitled to receive certain severance benefits in addition to other vested amounts. The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material breach of the agreement by MB Financial or its successor, including, a material reduction of or interference with his duties, responsibilities (including failure to maintain his position as chief executive officer of MB Financial or its ultimate parent entity) or benefits without his consent. In the event Mr. Feiger’s employment terminates after the effective time under circumstances entitling him to severance benefits under the employment agreement, he will be entitled to:

•	a lump sum cash severance payment equal to three times the sum of his then current base salary and annual target bonus;

•	a fully-vested employer contribution to his account under the MB Financial Non-Stock Deferred Compensation Plan of approximately three times the amount of such contribution for the current year;

•	accelerated vesting and exercisability of all unvested stock options;

•	accelerated payment of all unvested restricted stock unit and performance share unit awards;

•	amounts, if any, payable under his tax gross-up agreement; and

•	previously vested amounts payable in accordance with the employment agreement or applicable benefit plan.

Mr. Feiger’s right to receive severance benefits under his employment agreement is contingent upon his execution of a release of claims. The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason. If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

Employment Agreement with Mark. Hoppe. MB Financial is party to an October 2017 amended and restated employment agreement with Mr. Hoppe. Under the employment agreement, upon an involuntary termination of Mr. Hoppe’s employment in connection with or within 24 months following a change in control occurring prior to 2020, Mr. Hoppe will be entitled to:

•	a lump sum cash severance payment equal to three times his annual base salary and annual target bonus (based on the base salary and target annual bonus in effect in 2017);

•	premium reimbursements for up to 18 monthly payments equal to 150% of the monthly premium paid by him for COBRA coverage;

•	accelerated vesting and exercisability of all unvested stock options;

•	accelerated payment of all unvested restricted stock unit and performance share unit awards; and

•	previously vested amounts payable in accordance with the employment agreement or applicable benefit plan.

The term “involuntary termination” is defined to include termination of Mr. Hoppe’s employment (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Hoppe following a material breach of the agreement by MB Financial or its successor, including, a material reduction of or interference with his duties, responsibilities (including failure to maintain his position as chairman or co-chairman of the board of directors of MB Financial Bank, N.A. or its successor) or benefits without his consent. Mr. Hoppe’s right to severance benefits under his employment agreement is contingent upon his execution of a release of claims, as well as his compliance with confidentiality and non-solicitation covenants contained in a separate protective covenants agreement.

Mr. Hoppe is not party to a tax gross-up agreement. Mr. Hoppe’s employment agreement provides that if the payments and benefits under the agreement in connection with a change in control would be subject to an excise tax by reason of Internal Revenue Code Sections 280G and 4999, then such payments and benefits will be reduced to one dollar below the threshold level for application of the tax, unless such reduced amount is less than the net amount of such payments and benefits after payment of the excise tax, in which case no reduction will be made.

Change in Control Severance Agreements with Executive Officers other than Messrs. Feiger and Hoppe. MB Financial has entered into change in control severance agreements (referred to as CIC severance agreements) with each of its executive officers (other than Messrs. Feiger and Hoppe).

Each CIC severance agreement provides that if a change in control occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to:

•	a lump sum cash severance payment amount equal to two times the sum of the executive’s annual base salary plus the executive’s average annual bonus over the last two complete calendar years;

•

continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer;

•	accelerated vesting and exercisability of all unvested stock options;

•	accelerated payment of all unvested restricted stock unit and performance share unit awards; and

•	previously vested amount payable in accordance with the CIC severance agreement or applicable benefit plan.

The CIC severance agreements with Randall T. Conte and Mark A. Heckler provide that if the payments and benefits under the agreement in connection with a change in control would be subject to an excise tax by reason of Internal Revenue Code Sections 4999 and 280G, then such payments and benefits will be reduced to one dollar below the threshold level for application of the tax, unless such reduced amount is less than the net amount of such payments and benefits after payment of the excise tax, in which case no reduction will be made.

Tax Gross Up Agreements. MB Financial is party to legacy tax gross-up agreements with each of its executive officers other than Messrs. Hoppe, Conte and Heckler. Each tax-gross up agreement includes a modified gross-up provision providing that the executive officer will be entitled to a full gross-up if the payments and benefits to the officer in connection with a change in control would be subject to an excise tax by reason of Internal Revenue Code Sections 280G and 4999 and the amount of such payments exceed the threshold level for application of such tax by more than 10%; if such excess equals or is less than 10%, the payments will instead be reduced below the threshold.

Other Arrangements. Under the merger agreement, Fifth Third acknowledged and agreed that the closing of the merger will constitute “good reason” (or words of similar import) under the employment and CIC severance agreements of each MB Financial executive officer. As a result, each MB Financial executive officer will have the right to resign for good reason following the effective time and receive the severance and other benefits described above for a period of time as specified in his/her employment and/or CIC severance agreements, as applicable. Prior to the effective time, Fifth Third may enter into retention or other arrangements with some or all of the MB Financial executive officers for the purposes of securing the continued employment of such executive officers after the closing of the merger. No such agreements have been entered into as of the date of the proxy statement/prospectus.

Under the merger agreement, Fifth Third agreed that MB Financial may enter into agreements with each of its executive officers to provide post-employment access to health care coverage for each such officer and his or her eligible dependents until the officer becomes eligible for Medicare benefits. This access to post-employment health coverage will be available only if at the time of termination the executive officer has attained age 55 and the officer pays the monthly COBRA premium for such coverage.

See the section entitled “Merger-Related Compensation for MB Financial’s Named Executive Officers” beginning on page 75 of this proxy statement/prospectus for an estimate of the value of the severance benefits any tax gross-up payments payable to MB Financial’s named executive officers upon a qualifying termination following the effective time.

Based on the assumptions described above under “Interests of MB Financial’s Directors and Executive Officers in the Merger—Certain Assumptions,” the estimated aggregate cash severance payments payable to MB Financial’s two executive officers who are not named executive officers upon a qualifying termination following the effective time equal $2,946,250 and no tax gross-up payments would be due.

Nonqualified Deferred Compensation Plans

Certain employees and directors of MB Financial and MB Financial Bank are eligible to participate in the MB Financial Non-Stock Deferred Compensation Plan and MB Financial Stock Deferred Compensation Plan (which we refer collectively to as the “MB Financial Deferred Compensation Plans”), under which participants accumulate benefits based on voluntary deferral and, in the case of employee-participants, contributions by MB Financial. The MB Financial Deferred Compensation Plans provide that from and after a change in control, no amendments may be made to such plans that would have an “adverse” effect on a participant without such participant’s consent. An “adverse” amendment would include, but not be limited to, termination of the plans or any amendment that would cause an acceleration of the payment of benefits under such plans. As of the date of this proxy statement/prospectus, all amounts credited to the executive officers and directors under the MB Financial Deferred Compensation Plans are fully vested. Amounts credited to accounts under the MB Financial Stock Deferred Compensation Plan will be converted into the right to receive the merger consideration and shall be payable in accordance with the terms of the plan.

Future Compensation Actions

In addition to the payments and benefits above, under the terms of the merger agreement, MB Financial may take certain compensation actions prior to completion of the merger that will affect MB Financial’s directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above unless specifically disclosed. Among other actions, MB Financial may determine and approve annual incentives for 2018 based on actual performance, with payments at no less than 75% of target bonus, make certain long-term incentive grants to its employees and directors under the MB Financial Omnibus Incentive Plan if the effective time has not occurred by March 1, 2019 on terms and conditions substantially similar to those grants made by MB Financial in 2018, and establish a cash transition and retention program. In addition, MB Financial may take certain actions to mitigate adverse tax consequences under Sections 280G and 4999 of the Internal Revenue Code. Such actions may, subject to consultation with Fifth Third, include making payment in 2018 of all or a portion of the annual incentives for 2018 and accelerating the vesting and payment of MB Financial equity awards scheduled to vest and be paid during the first quarter of 2019.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, MB Financial directors, officers, employees and employee benefit plan fiduciaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance and similar policies concerning fiduciaries following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification and Directors’ and Officers’ Insurance” beginning on page 91 of this proxy statement/prospectus.

Board Membership

Under the merger agreement at the effective time, Fifth Third will appoint two current directors of MB Financial to the Fifth Third Board of Directors and will nominate the appointees for election as directors at Fifth Third’s next annual meeting of stockholders. The MB Financial directors to be appointed (at least one of whom shall be an independent MB Financial director) are to be mutually agreed upon by MB Financial and Fifth Third. As of the date of this proxy statement/prospectus, MB Financial and Fifth Third have not selected any members of MB Financial’s Board of Directors for appointment to the Fifth Third Board of Directors.

Merger-Related Compensation for MB Financial’s Named Executive Officers

In order to comply with the requirements of Item 402(t) of the SEC’s Regulation S-K, the following table and the related footnotes provide information about the compensation which may be paid to MB Financial’s named executive officers that is based on or otherwise relates to the merger (“merger-related compensation”). The compensation shown in this table and described in the footnotes to the table is the merger-related compensation that is the subject of the merger-related proposal, a non-binding, advisory vote of the MB Financial stockholders at the MB Financial special meeting, as described in “MB Financial Proposals—Merger-Related Compensation Proposal” beginning on page 41. The figures in the table are estimated based on compensation received during 2018 through the date of this proxy statement/prospectus, continuation of current compensation levels thereafter and an assumed effective date of January 31, 2019, for both the merger and termination of the named executive officer’s employment under circumstances entitling him or her to severance benefits. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this proxy statement/prospectus, and do not reflect the value arising from certain compensation actions that may occur before the completion of the merger (such as the awarding of annual bonus compensation for 2018, the grant of annual equity awards which may occur in 2019 or actions taken to mitigate adverse tax consequences under Sections 280G and 4999 of the Internal Revenue Code), as described in “Interests of MB Financial Directors and Executive Officers in the Merger—Future Compensation Actions” beginning on page 75. Receipt of severance payments and benefits pursuant to a named executive officer’s employment or CIC severance agreement is conditioned upon the named executive officer’s execution of a release of claims and compliance with post-termination restrictions on actions including solicitation of customers and use of confidential information, as described in “Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70. As required by applicable SEC rules, all amounts below determined using the per share value of MB Financial common stock have been calculated based on a per share price of MB Financial common stock of $50.41 (the average closing market price of MB Financial common stock over the first five business days following the public announcement of the merger on May 21, 2018). The amounts below do not reflect the effect of reductions in the amount of severance benefits or gross-up payments which may be required or which may result from actions taken to mitigate the adverse tax consequences under Sections 280G and 4999 of the Internal Revenue Code. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursements(5)	Total
Mitchell Feiger	$5,827,500	$8,738,046	$516,723	—		$15,082,269
Randall T. Conte	$1,638,000	$1,887,003	—	$42,593		$3,567,192
Mark A. Hoppe	$3,708,975	$3,755,396	—			$7,463,427
Jill E. York	$1,785,750	$2,306,969	—	$41,628		$4,143,913
Mark A. Heckler	$1,670,000	$2,009,498	—	$61,827		$3,740,767

1.

Cash. These amounts represent the aggregate value of cash severance related to base salary, target or average annual bonus and, for Mr. Hoppe, health care premium payments, upon a qualifying termination under the named executive officer’s employment or CIC severance agreement as described in “Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70. The following table lists the respective portions of the amount set forth in this column that are attributable to the base salary severance payment, target or average annual bonus severance payment and health care premium payments.

Name	Base Salary Severance	Target Annual/Average Bonus Severance	Health Care Premiums Severance
Mitchell Feiger	$2,775,000	$3,052,500
Randall T. Conte	$928,000	$710,000
Mark A. Hoppe	$2,100,000	$1,575,000	$33,975
Jill E. York	$1,002,000	$783,750
Mark A. Heckler	$928,000	$742,000

2.

Equity. These amounts represent the aggregate value of unvested equity awards payable upon a qualifying termination under the MB Financial Omnibus Incentive Plan, as described in “Interests of MB Financial Directors and Executive Officers in the Merger.” Mr. Feiger is retirement eligible under the terms of his stock option, restricted stock unit and performance share unit awards such that he would continue to vest in such awards following termination of employment at any time. Because the vesting and payment of such amounts will accelerate upon termination following the merger, the value of such outstanding unvested stock options, restricted stock unit and performance share unit awards has been included in the table. The following table sets forth the values of unvested MB Financial restricted stock, restricted stock unit and performance share unit awards and the aggregate spread value in the unvested options.

Name	Stock Options	Restricted Stock/Units	Performance Share Units
Mitchell Feiger	$522,613	$2,306,257	$5,909,176
Randall T. Conte	$112,553	$521,797	$1,252,652
Mark A. Hoppe	$241,652	$958,675	$2,555,070
Jill E. York	$140,526	$648,106	$1,518,337
Mark A. Heckler	$115,590	$585,440	$1,308,467

For purposes of the foregoing table: (i) stock options are valued at the excess of $50.41, the assumed price per share of MB Financial common stock for purposes of this section, over the applicable per share exercise price, (ii) restricted stock units are valued at $50.41 multiplied by the number of outstanding unvested units, and (iii) performance share units are valued at $50.41 multiplied by the number of outstanding unvested performance share units (performance being based on attainment of the maximum level of performance solely for purposes of estimating the value of awards in this section, even though actual performance for the applicable performance period may differ from maximum performance). The value of the restricted stock units and performance share units also includes the amount of cash dividend equivalents expected to be credited under such units as of January 31, 2019, the assumed effective date of the merger for purposes of this section, based upon MB Financial’s current quarterly dividend of $0.24 per share.

The amounts set forth in the forgoing table are based on the assumption that the closing of the merger and termination of employment occur on January 31, 2019. Following is the portion of the amounts included in the foregoing table that would vest during February 2019 under the existing terms of the awards.

Name	Stock Options	Restricted Stock/Units	Performance Share Units	Total
Mitchell Feiger	$237,454	$959,229	$2,161,000	$3,357,682
Randall T. Conte	$53,588	$232,042	$498,151	$742,655
Mark A. Hoppe	$133,218	$472,569	$1,250,564	$1,856,351
Jill E. York	$67,752	$290,951	$639,593	$998,295
Mark A. Heckler	$52,830	$255,691	$494,723	$803,245

3.

Pension/NQDC. The amount for Mr. Feiger represents the employer contribution to be credited to Mr. Feiger’s account under the MB Financial Deferred Compensation Plans at the effective time in accordance with his employment agreement described in “Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70. The amount is equal to the present value of annual contributions equal to 20% of his base salary that would be credited at each of the three calendar-year ends following the date of a change in control assuming his employment continued through such dates.

4.

Perquisites/Benefits. These amounts represent the aggregate value of continuing welfare benefits to which the executives are entitled under their employment or CIC severance agreements, as described in “Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70. The following table sets forth the values of continuing welfare benefits based upon the 2018 premiums paid by MB Financial for such benefits, assuming a 5% annual increase in premium and a discount rate of 3.05%. No amounts have been included for Mr. Feiger or Mr. Hoppe because Mr. Feiger is currently entitled to post-

employment welfare benefits under his employment agreement whether or not the merger occurs, and Mr. Hoppe is entitled to the health care premium severance payments described above.

Name	Welfare Benefits
Mitchell Feiger	—
Randall T. Conte	$42,593
Mark A. Hoppe	—
Jill E. York	$41,628
Mark A. Heckler	$61,827

5.

Tax Reimbursement. Based upon the assumptions set forth above, including but not limited to the January 31, 2019 assumed closing date for the merger, no payments would be due to any executive officers under the tax gross-up agreements described in “Interests of MB Financial Directors and Executive Officers in the Merger” beginning on page 70.

Dividends/Distributions

From and after the date of the merger agreement, May 20, 2018, MB Financial may not, and may not permit its subsidiaries to, without the prior written consent of Fifth Third, make any dividend payments or distributions other than (i) regular quarterly cash dividends by MB Financial at a rate not in excess of $0.24 per share of MB Financial common stock, (ii) quarterly cash dividends on the MB Financial preferred stock in accordance with the terms of the preferred stock, (iii) distributions paid on trust preferred securities, and (iv) dividends paid by any of MB Financial’s subsidiaries to MB Financial or any of MB Financial’s wholly owned subsidiaries.

The merger agreement provides that Fifth Third and MB Financial must coordinate with one another with respect to the declaration of dividends in respect of Fifth Third common shares and MB Financial common stock, and the record dates and payment dates with respect thereto, with the intention that the holders of MB Financial common stock should not receive two dividends, or fail to receive a dividend, in any quarter with respect to their shares of MB Financial common stock and any Fifth Third common shares they receive in exchange therefor in the merger.

After the effective time, no dividends or other distributions declared or made with respect to Fifth Third common shares or new Fifth Third preferred shares, if applicable, will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of MB Financial common stock or MB Financial preferred stock until such holder properly surrenders such shares. See “—Conversion of Shares; Exchange and Payment Procedures” beginning on page 47.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement (i) from the Federal Reserve Board, (ii) from the Ohio Department of Commerce, Division of Financial Institutions (which we refer to as the “Ohio DFI”), (iii) if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and (iv) any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on Fifth Third, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Fifth Third and MB Financial have agreed to use their reasonable best efforts to obtain all required regulatory approvals. Fifth Third, MB Financial and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Fifth Third after the completion of the merger, or will contain a materially burdensome regulatory condition.

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”). In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews certain factors, including: (1) the financial and managerial resources of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (2) the effect of the proposal on competition, (3) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combating money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”) and considers the concentration of deposits on a nationwide basis. In their most recent respective CRA examinations, Fifth Third Bank and MB Financial Bank each received an overall “Outstanding” CRA performance rating.

Following the completion of the merger, Fifth Third intends to merge MB Financial Bank with and into Fifth Third Bank, with Fifth Third Bank surviving the merger (which we refer to as the “bank merger”). The bank merger will be subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) financial and managerial resources and future prospects of the existing and insured depository institutions which are parties to the bank merger, (3) the convenience and needs of the community to be served and the records of the insured depository institutions under the Community Reinvestment Act, (4) the insured depository institutions’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Fifth Third Bank’s establishment and operation of branches at MB Financial Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act.

Furthermore, the BHC Act, the Bank Merger Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board. Fifth Third filed its applications with the Federal Reserve Board under the BHC Act and the Bank Merger Act on June 12, 2018.

In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the transaction’s competitive effects and determine whether the transaction would result in a violation of the antitrust laws. After the Federal Reserve Board approves the transaction, the parties generally must wait at least 30 days to complete the transaction, during which time the DOJ may bring a court action challenging the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the antitrust aspects of the transaction, the DOJ generally analyzes the competitive effects of the transaction differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. Fifth Third and MB Financial believe that the merger should not raise significant regulatory concerns and that Fifth Third will be able to obtain all requisite regulatory approvals in a timely manner if required by regulators. However, there can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Ohio Department of Commerce, Division of Financial Institutions. The bank merger must be approved by the Ohio DFI under Chapter 1115 of Title 11 of the Ohio Revised Code. In considering an application under Chapter 1115, the Ohio DFI may consider a variety of factors including: (1) the competitive consequences of the proposed transaction, (2) the financial and managerial resources and future prospects of the banks involved, (3) the convenience and needs of the communities to be served, and (4) the comments of any other regulatory relevant authority. Fifth Third filed its application with the Ohio DFI on June 12, 2018.

OCC. MB Financial Bank is regulated by the Office of the Comptroller of the Currency (“OCC”). As required by OCC regulation, a notice was filed with the OCC on June 14, 2018 advising the agency that MB Financial Bank intends to merge with and into Fifth Third Bank.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of Fifth Third and MB Financial to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In recent similar transactions, the Federal Reserve Board has taken a longer time to render a decision on applications than the typical time period for approval set forth in the Federal Reserve Board’s regulations. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Fifth Third will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of MB Financial will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of Fifth Third common shares and shares of new Fifth Third preferred stock, if issuable, to be issued to former MB Financial stockholders, option holders and holders of restricted stock awards, restricted stock unit awards, performance-based awards and the MB Financial preferred stock, as applicable, at fair value, exceeds the fair value of the net assets acquired including identified intangible assets of MB Financial on the date the merger is completed, such amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of MB Financial being included in the operating results of Fifth Third beginning from the date of completion of the merger.

PUBLIC TRADING MARKETS

Fifth Third common shares are listed on the NASDAQ under the symbol “FITB.” MB Financial common stock and the depositary shares representing interests in MB Financial preferred stock are each listed on the NASDAQ under the symbols “MBFI” and “MBFIO”, respectively. Upon completion of the merger, the MB Financial common stock and the depositary shares representing interests in MB Financial preferred stock will be delisted from the NASDAQ and thereafter will be deregistered under the Exchange Act and MB Financial will no longer be required to file periodic reports with the SEC with respect to the MB Financial common stock and the depositary shares representing interests in MB Financial preferred stock. The Fifth Third common shares issuable in the merger will be listed on the NASDAQ. Prior to the effective time of the direct merger, Fifth Third will use its reasonable best efforts to cause the new Fifth Third preferred stock, if issuable, (or depositary shares representing interests in the new Fifth Third preferred stock) to be approved for listing on the NASDAQ.

RESALE OF FIFTH THIRD COMMON SHARES AND NEW FIFTH THIRD PREFERRED STOCK

All Fifth Third common shares and the new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by MB Financial stockholders in the merger, as applicable, will be freely tradable for purposes of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) and the Exchange Act, except for Fifth Third common shares and shares of new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by any MB Financial stockholder who becomes an “affiliate” of Fifth Third after completion of the merger. This proxy statement/prospectus does not cover resales of Fifth Third common shares or the new Fifth Third preferred stock (or depositary shares representing interests in the new Fifth Third preferred stock) received by any person upon completion of the merger, as applicable, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale. At or promptly following the closing of the merger, Fifth Third expects to take the necessary steps to delist the depositary shares representing interests in MB Financial preferred stock from the NASDAQ and terminate MB Financial’s registration and reporting obligations with the SEC, so that the depositary shares representing interests in MB Financial’s preferred stock will no longer trade on the NASDAQ or any other securities exchange and MB Financial will no longer file reports or other public disclosure with the SEC under the Exchange Act.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Fifth Third or MB Financial. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Fifth Third and MB Financial make with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Effects of the Merger; Merger Consideration

If the holders of MB Financial common stock approve the common stockholder merger proposal and the holders of MB Financial preferred stock approve the preferred stockholder merger proposal, then MB Financial will merge with and into Intermediary with Intermediary surviving the merger., which we have defined as the “direct merger.” The articles of incorporation and the regulations of Intermediary as in effect immediately prior to the direct merger will be the articles and regulations of the surviving company.

The merger agreement also provides that if the MB Financial preferred stockholders do not approve the preferred stockholder merger proposal, but the MB Financial common stockholders approve the common stockholder merger proposal and charter amendment proposal, then the acquisition of MB Financial will instead be effected by the merger of a newly-formed subsidiary of Fifth Third with an into MB Financial, with MB Financial surviving the merger, which we have defined as the “alternative merger.” Only if the preferred stockholder merger proposal is not approved by the MB Financial preferred stockholders will the alternative merger occur instead of the direct merger, if the MB Financial common stockholders approve the common stockholder merger proposal and the charter amendment proposal.

Each share of MB Financial common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by MB Financial or Fifth Third), will be converted into the right to receive 1.45 Fifth Third common shares and $5.54 in cash. Each share of MB Financial preferred stock issued and outstanding immediately prior to the effective time of the direct merger will automatically be converted into a share of the new Fifth Third preferred stock. The new Fifth Third preferred stock will have substantially the same terms as the MB Financial preferred stock, except that the new Fifth Third preferred stock will have no voting rights (including upon an arrearage in the payment of dividends) except as required by Ohio law and will have certain other differing terms to be consistent with Fifth Third’s currently outstanding series of preferred stock and its articles of incorporation.

In the alternative merger, the holders of MB Financial common stock will receive the same merger consideration on the same terms as in the direct merger, but each share of the MB Financial preferred stock will not be converted into a share of the new Fifth Third preferred stock and will instead remain outstanding and unchanged (except as noted in the next sentence) as preferred stock of MB Financial, which will be a subsidiary of Fifth Third. Pursuant to the charter amendment, effective immediately prior to consummation of the alternative merger, the holders of MB Financial preferred stock will have the right to vote with the holders of MB Financial common stock as a single class on all matters submitted to a vote of such common stockholders. Upon completion of the alternative merger, Fifth Third, as the sole holder of MB Financial common stock, will control MB Financial. Following completion of the alternative merger, MB Financial preferred stockholders will vote with Fifth Third as a single class on all matters submitted to a vote of Fifth Third, as the sole common stockholder of MB Financial. Thus, the voting rights that would be conferred upon the MB Financial preferred stockholders by the charter amendment would continue to apply with respect to MB Financial, and not Fifth Third, following completion of the alternative merger.

Fifth Third will not issue any fractional Fifth Third common shares in the merger. Instead, a MB Financial stockholder who otherwise would have received a fraction of a Fifth Third common share will receive an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of the Fifth Third common share to which the holder would otherwise be entitled by the average closing sale prices of Fifth Third common shares on the NASDAQ as reported by the Wall Street Journal for the five full trading days ending on the trading day prior to the closing date of the merger.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the closing of the merger will occur no later than three business days after the satisfaction or waiver of all the closing conditions, including the receipt of all required regulatory approvals and stockholder approvals and after the expiration of all regulatory waiting periods. See “The Merger Agreement—Conditions to the Merger” beginning on page 95 for a more complete description of the conditions that must be satisfied prior to closing.

On the closing date, the surviving corporation will effect the merger (whether as the direct merger or the alternative merger) legally by filing articles of merger with the Department of Assessments and Taxation of the State of Maryland and a certificate of merger with the Secretary of State of the State of Ohio. The merger will become effective upon filing or at such time as is specified in such articles of merger and certificate of merger. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the first quarter of 2019. However, there can be no assurance as to when or if the merger will occur.

If the merger has not been consummated on or before May 20, 2019, the merger agreement may be terminated by either Fifth Third or MB Financial (except if the termination date is extended as noted in the next sentence), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement. However, if on the termination date all closing conditions are satisfied or capable of being satisfied other than the receipt of all required regulatory approvals, then the termination date may be extended for three months at the option of either Fifth Third or MB Financial. See the section below entitled “Termination; Termination Fee” beginning on page 96.

Treatment of MB Financial Stock Options and Other Equity Awards

In connection with the merger, each outstanding equity-based award granted under the equity incentive plans of MB Financial will either be assumed by Fifth Third or, to the extent not assumed, converted into the right to receive merger consideration. Specifically, all outstanding options to purchase shares of MB Financial common stock, as well as all restricted stock awards, restricted stock units and performance share unit awards, in each case, that do not automatically vest by the terms of such award, will be assumed by Fifth Third, and adjusted as follows.

Treatment of MB Financial Stock Option Awards. Assumed options will be adjusted so as to represent the right to acquire a number of Fifth Third common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of MB Financial common stock subject to such assumed option immediately prior to the effective time multiplied by (ii) the sum of (a) the exchange ratio and (b) $5.54 divided by the average of the closing-sale prices of Fifth Third common shares on the NASDAQ as reported by The Wall Street Journal for the five full trading days ending on the trading day immediately preceding the closing date (we refer to such sum as the “Fifth Third equity award exchange ratio”), at an exercise price per Fifth Third common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of MB Financial common stock of such MB Financial stock option by (y) the Fifth Third equity award exchange ratio.

The assumed options will otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions) as were applicable to such option prior to assumption.

Treatment of MB Financial Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Share Unit Awards. Assumed restricted stock awards, restricted stock unit awards, and performance share unit awards will be adjusted so that the holder of such award will be entitled to receive, upon vesting, a number of Fifth Third common shares based upon the product of (a) the number of shares of MB Financial common stock underlying such award multiplied by (b) the Fifth Third equity award exchange ratio, rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward). The assumed restricted stock awards, restricted stock unit awards, and performance share unit awards shall otherwise subject to the same terms and conditions (including, without limitation, vesting conditions and cash dividend equivalents), as were applicable to such awards prior to the assumption.

Treatment of Other MB Financial Equity Awards. Each MB Financial equity-based award that is not assumed and adjusted under the merger agreement (in accordance with the terms set forth above) will be cancelled and converted automatically into the right to receive merger consideration.

Treatment of MB Financial’s Stock Deferred Compensation Plan. Each share of MB Financial common stock outstanding under the MB Financial’s Stock Deferred Compensation Plan will be deemed cancelled and converted into the right to receive the merger consideration; payment of such amount will otherwise remain subject to the terms and conditions of such plan.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. MB Financial has agreed that, prior to the effective time of the merger, except in connection with the discontinuation of MB Financial’s national mortgage origination business or as consented to by Fifth Third, MB Financial will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships. MB Financial and Fifth Third have each agreed not to, and cause their respective subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability of MB Financial, Fifth Third or their respective subsidiaries to obtain any necessary regulatory approvals required for the transactions contemplated by the merger agreement or perform their respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

In addition to the general covenants above, MB Financial has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of Fifth Third (which will not be unreasonably withheld, conditioned or delayed):

•

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of MB Financial or any of its wholly-owned subsidiaries to MB Financial or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a subsidiary of MB Financial);

•

(i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by MB Financial on the MB Financial common stock at a rate not in excess of $0.24 per share of MB Financial common stock, (B) quarterly cash dividends on the MB Financial preferred stock in accordance with the terms of the preferred stock, (C) distributions paid on trust preferred securities, (D) dividends paid by any of MB

Financial’s subsidiaries to MB Financial or any of MB Financial’s wholly-owned subsidiaries, (E) the acceptance of shares of MB Financial common stock as payment for the exercise price of MB Financial stock options or for withholding taxes incurred in connection with the exercise of MB Financial stock options or the vesting or settlement of MB Financial equity awards or (F) to satisfy obligations under MB Financial benefit plans; (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock unit awards, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or (iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except in connection with the reinvestment of dividends pursuant to the MB Financial dividend reinvestment plan or pursuant to the exercise of MB Financial stock options or the vesting or settlement of MB Financial equity awards;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice;

•

except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than a wholly owned subsidiary of MB Financial;

•

(i) terminate, materially amend, or waive any material provision of, any specified MB Financial material contract (as agreed among the parties), or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to MB Financial or (ii) enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•

except as required by any benefits plan or arrangement, (i) increase the compensation or benefits payable to any current or former employee, individual independent contractor or director, except , (A) increases in annual base salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3.25% in the aggregate or (B) the payment of annual or other periodic cash bonuses for completed performance periods based on actual performance and paid in the ordinary course of business consistent with past practice; (ii) grant or award any bonus or cash incentive compensation or make any loans to any employee, individual independent contractor or director other than in the ordinary course of business consistent with past practice; (iii) enter into, adopt, amend or terminate any benefits plan or arrangement; (iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any MB Financial benefits plan or arrangement, (v) discretionarily accelerate the vesting or payment of any equity or equity-based awards (vi) grant any severance, retention or termination pay to any employee, individual independent contractor or director; or (vii) enter into or adopt any collective bargaining agreement;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice, in an amount and for consideration not in excess of $2,500,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on the business of MB Financial or its subsidiaries or the surviving corporation in the merger or any of its affiliates;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	except for the charter amendment, amend MB Financial’s charter or bylaws or the comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP with the concurrence of its independent registered public accountants;

•	enter into any material new line of business;

•

make any loans or extensions of credit, except in the ordinary course of business consistent with past practice, or new loans or extensions of credit in excess of $35,000,000 in a single transaction or renewals of loans or extensions of credit in excess of $50,000,000, in each case, except pursuant to existing commitments; provided, that Fifth Third must respond to any request for a consent to make such loan or extension of credit in writing within two business days after the loan package is delivered to Fifth Third;

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make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate, except as contemplated by the merger agreement;

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make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its Subsidiaries;

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other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of the foregoing actions.

Fifth Third has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, Fifth Third has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by law or with the prior written consent of MB Financial (which will not be unreasonably withheld, conditioned or delayed), it will not:

•

except for an amendment as required to fix the terms of the new Fifth Third preferred stock, amend its articles of incorporation or its regulations in a manner that would adversely affect the economic benefits of the merger to the holders of MB Financial common stock;

•	adjust, split, combine or reclassify any of its capital stock;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Fifth Third or Intermediary;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of the foregoing actions.

Regulatory Matters. Fifth Third and MB Financial have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Fifth Third and MB Financial have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by the merger agreement, and MB Financial will thereafter mail or deliver the proxy statement/prospectus to MB Financial’s stockholders. Fifth Third has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and MB Financial has agreed to furnish all information concerning MB Financial and the holders of MB Financial common stock and preferred stock as may be reasonably requested in connection with any such action. In addition, Fifth Third and MB Financial have agreed to file, and did file, no later than 20 business days following the date of the merger agreement, all applications and notices with governmental entities to obtain the requisite regulatory approvals for the merger and the bank merger.

Fifth Third and MB Financial have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Additionally, each of Fifth Third and MB Financial has agreed to furnish, upon request, to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, MB Financial or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement.

Fifth Third and MB Financial have each agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger and (ii) avoid or eliminate all impediments under applicable law so as to enable the closing of the merger to occur as soon as possible, provided that Fifth Third will not be required and MB Financial will not be permitted to take, or agree to take, any actions or agree to any condition or restriction, in connection with the grant of certain required regulatory approvals, that would reasonably be expected to result in a materially burdensome regulatory condition.

Stockholder Approval. MB Financial’s Board of Directors has resolved to recommend to the MB Financial common stockholders that they (i) approve the merger (in either form as the direct merger or as the alternative merger) and (ii) the charter amendment (provided that the amendment will only become effective immediately prior to the consummation of the alternative merger). MB Financial’s Board of Directors has also resolved to recommend to the MB Financial preferred stockholders that they approve the direct merger. MB Financial’s Board of Directors has resolved to convene and hold a meeting of the MB Financial common stockholders and preferred stockholders as soon as reasonably practicable after the Form S-4 is declared effective and to submit these matters to the MB Financial common stockholders and preferred stockholders and any other matters required to be approved by the MB Financial common stockholders and preferred stockholders in order to carry out the intentions of the merger agreement. However, if MB Financial’s Board of Directors, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under Maryland law to continue to recommend these matters to MB Financial stockholders, then MB Financial’s Board of Directors may submit these matters to its common and preferred stockholders without recommendation, provided that MB Financial’s Board of Directors may not withdraw or change its recommendation unless (i) it gives Fifth Third at least three business days’ prior written notice of its intention to do so and a reasonable description of the event or circumstances giving rise to its determination to take such action and (ii) at the end of such notice period, MB Financial’s Board of Directors takes into account any amendment or modification to the merger agreement proposed by Fifth Third and, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under Maryland law to continue to recommend such matters to the MB Financial stockholders.

NASDAQ Listing. Fifth Third will (i) cause the Fifth Third common shares to be issued in connection with the merger to be approved for listing on the NASDAQ and (ii) if applicable, use reasonable best efforts to cause the new Fifth Third preferred stock (or depositary shares representing interests in new Fifth Third preferred stock) to be issued in the direct merger to be approved for listing on the NASDAQ, in each case, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters. For a period of one year after the closing date of the merger or, if shorter, during the period of employment of a continuing employee of MB Financial (or its subsidiaries) following the closing date of the merger, Fifth Third (or a subsidiary thereof) must provide each continuing employee of MB Financial (or its subsidiaries) with (i) an annual base salary or base wage rate and, cash bonus opportunities and cash incentive opportunities, as applicable, that are no less favorable than the annual base salary or base wage rate and, cash bonus opportunities and cash incentive opportunities, as applicable, provided by MB Financial (or its subsidiaries) to such continuing employee immediately prior to the effective time of the merger, (ii) employee benefits (excluding equity, equity-based compensation, defined benefit pension or retiree welfare benefits) that are, in the aggregate, either (A) substantially comparable to those provided by MB Financial (or its subsidiaries) immediately prior to the effective time of the merger or (B) substantially the same as those that are generally made available to similarly situated employees of Fifth Third and its subsidiaries.

With respect to any employee benefit plans of Fifth Third and its subsidiaries in which continuing employees of MB Financial (or its subsidiaries) become eligible to participate on or after the effective time of the merger (which we refer to as the “new plans”) Fifth Third or another applicable subsidiary will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MB Financial benefit plans, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time of the merger under a MB Financial benefit plan (to the same extent that such credit was given under the analogous MB Financial benefit plan prior to the effective time of the merger) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans, and (iii) recognize all service of such employees with MB Financial and its subsidiaries (and their respective predecessors, if applicable) for all purposes in any new plans to the same extent that such service was taken into account under the analogous MB Financial benefit plans prior to the effective time of the merger, provided, that the foregoing service recognition will not apply (x) to the extent it would result in a duplication of benefits for the same period of services, (y) with respect to any new plan that, by its terms, does not recognize prior service for any participants (whether previous employees of Fifth Third or any of its subsidiaries, or continuing employees of MB Financial (or its subsidiaries) or otherwise), or (z) under any retiree health plan, except as otherwise provided in the merger agreement.

During the period commencing at the effective time of the merger and ending on the later of 12-month anniversary of the closing date of the merger, or 90 days after the systems conversion (but in no event later than 24-month anniversary of the closing date of the merger), Fifth Third (or one of its subsidiaries) will provide severance and outplacement services to continuing employees of MB Financial (or its subsidiaries) (other than continuing employees who are party to a written employment agreement or any other written agreement with MB Financial, Fifth Third or any of their respective subsidiaries providing for severance) that are substantially the same as those that are generally provided to similarly situated employees of Fifth Third and its subsidiaries under the severance plan of Fifth Third and its subsidiaries as of May 20, 2018; provided, that (A) the severance plan of Fifth Third and its subsidiaries, as such plan applies to continuing employees of MB Financial (or its subsidiaries), shall be amended such that (x) the maximum number of weeks of severance provided to the lowest grade classification under such plan shall be 26 weeks, (y) the minimum number of weeks of severance provided to the two highest grade classifications under such plan shall be 26 weeks and (z) the severance provided to continuing employees of MB Financial (or its subsidiaries) whose employment terminates after June 30th shall include a pro rata bonus with respect the calendar year in which termination occurs, (B) such severance and outplacement services shall be subject to the execution (and non-revocation) of a customary release of claims against Fifth Third and each of its subsidiaries and (C) such severance may be paid in lump sum.

In addition, Fifth Third acknowledges and agrees that the closing of the merger will constitute “good reason” (or words of similar import) under the employment or severance agreement covering each executive officer of MB Financial.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, Fifth Third will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer and employee of MB Financial and its subsidiaries or fiduciaries of MB Financial or any of its subsidiaries under any MB Financial employee benefit plan from liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer or employee of MB Financial or any of its subsidiaries or (ii) is or was a fiduciary under any of the employee benefit plans, or (iii) is or was serving at the request of MB Financial or any of its subsidiaries as a director or officer of another entity and pertain to matters existing or occurring at or prior to the effective time of the merger, including matters, acts or omissions occurring in connection with the consideration and approval of the merger agreement and the consummation of the transactions contemplated thereby. Fifth Third has agreed to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by MB Financial and its subsidiaries or provide substitute directors’ and officers’ liability insurance for the benefit of present and former officers and directors of MB Financial or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. Any such substitute insurance must contain terms and conditions that are not less advantageous than the current coverage provided by MB Financial, except that Fifth Third is not required to incur annual premium expense greater than 300% of MB Financial’s current annual directors’ and officers’ liability insurance premium. In lieu of the foregoing, MB Financial, in consultation with, and with the consent of, Fifth Third, may obtain a six year “tail” policy at or prior to the effective time of the merger under MB Financial’s existing directors and officers insurance policy on the terms in this paragraph. Fifth Third has agreed to provide similar continuing insurance coverage for fiduciaries under MB Financial benefits plans.

No Solicitation. The merger agreement precludes MB Financial and its subsidiaries and their respective officers, directors, agents, advisors and representatives from initiating, soliciting, knowingly encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging or participating in any negotiations concerning, or providing any confidential or nonpublic information or data in connection with, or having or participating in any discussions with any person relating to, or entering into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement described in this paragraph) relating to, any Acquisition Proposal (defined below). However, if MB Financial receives an unsolicited bona fide written Acquisition Proposal prior to the approval of the MB Financial stockholder matters and MB Financial’s Board of Directors concludes in good faith (after receiving the advice of its outside counsel and financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior

Proposal (defined below), MB Financial may furnish nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of MB Financial concludes in good faith (after receiving the advice of its outside counsel and financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, provided that prior to providing any such nonpublic information or data, MB Financial will have provided such information to Fifth Third and entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between MB Financial and Fifth Third, which confidentiality agreement with such third party will not provide such third party with any exclusive right to negotiate with MB Financial. MB Financial has agreed to, as of the date of the merger agreement, terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than Fifth Third with respect to any Acquisition Proposal, and to use its reasonable best efforts, subject to applicable law and the fiduciary duties of its Board of Directors, to enforce any existing confidentiality, standstill or similar agreement to which it or its subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. MB Financial has also agreed to advise Fifth Third within 24 hours following receipt of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and to keep Fifth Third apprised within 24 hours of any developments, discussions and negotiations, including any amendments to or revisions of the terms of such Acquisition Proposal.

•

As used in the merger agreement, “Acquisition Proposal” means (other than the merger) any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of MB Financial and its subsidiaries or 25% or more of any class of equity or voting securities of MB Financial or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of MB Financial, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of MB Financial or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of MB Financial, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving MB Financial or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of MB Financial.

•

As used in the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that MB Financial’s Board of Directors concludes in good faith to be more favorable to MB Financial’s stockholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

Representations and Warranties

The merger agreement contains representations and warranties made by MB Financial to Fifth Third relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of MB Financial’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	accounting and internal controls;

•	broker’s and finder’s fees related to the merger;

•	absence of a material adverse effect since December 31, 2017;

•	legal proceedings and absence of orders, judgments and regulatory restrictions;

•	tax matters;

•	employee and employee benefits matters;

•	compliance with applicable law;

•	material contracts

•	agreements with regulatory agencies;

•	derivatives

•	environmental matters;

•	investments;

•	real property;

•	intellectual property;

•	related party transactions;

•	non-applicability of state takeover laws;

•	absence of action or any fact or circumstance that would prevent the merger from qualifying as a reorganization for tax purposes;

•	opinion from financial advisor;

•	accuracy of information provided by MB Financial in this proxy statement/prospectus;

•	loans; and

•	insurance.

The merger agreement also contains representations and warranties made by Fifth Third and Intermediary to MB Financial relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	the conformity with U.S. GAAP and SEC requirements of Fifth Third’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	accounting and internal controls;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2017;

•	legal proceedings;

•	tax matters;

•	compliance with applicable law;

•	material contracts;

•	related party transactions;

•	absence of action or any fact or circumstance that would prevent the merger from qualifying as a reorganization for tax purposes; and

•	accuracy of information provided by Fifth Third in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Fifth Third, MB Financial or Intermediary, as the case may be, means any event, circumstance, development, change or effect, that individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such person or its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such person or its subsidiaries, (D) public disclosure of the execution of the merger agreement, public disclosure of consummation of the transactions contemplated by the merger agreement (including any effect on such person’s or its subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Fifth Third, in the case of MB Financial, or MB Financial, in the case of Fifth Third, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect on such person has occurred) or (F) in the case of MB Financial, liabilities and other consequences associated with the discontinuance of MB Financial Bank’s national residential mortgage origination business; except, with respect to clauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its subsidiaries operate) or (ii) prevents or materially impairs, or would reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination; Termination Fee,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party engaged in fraud or willfully breached the merger agreement.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by Fifth Third and MB Financial, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Fifth Third, MB Financial or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Fifth Third’s and MB Financial’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Fifth Third and MB Financial publicly file with the SEC. See “Incorporation of Certain Documents by Reference” beginning on page 133.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Fifth Third and MB Financial to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of the MB Financial common stockholders of the merger and charter amendment;

•	approval for the listing on the NASDAQ of the Fifth Third common shares to be issued in connection with the merger;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing the consummation of, or which prohibits or makes illegal the consummation of, the transactions contemplated by the merger agreement; and

•

the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition.

Conditions to Obligations of Fifth Third and Intermediary. The obligation of Fifth Third and Intermediary to complete the merger is also subject to the satisfaction, or waiver by Fifth Third (on behalf of itself and Intermediary), of the following conditions:

•

the accuracy of the representations and warranties of MB Financial as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on MB Financial;

•	performance in all material respects by MB Financial of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by Fifth Third of an opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

Conditions to Obligations of MB Financial. The obligation of MB Financial to complete the merger is also subject to the satisfaction or waiver by MB Financial of the following conditions:

•

the accuracy of the representations and warranties of Fifth Third and Intermediary as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on Fifth Third;

•	performance in all material respects by Fifth Third and Intermediary of the obligations required to be performed by them at or prior to the closing date of the merger; and

•	receipt by MB Financial of an opinion of Silver, Freedman, Taff & Tiernan LLP as to certain tax matters.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by MB Financial’s stockholders:

•	by mutual written consent of Fifth Third and MB Financial;

•

by either Fifth Third or MB Financial, if a required regulatory approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the closing of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•

by either Fifth Third or MB Financial, if the merger has not closed by May 20, 2019, unless the failure to close by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement, provided that if on the termination date all closing conditions are satisfied or capable of being satisfied other than the receipt of all required regulatory approvals, then the termination date may be extended for three months at the option of either Fifth Third or MB Financial;

•

by either Fifth Third or MB Financial, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach (if curable) is cured by the earlier of May 20, 2019 and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement); or

•

by Fifth Third, if, (i) prior to the approval of the MB Financial stockholder matters, the MB Financial Board of Directors (A) submits the MB Financial stockholder matters to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its stockholders an Acquisition Proposal other than the merger, or (B) materially breaches its obligation to call a stockholder meeting and recommend to its stockholders, in accordance with the terms of the merger agreement, the approval of the MB Financial stockholder matters or to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of MB Financial’s outstanding shares of common stock is commenced (other than by Fifth Third or its subsidiaries) and the MB Financial Board of Directors recommends that MB Financial’s stockholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days).

MB Financial must pay Fifth Third a termination fee of $151.2 million in the following circumstances:

(1)

prior to the effective time of the merger and after the date of the merger agreement, a bona fide Acquisition Proposal has been made known to senior management or the Board of Directors of MB Financial or made directly to its stockholders generally or any person has publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to MB Financial and (A) thereafter the merger agreement is terminated by either party because the merger was not consummated on or before May 20, 2019 and MB Financial stockholders did not approve the MB Financial stockholder matters or (B) thereafter the merger agreement is terminated by Fifth Third because MB Financial has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give Fifth Third the right to terminate the merger agreement and (C) within one year after the termination of the merger agreement, an Acquisition Proposal is consummated or any definitive agreement with respect to an Acquisition Proposal is entered into (provided that for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term elsewhere in this proxy statement/prospectus, except that the references to “25%” in the definition of an “Acquisition Proposal” elsewhere in this proxy statement/prospectus shall be deemed to be references to “50%”); or

(2)

Fifth Third terminates the merger agreement because (i) prior to the approval of the MB Financial stockholder matters, the MB Financial Board of Directors (A) submits the MB Financial stockholder matters to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its stockholders an Acquisition Proposal other than the merger, or (B) materially breaches its obligation to call a stockholder meeting and recommend to its stockholders, in accordance with the terms of the merger agreement, the approval of the MB Financial stockholder matters or to refrain from soliciting alternative acquisition proposals or (ii) a tender offer or exchange offer for 25% or more of MB Financial’s outstanding shares of common stock is commenced (other than by Fifth Third or its subsidiaries) and the MB Financial Board of Directors recommends that MB Financial’s stockholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within ten business days).

Effect of Termination

If the merger agreement is validly terminated, it will become void without any liability on the part of any of the parties unless a party fraudulently or willfully breaches the merger agreement. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of MB Financial, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the MB Financial stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the merger agreement, provided that after any approval of the merger by the MB Financial stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

Application will be made by Fifth Third to have the Fifth Third common shares to be issued in connection with the merger approved for listing on the NASDAQ, which is the principal trading market for existing shares of Fifth Third common shares. If applicable, Fifth Third will use its reasonable best efforts to have the new Fifth Third preferred stock to be issued in the direct merger (or depositary shares representing interests in the new Fifth Third preferred stock) approved for listing on the NASDAQ. It is a condition to both parties’ obligation to complete the merger that approval for listing of shares of Fifth Third common stock is obtained, subject to official notice of issuance. As promptly as reasonably practicable following the effective time of the merger, MB Financial common stock and the depositary shares representing interests in MB Financial preferred stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Board of Directors of Fifth Third

At the closing of the merger, the Board of Directors of Fifth Third will appoint two directors of MB Financial’s Board of Directors to the Board of Directors of Fifth Third as mutually agreed by Fifth Third and MB Financial, and expand the size of the Board accordingly. At least one of the directors so appointed must be an independent director of MB Financial.

Fees and Expenses

Except with respect to (i) the termination fee, as described elsewhere in this proxy statement/prospectus, and (ii) if required, all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Fifth Third, all costs and expenses incurred in connection with the merger agreement, and the transactions contemplated by the merger agreement, will be paid by the party incurring such fees or expenses, provided that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Fifth Third and MB Financial.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the direct merger (as defined in The Merger—Terms of the Merger above) to U.S. holders (as defined below) of: (1) MB Financial common stock who exchange shares of MB Financial common stock for a combination of Fifth Third common shares and cash pursuant to the direct merger and (2) MB Financial preferred stock (together with MB Financial common stock, “MB Financial stock”) who exchange shares of MB Financial preferred stock for new Fifth Third preferred stock pursuant to the direct merger. This section also describes the anticipated material United States federal income tax consequences of the alternative merger (as defined in The Merger—Terms of the Merger above) to U.S. holders of: (1) MB Financial common stock who will receive the same merger consideration on the same terms as in the direct merger and (2) MB Financial preferred stock who will not exchange their shares for Fifth Third preferred stock and will remain the holders of outstanding and unchanged MB Financial preferred stock, except the MB Financial preferred stockholders will have the right to vote with the common stockholders as a single class on all matters submitted to a vote of such common stockholders.

For purposes of this discussion, a U.S. holder is a beneficial owner of MB Financial stock who for United States federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds MB Financial stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MB Financial stock, you should consult your tax advisor.

This discussion addresses only those MB Financial stockholders that hold their MB Financial stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular MB Financial stockholders in light of their individual circumstances or to MB Financial stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities and investors in such entities;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts;

•	regulated investment companies;

•	mutual funds;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold MB Financial stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. expatriates or former citizens or residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who are not U.S. holders; and

•

stockholders who acquired their shares of MB Financial stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, individual retirement accounts or other tax-deferred accounts.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the direct merger or alternative merger.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Fifth Third and MB Financial have structured the direct merger or alternative merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Fifth Third to complete the direct merger or alternative merger is conditioned upon the receipt at closing of an opinion from Simpson Thacher & Bartlett LLP, counsel to Fifth Third, to the effect that the direct merger or alternative merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Fifth Third and MB Financial. The obligation of MB Financial to complete the direct merger or alternative merger is conditioned upon the receipt at closing of an opinion from Silver, Freedman, Taff & Tiernan LLP, counsel to MB Financial, to the effect that the direct merger or alternative merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Fifth Third and MB Financial. Neither of these opinions is binding on the Internal Revenue Service or the courts. Fifth Third and MB Financial have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the direct merger or alternative merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

The qualification of the alternative merger as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code depends on the application of numerous technical requirements, including whether MB Financial stockholders will receive a sufficient amount of Fifth Third common shares to satisfy the “control” test applicable to the alternative merger. For purposes of Section 368(a)(2)(E) of the Internal Revenue Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the alternative merger, of the Fifth Third common shares received by holders of MB Financial common stock in exchange for MB Financial common stock relative to the value of the consideration other than Fifth Third common stock received by holders of MB Financial common stock in exchange for shares of MB Financial common stock in connection with the alternative merger.

Accordingly, each MB Financial stockholder should consult its tax advisor with respect to the particular tax consequence of the direct merger or alternative merger to such holder.

Tax Consequences of the Direct Merger or Alternative Merger Generally to Holders of MB Financial Stock. If the direct merger or alternative merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•	For MB Financial stockholders who receive Fifth Third common shares and cash in exchange for shares of MB Financial common stock pursuant to the direct merger or alternative merger:

•

gain (but not loss) will be recognized in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Fifth Third common shares and cash (other than cash received instead of a fractional Fifth Third common share) received by a holder of MB Financial common stock exceeds such holder’s tax basis in its MB Financial common stock, and (2) the amount of cash received by such holder of MB Financial common stock (other than cash received instead of fractional interests in Fifth Third common shares, which will be treated as discussed in the section entitled “Cash Received Instead of a Fractional Fifth Third Common Share” below);

•

the aggregate basis of the Fifth Third common shares received in the direct merger or alternative merger will be the same as the aggregate basis of the MB Financial common stock for which it is exchanged, decreased by the amount of cash received in the direct merger or alternative merger (except with respect to any cash received instead of fractional interests in Fifth Third common shares), decreased by any basis attributable to fractional interests in Fifth Third common shares for which cash is received, and increased by the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional interests in Fifth Third common shares for which cash is received); and

•	the holding period of Fifth Third common shares received in exchange for shares of MB Financial common stock will include the holding period of the MB Financial common stock for which it is exchanged.

•	For MB Financial stockholders who receive new Fifth Third preferred stock in exchange for shares of MB Financial preferred stock pursuant to the direct merger:

•	no gain or loss will be recognized;

•	the aggregate basis of the new Fifth Third preferred stock received in the direct merger will be the same as the aggregate basis of the MB Financial preferred stock for which it is exchanged; and

•	the holding period of new Fifth Third preferred stock received in the direct merger will be the same as the holding period of the MB Financial preferred stock for which it is exchanged.

•

For MB Financial stockholders who will not exchange their shares for Fifth Third preferred stock pursuant to the alternative merger and will remain the holders of MB Financial preferred stock (including the receipt of voting rights prior to the alternative merger):

•	no gain or loss will be recognized, and the adjusted tax basis and holding period of MB Financial preferred stock will be similarly unaffected by the alternative merger.

If holders of MB Financial stock acquired different blocks of MB Financial stock at different times or at different prices, any gain will be determined separately with respect to each block of MB Financial stock and such holders’ basis and holding period in their shares of Fifth Third common stock will be determined by reference to each block of MB Financial stock. Holders should consult their tax advisors regarding the manner in which gain should be determined for each identifiable block of MB Financial stock surrendered in the direct merger or alternative merger. In addition, for purposes of calculating gain, the fair market value of Fifth Third common stock is based on the trading price of that stock on the date of completion of the direct merger or alternative merger.

Gain that holders of MB Financial common stock recognize in connection with the direct merger or alternative merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held

(or are treated as having held) their MB Financial common stock for more than one year as of the date of the direct merger or alternative merger. Long-term capital gain of non-corporate holders of MB Financial common stock is generally taxed at preferential rates. All or part of the gain that a particular U.S. holder of MB Financial common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of Fifth Third or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Fifth Third after the direct merger or alternative merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely Fifth Third common shares rather than a combination of cash and Fifth Third common shares in the direct merger or alternative merger. This could happen, for example, because of ownership of additional Fifth Third common shares by such holder, ownership of Fifth Third common shares by a person related to such holder or a share repurchase by Fifth Third from other holders of Fifth Third common shares. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of MB Financial common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Fifth Third Common Share. A holder of MB Financial common stock who receives cash instead of a fractional Fifth Third common share will generally be treated as having received the fractional share pursuant to the direct merger or alternative merger and then as having sold that fractional Fifth Third common share for cash. As a result, a holder of MB Financial common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the direct merger or alternative merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the direct merger or alternative merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding and Information Reporting. Payments of cash to a holder of MB Financial common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Fifth Third and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. holder of MB Financial stock who receives Fifth Third stock as a result of the direct merger or alternative merger will be required to retain records pertaining to the direct merger or alternative merger. Each U.S. holder of MB Financial stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Fifth Third stock in the direct merger or alternative merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the MB Financial stock surrendered and the fair market value (determined immediately prior to the exchange) of the MB Financial stock that is exchanged by such significant holder. A “significant holder” is a holder of MB Financial stock who, immediately before the direct merger or alternative merger, owned at least 5% of the outstanding stock of MB Financial or securities of MB Financial with a basis for federal income taxes of at least $1.0 million.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the direct merger or alternative merger and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the direct merger or alternative merger. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the direct merger or alternative merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

MB Financial is incorporated under the laws of the State of Maryland and the rights of MB Financial stockholders are governed by the laws of the State of Maryland, including the Maryland General Corporation Law (which we refer to as the “MGCL”), MB Financial’s charter and MB Financial’s bylaws. As a result of the merger, MB Financial stockholders who receive Fifth Third common shares will become Fifth Third stockholders. Fifth Third is incorporated under the laws of the State of Ohio and the rights of Fifth Third stockholders are governed by the laws of the State of Ohio, including the Ohio General Corporation Law (which we refer to as the “OGCL”), Fifth Third’s articles and Fifth Third’s regulations. Thus, following the merger, the rights of MB Financial stockholders who become Fifth Third stockholders in the merger will no longer be governed by the laws of the State of Maryland, MB Financial’s charter and MB Financial’s bylaws and instead will be governed by the laws of the State of Ohio, as well as by Fifth Third’s articles and Fifth Third’s regulations.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Fifth Third stockholders under the OGCL, Fifth Third’s articles and Fifth Third’s regulations (right column), and the rights of MB Financial stockholders under the MGCL, MB Financial’s charter and MB Financial’s bylaws (left column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Fifth Third’s articles and Fifth Third’s regulations, and MB Financial’s charter and MB Financial’s bylaws, as well as the relevant provisions of the OGCL and the MGCL. Copies of Fifth Third’s and MB Financial’s governing documents are filed as exhibits to the reports of Fifth Third and MB Financial as incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

MB Financial	Fifth Third
Authorized Capital Stock

MB Financial’s charter authorizes MB Financial to issue up to 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 84,420,704 shares of MB Financial common stock outstanding and 200,000 shares of MB Financial preferred stock outstanding.

MB Financial’s charter authorizes MB Financial’s Board of Directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. MB Financial is authorized under its charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, MB Financial’s charter provides by its terms that it may be amended by MB Financial’s Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized.

Fifth Third’s articles authorize Fifth Third to issue up to 2,000,000,000 common shares, with no par value, and 500,000 shares of preferred stock, with no par value. As of August 1, 2018, there were 666,343,936 shares of the Fifth Third common shares outstanding and 54,000 shares of preferred stock outstanding.

MB Financial	Fifth Third
Number of Directors

MB Financial’s bylaws provide that MB Financial will have the number of directors set forth in its charter until changed to a number not greater than 25 by the Board of Directors by a vote of a majority of the whole Board (meaning the total number of directors MB Financial would have if there were no vacancies on the Board). MB Financial currently has 11 directors.

Under the MGCL, the minimum number of directors is one.

Fifth Third’s regulations provide that the Board of Directors shall be composed of fifteen persons unless that number is changed from time to time by the vote of a majority of the Board of Directors or by the shareholders pursuant to the OGCL.

Fifth Third’s Board of Directors may, by a majority vote of directors then in office, increase the number of Directors to not more than thirty persons or decrease the number of Directors to not less than ten persons. Under the OGCL, Fifth Third’s stockholders may fix or change the size of Fifth Third’s Board of Directors notwithstanding the foregoing range at a meeting of the stockholders of Fifth Third called for the purpose of electing directors at which a quorum is present by the affirmative vote of the majority of the shares that are represented at the meeting and entitled to vote on the proposal. Fifth Third’s Board of Directors presently consists of 12 directors.

Under the OGCL, the number of directors of a corporation may not be less than one.

Classes of Directors
MB Financial’s Board of Directors is not classified. MB Financial’s charter provides for the annual election of all directors.	Fifth Third’s Board of Directors is not classified. Fifth Third’s regulations provide for one class of directors that may increase to be no more than 30 and no less than 10 directors. Fifth Third directors are elected at the annual meeting of the shareholders and serve until the next annual meeting of the shareholders or until their successors are elected.

Special Meetings of the Board of Directors
MB Financial’s bylaws provide that a special meeting of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the Chairman of the Board of Directors. Notice of the place, date, and time of each such special meeting must be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by e-mailing faxing of the same not less than 24 hours before the meeting.	Fifth Third’s regulations provide that a special meeting of directors will be called by the Secretary whenever requested by the Chairman of the Board, Vice Chairman of the Board, Lead Director or five or more of the directors. Notice of each special meeting of the Board shall be given to each director personally or by telegram or cablegram, no later than two days before the meeting is to be held, or by mail, at least seven days before the day on which the meeting is held.

MB Financial	Fifth Third
Removal of Directors
MB Financial’s charter provides that, subject to the rights of the holders of any class of preferred or other stock outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (which we refer to as “voting stock”), voting together as a single class.	Fifth Third’s regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third commons stock entitled to vote thereon at a meeting of the shareholders, and the vacancy in the Board of Directors caused by such removal may be filled by action of the shareholders at such meeting or any subsequent meeting.

Filling Vacancies on the Board of Directors
MB Financial’s bylaws provide that, subject to the rights of the holders of any class or series of preferred or other stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director. A vacancy resulting from the removal of a director may be filled by the stockholders.

Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board of directors for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy on the board of directors.

Fifth Third’s regulations provides that, except for vacancies created by the removal of a director, in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third Board of Directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum) or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting called for that purpose. The vacancy in the Board of Directors caused by the removal of a director may be filled by action of the stockholders at a meeting of stockholders.

MB Financial	Fifth Third
Nomination of Director Candidates by Stockholders
MB Financial’s bylaws provide that the Secretary of MB Financial must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the Secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.	Fifth Third’s regulations provide that shareholders may nominate persons for election to the Board of Directors at annual meetings and at any special meetings at which directors will be elected. The nominating shareholder must be a shareholder of record both at the time of giving notice of such nomination and at the time of the meeting and must be entitled to vote at such meeting. Notice of nominations must be delivered to the principal executive offices of Fifth Third not less than 60 nor more than 90 days prior to the anniversary of the previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, for notice by the shareholder to be timely, it must be so delivered not earlier than the 90th day prior to such annual meeting and not later than 60th day prior to such annual meeting or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which such public announcement is first made by the Company.

Calling Special Meetings of Stockholders
MB Financial’s bylaws provide that special meetings of stockholders may be called by the president or MB Financial’s Board of Directors by vote of a majority of the whole Board. In addition, MB Financial’s bylaws provide that a special meeting of stockholders shall be called by the Secretary of MB Financial on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.	Under Fifth Third’s regulations, a special meeting of the holders of any or all classes or series of Fifth Third stock may be called at any time by the Board of Directors. Special Meetings of the common stockholders may be called by the Secretary upon written request made by holders of common stock who hold of record collectively at least 25% of the outstanding shares of common stock.

Stockholder Proposals
MB Financial’s bylaws provide that the Secretary of MB Financial must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year’s annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by MB Financial’s Secretary no earlier than the close of business on the 120th day prior to the	Fifth Third’s regulations provide that to properly bring business before an annual meeting, a shareholder must provide to the Secretary of Fifth Third a shareholder’s notice delivered to the principal executive offices of Fifth Third not less than 60 nor more than 90 days prior to the anniversary of the previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting

MB Financial	Fifth Third
date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.	and not later than the 60th day prior to such annual meeting or, if the first public announcement of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which such public announcement is first made by Fifth Third. Such shareholder must hold their shares of record both on the date notice is provided to Fifth Third and on the date of the meeting. Fifth Third’s regulations will not affect any rights of shareholders to request inclusion of proposals in Fifth Third’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Action by Written Consent
MB Financial’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The bylaws also provide that, unless MB Financial’s charter provides otherwise, the holders of any class of MB Financial voting stock, other than common stock, may act without a meeting if a consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.	Under the OGCL, Fifth Third shareholders may take action, without a meeting, by the written unanimous consent of shareholders who would be entitled to notice of a shareholders meeting held for such purpose. Otherwise, shareholders are able to take action only at an annual or special meeting called in accordance with Fifth Third’s regulations.

Notice of Stockholder Meetings
MB Financial’s bylaws provide that notice in writing or by electronic transmission of the time and place of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting, and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting.	Fifth Third’s regulations provide that Fifth Third must give written notice, either by personal delivery, mail, or any other means of communication authorized by the shareholder to whom the notice is given, not less than seven nor more than 60 days before any shareholders meeting, to each shareholder entitled to vote at such a meeting. The notice shall be in a form approved by the Board of Directors, and state the place, time, and purposes of the meeting.

Quorum at Stockholders Meetings
MB Financial’s bylaws provide that, at any meeting of stockholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except to the extent that the presence of a larger number may be required by law.	Fifth Third’s regulations provide that the presence of holders of shares entitled to exercise a majority of the voting power of Fifth Third at the meeting in person, by proxy, or by the use of communications equipment shall constitute a quorum for the transaction of business at any meeting of the shareholders.

MB Financial	Fifth Third
Stockholder Rights Plan
MB Financial has not adopted a stockholder rights plan.	Fifth Third has not adopted a shareholder rights plan.

Anti-Takeover Provisions and Other Stockholder Protections

Voting Limitation. MB Financial’s charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of MB Financial common stock from voting shares in excess of this limit.

Control Share Acquisitions. The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (which we refer to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MB Financial has done pursuant to its bylaws. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of shares of MB Financial common stock. Though not expected, MB Financial could decide to become subject to the MGCL control share acquisition statute by amending its bylaws to eliminate the opt-out provision.

Certain Business Combinations. MB Financial’s charter provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested stockholders” of MB Financial require, in addition to any vote required by law, the approval of a majority of the voting power of the outstanding shares of voting stock that is not beneficially owned by the interested stockholder in question, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested stockholder” generally means a person who is a greater than 14.9% stockholder of MB Financial or who is an affiliate of MB Financial and at

The articles of incorporation and regulations of Fifth Third contain various provisions that could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Ohio law contains provisions that would also make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any “control share acquisition” of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A “control share acquisition” is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

The Ohio Control Share Acquisition Act requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing

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any time within the past two years was a greater than 14.9% stockholder of MB Financial.

The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (for purposes of the MGCL business combination statute, one who beneficially owns 10% or more of the voting power) for a period of five years after the most recent date on which the interested stockholder became an interested stockholder, unless the transaction has been approved by the Board of Directors before the most recent date on which the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the Board of Directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. MB Financial has opted-out of the MGCL business combination statute through a provision in its charter.

MB Financial’s charter generally prohibits MB Financial from acquiring any of its own equity securities from a beneficial owner of 5% or more of MB Financial’s voting stock unless: (i) the acquisition is approved by the holders of a majority of MB Financial’s voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by MB Financial or a subsidiary of MB Financial to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the MB Financial common stock and is approved by a majority of the Board of Directors, including a majority of the disinterested directors.

public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be “interested shares” for purposes of the Ohio Control Share Acquisition Act.

Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

The transactions restricted by Chapter 1704 include:

•  any merger, consolidation, combination or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

•  certain transfers of property, dividends and issuance or transfers of shares from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such

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transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•  certain transactions that (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder or (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Ohio Tender Offer Procedures. Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company’s equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire

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any equity security of a target company within two years of the offeror’s previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

Indemnification of Directors and Officers

MB Financial’s charter provides that MB Financial will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the MGCL. MB Financial’s charter also provides that MB Financial will indemnify other employees and agents to the extent authorized by its Board of Directors and permitted by law.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

Under the OGCL, a corporation may indemnify directors and officers from liability, other than in an action by or in the right of the corporation, by reason of the fact that the person is or was a director or officer, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of a corporation, a person may not be indemnified (i) for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the OGCL require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he was a party to by reason of the fact that he is or was a director of the corporation. The indemnification authorized by the OGCL is not exclusive and is in addition to any other rights granted to directors under the articles of incorporation or regulations of the corporation or to any agreement between the directors and the corporation.

Under Fifth Third’s regulations, Fifth Third shall indemnify, to the fullest extent permitted by the OGCL, directors, officers, and employees who serve at the request of Fifth Third as directors, officers or employees of another corporation, partnership, joint venture, trust or other enterprise from liability by reason of the fact that he or she is or was a director, officer, or employee of Fifth Third, or is or was serving at the request of Fifth Third as a director,

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The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

MB Financial’s charter provides, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by MB Financial’s charter are not exclusive of any other right which a person may have under any statute, the charter, MB Financial’s bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise. Under the OGCL, in the case of a merger into Fifth Third of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers, or employees in specified situations prior to the merger, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by Fifth Third (as the surviving entity) for acts, omissions, or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by the constituent corporation if its separate existence had continued.

Limitation on Directors’ and Officers’ Liability

Consistent with the MGCL, MB Financial’s charter provides that an officer or director of MB Financial may not be liable to MB Financial or its stockholders for money damages, except to the extent:

•   it is proved that the person actually received an improper benefit, for the amount of the benefit;

•   a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

•   otherwise provided by the MGCL.

Under the MGCL, a director whose duties were not performed in accordance with the standard of conduct for directors under the MGCL and who votes for or assents to a distribution in violation of the corporation’s charter or the MGCL is personally liable to the corporation for the amount of excess distribution.

Under the OGCL, a director or officer shall be liable in damages for any action that such person takes or fails to take in such capacity only if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation, unless the corporation’s regulations or articles (or in the case of an officer, a written agreement with the corporation) specifically waive such limitation.

Under the OGCL, directors or officers are liable for the unlawful payment of dividends or distribution of assets, improper dissolution of the corporation or entering into an unapproved loan with any director, officer or shareholder of the corporation, unless acting in good faith in reliance upon the corporation’s financial statements or upon sound accounting or business principles, or in accordance with a stated employee ownership plan approved by the corporation.

Amendments to Articles/Certificate of Incorporation and Bylaws
MB Financial’s charter generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of MB Financial common stock. MB Financial’s charter provides by its	Ohio law provides that except in certain circumstances, amendments to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling

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terms that it may be amended by MB Financial’s Board of Directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.

MB Financial’s bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by MB Financial’s stockholders, by the vote of the holders of a majority of the outstanding shares of voting stock, voting together as a single class.

them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

Except for amendments by the Fifth Third Board of Directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third’s articles of incorporation contain no other provisions concerning amendments.

Fifth Third’s regulations may only be amended (i) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Fifth Third on such proposal, (ii) without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of Fifth Third on such proposal or (iii) by the Board of Directors, to the extent permitted by the OGCL.

Appraisal Rights
Under the MGCL, stockholders of a corporation generally are entitled to dissent from certain transactions, including a merger or consolidation, and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, the stock is listed on a national securities exchange, unless (1) the stock is to be exchanged for anything other than stock of the surviving corporation (excluding cash in lieu of fractional share interests) and (2) the directors and executive officers of the corporation as a group owned 5% or more of the outstanding voting stock of the corporation within the one year period prior to the day the corporation’s stockholders voted on the transaction and their shares will be exchanged for stock of a party to the transaction on terms that are not available to all holders of stock of the same class or series. MB Financial stockholders do not have appraisal rights in connection with the merger.

Under Ohio law, stockholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Stockholders entitled to relief as dissenting stockholders under Ohio law include stockholders:

•  dissenting from certain amendments to the corporation’s articles of incorporation;

•  of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•  of a corporation that is being merged or consolidated into a surviving or new entity;

•  of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•  other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

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•  of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•  of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•  of a domestic corporation that is being converted.

Fifth Third’s shareholders do not have any appraisal rights in connection with the merger.

Stockholder Inspection Rights
Under the MGCL, only a holder or group of holders of 5% or more of the corporation’s stock for at least six months has the right to inspect the corporation’s stock ledger, list of stockholders and books of account (in the case of books of account, for any purpose related to monitoring or protecting the holder’s or holders’ equity investment in the corporation). Any stockholder is entitled to inspect the corporation’s bylaws, minutes of stockholder meetings, annual statement of affairs and any voting trust agreements.	Under the OGCL, any shareholder has the right to inspect the articles of the corporation, its regulations, its books and records of account, minutes, records of shareholders and voting trust agreements, if any, for any proper purpose upon delivering a written demand stating the purpose of such inspection. The directors may adopt guidelines and procedures in order to verify that the person making such demand is a shareholder.

Non-Stockholder Constituency Provision

MB Financial’s charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MB Financial, (2) merge or consolidate MB Financial with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MB Financial, or when evaluating any other transaction which would or may involve a change in control of MB Financial, MB Financial’s board of directors may, in exercising its business judgment as to what is in the best interests of MB Financial and its stockholders and in making any recommendation to MB Financial’s stockholders, give due consideration to all relevant factors, including, but not limited to:

•   the immediate and long-term economic effect upon MB Financial’s stockholders, including stockholders, if any, who do not participate in the transaction;

•   the social and economic effect on the employees, creditors and customers of, and others dealing with,

Under the OGCL, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in his discretion, may consider any of the following:

•   the interests of the corporation’s employees, suppliers, creditors and customers;

•   the economy of the state and nation;

•   community and societal considerations; and

•   the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

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MB Financial and its subsidiaries and on the communities in which MB Financial and its subsidiaries operate or are located;

•   whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of MB Financial;

•   whether a more favorable price could be obtained for MB Financial’s stock or other securities in the future;

•   the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of MB Financial and its subsidiaries;

•   the future value of the stock or any other securities of MB Financial or the other entity to be involved in the proposed transaction;

•   any antitrust or other legal and regulatory issues that are raised by the proposal;

•   the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•   the ability of MB Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

If MB Financial’s board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

•   advising stockholders not to accept the proposal;

•   instituting litigation against the party making the proposal;

•   filing complaints with governmental and regulatory authorities;

•   acquiring the stock or any other securities of MB Financial;

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•   increasing the authorized capital stock of MB Financial;

•   selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

•   acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

•   obtaining a more favorable offer from another individual or entity.

DESCRIPTION OF FIFTH THIRD CAPITAL STOCK

MB Financial common stockholders who receive Fifth Third common shares in the merger will become Fifth Third common shareholders and MB Financial preferred stockholders who receive new Fifth Third preferred stock in the direct merger, if applicable, will become Fifth Third preferred shareholders. Their rights as Fifth Third shareholders will be governed by Ohio law and Fifth Third’s articles and regulations. The following description of the material terms of Fifth Third’s capital stock, including the common shares and new Fifth Third preferred stock to be issued in the direct merger, if applicable, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Ohio law, Fifth Third’s articles and regulations and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of Fifth Third’s common shares and preferred stock.

General

Fifth Third is authorized to issue a total of 2,000,500,000 shares of all classes of stock. Of the total number of authorized shares of stock, 2,000,000,000 shares are shares of common stock, no par value, and 500,000 shares are shares of preferred stock, no par value. By the authority granted under the General Corporation Law of the State of Ohio, Fifth Third’s board of directors has the power to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors. Reference to this power by our board of directors includes any authorized committee thereof.

Shares of Common Stock

Fifth Third may issue shares of common stock in such amounts and proportion and for such consideration as may be fixed by its Board of Directors or a properly designated committee thereof. As of the date of this proxy statement/prospectus, Fifth Third is authorized to issue up to 2,000,000,000 shares of common stock. As of August 1, 2018, Fifth Third had issued 666,343,936 shares of its common stock (excluding 257,548,645 shares of common stock held in treasury). Fifth Third common stock is traded on the NASDAQ Global Select Market under the symbol “FITB.” The transfer agent and registrar for Fifth Third common stock is American Stock Transfer & Trust Company, LLC.

General

Holders of shares of Fifth Third common stock are not entitled to preemptive or preferential rights. Shares of Fifth Third common stock have no redemption or sinking fund provisions applicable thereto. Shares of Fifth Third common stock do not have any conversion rights. The rights of holders of shares of Fifth Third common stock will be subject to, and may be adversely affected by, the rights of holders of Fifth Third’s currently outstanding Series H Preferred Stock, Series I Preferred Stock, and the Series J Preferred Stock and any shares of preferred stock that Fifth Third may issue in the future, including the new Fifth Third preferred stock.

Fifth Third may issue authorized but unissued shares of common stock in connection with several employee benefit and stock option and incentive plans maintained by it or its subsidiaries.

Fifth Third’s outstanding shares of common stock are fully paid and non-assessable and shares of Fifth Third common stock that we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by Fifth Third’s Board of Directors out of funds legally available for their payment, the holders of shares of Fifth Third common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on shares of Fifth Third common stock is subject to the prior payment of dividends on shares of Fifth Third preferred stock.

Liquidation

In the event of Fifth Third’s voluntary or involuntary liquidation, dissolution, and winding up, the holders of shares of Fifth Third common stock are entitled to receive, on a share for share basis, any of Fifth Third’s assets or funds available for distribution after Fifth Third has paid in full all of its debts and distributions and the full liquidation preferences of all series of shares of its outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of shares of any series of preferred stock, holders of shares of Fifth Third common stock have exclusive voting rights and are entitled to one vote for each share of common stock on all matters voted upon by Fifth Third shareholders. Upon demand, holders of shares of Fifth Third common stock have the right to cumulate their voting power in the election of directors under certain conditions.

Change of Control

Articles of Incorporation and Code of Regulations. Fifth Third’s articles of incorporation and regulations contain various provisions which could discourage or delay attempts to gain control of Fifth Third, including, among others, provisions that:

•	authorize the Fifth Third Board of Directors to fix its size between 10 and 30 directors;

•	provide that directors may be removed only for cause and only by a vote of the holders of a majority of the shares entitled to vote thereon; and

•	authorize directors to fill vacancies on the board that occur between annual stockholder meetings, except for vacancies caused by a director’s removal by a stockholder vote.

In addition, the ability of the Fifth Third Board of Directors to issue authorized but unissued common shares or preferred stock could have an anti-takeover effect.

In order to amend Fifth Third’s articles of incorporation, the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power of such shares is required. In order to amend Fifth Third’s regulations, the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power of such shares is required at a meeting of shareholders, or by written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power of such shares without a meeting. Fifth Third’s regulations may also be altered and amended, from time to time, by the Fifth Third Board of Directors to the extent permitted by the Ohio General Corporation Law.

Federal Bank Regulatory Limitations. The ability of a third party to acquire Fifth Third’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. Under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is prohibited from acquiring “control” of a bank holding company unless:

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition; and

•

within that time period, the Federal Reserve Board does not issue a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition otherwise required Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Fifth Third, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act.

Under the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHC Act”), any bank holding company would be required to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of the outstanding common shares of Fifth Third. In addition, any “company,” as defined in the BHC Act, other than a bank holding company would be required to obtain Federal Reserve Board approval before acquiring “control” of Fifth Third. “Control” for purposes of the BHC Act generally means:

•	the ownership or control of 25% or more of a class of voting securities;

•	the ability to elect a majority of the directors; or

•	the ability otherwise to exercise a controlling influence over management and policies.

A person, other than an individual, that controls Fifth Third for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act.

Ohio Law. Ohio law contains provisions that also could make more difficult a change of control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Control Share Acquisition Act. The Ohio Control Acquisition Act provides that any “control share acquisition” of an Ohio issuing public corporation may be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Control Share Acquisition Act, unless the corporation’s articles of incorporation or regulations provide that the Control Share Acquisition Act does not apply to control share acquisition of its shares. Fifth Third’s articles of incorporation and regulations do not so provide, and accordingly Fifth Third is subject to the Control Share Acquisition Act. Subject to certain exceptions, a “control share acquisition” means the acquisition, directly or indirectly, by any person of shares of the corporation that, when added to all other shares in respect to which the person exercises voting power, would entitle that person, directly or indirectly to exercise voting power in the election of directors within the following ranges:

•	20% or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more.

The Control Share Acquisition Act also requires that the acquiring person deliver an acquiring person statement to the corporation. The corporation must call a special meeting of its stockholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees to a later date.

The Control Share Acquisition Act further specifies that the stockholders must approve the proposed control share acquisition by certain percentages at a special meeting of stockholders at which a quorum is present. In order to comply with the Control Share Acquisition Act, the acquiring person may only acquire shares upon the affirmative vote of:

•	a majority of the voting power of the common shares entitled to vote in the election of directors that is represented in person or by proxy at the separate special meeting; and

•

a majority of the voting power of the common shares that is represented in person or by proxy at the special meeting excluding those shares of the common shares deemed to be “interested shares” for purposes of the Control Share Acquisition Act.

“Interested shares” are shares the voting power of which in the election of directors is controlled by:

•	an acquiring person;

•	any officer of the corporation;

•	any employee who is also a director of the corporation; or

•

any person who transfers such shares for value after the record date for the special meeting, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

“Interested shares” also includes common shares that are acquired by any person during the period beginning on the date of the first public disclosure of a proposed control share acquisition or any proposed merger, consolidation or other transaction that would result in a change of control of the corporation or all or substantially all of its assets and ending on the record date for the special meeting if either:

•	the aggregate consideration paid by the person (and any other person acting in concert with the person) for shares of the corporation’s common shares exceeds $250,000; or

•

the number of shares acquired by the person (and any other person acting in concert with the person) exceeds one-half of one percent of the outstanding shares of the corporation’s common shares entitled to vote in the election of directors.

In order to comply with the Control Share Acquisition Act, the proposed control share acquisition must be completed no later than 360 days following stockholder authorization.

Merger Moratorium Statute. Ohio corporation law prohibits an issuing public corporation, such as Fifth Third, from engaging in certain transactions with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless, prior to such date, the directors of the corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested stockholder. An interested stockholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors.

The transactions covered include:

•

any merger, consolidation, combination, or majority share acquisition between or involving the corporation or a subsidiary and an interested stockholder or an affiliate or associate of an interested stockholder;

•

certain transfers of property, dividends, and issuance or transfers of shares, from or by the corporation or a subsidiary to, with, or for the benefit of an interested stockholder or an affiliate or associate of an interested stockholder unless the transaction is in the ordinary course of the corporation’s business and on terms no more favorable to the interested stockholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which:

•	increase the proportionate share ownership of an interested stockholder;

•	result in the adoption of a plan, proposed by or on behalf of the interested stockholder, providing for the dissolution, winding up of the affairs, or liquidation of the corporation; or

•	pledge or extend the credit or financial resources of the corporation to or for the benefit of the interested stockholder.

After the initial three-year moratorium has expired, the corporation may engage in a covered transaction if:

•	the acquisition of shares pursuant to which the relevant person became an interested stockholder received the prior approval of the Board of Directors;

•

the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the corporation in the election of directors and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested stockholder or an affiliate or associate of an interested stockholder; or

•	the transaction meets certain statutory tests designed to ensure that it is economically fair to all stockholders.

Tender Offer Procedures. Ohio corporation law also provides that an offeror may not make a tender offer that would result in the offeror beneficially owning more than 10% of any class of the corporation’s equity securities without first filing certain information with the Ohio Division of Securities and providing such information to the corporation and stockholders within Ohio. The Ohio Division of Securities may suspend the continuation of the tender offer if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the tender offer. The statute also provides that an offeror may not acquire any equity security of the corporation within two years of the offeror’s previous acquisition of any equity security of the corporation pursuant to a tender offer unless the Ohio stockholders may sell such security to the offeror on substantially the same terms as the previous tender offer. The statute does not apply to a transaction if either the offeror or the target corporation is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval. Consequently, this Ohio statute will only apply if the proposed transaction does not trigger prior approval requirements discussed above under “Federal Bank Regulatory Limitations.”

Dissenter’s Rights. Under Ohio law, stockholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Stockholders entitled to relief as dissenting stockholders under Ohio law include stockholders:

•	dissenting from certain amendments to the corporation’s articles of incorporation;

•	of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•	of a corporation that is being merged or consolidated into a surviving or new entity;

•	of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•	of a domestic corporation that is being converted.

The existence of the above provisions could potentially result in Fifth Third being less attractive to a potential acquiror, or result in our stockholders receiving less for their common stock than otherwise might be available if there is a takeover attempt.

Ohio law has eliminated dissenter’s rights in connection with the above corporate actions if the shares of the corporation for which a stockholder would make a demand are listed on a national securities exchange and no proceedings are underway to delist the shares. Therefore, none of our stockholders who own shares of our stock listed on a national securities exchange could exercise dissenter’s rights with respect to such shares unless, and until, such shares would be delisted.

Shares of Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Fifth Third’s Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of Fifth Third’s articles of incorporation, to fix by resolution: the division of such shares of preferred stock into series and the designation and authorized number of shares of each series; the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; restrictions on the issuance of such shares or any series thereof; and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of Fifth Third’s Board of Directors under the General Corporation Law of the State of Ohio.

As of August 1, 2018, 54,000 shares of preferred stock were outstanding as described below, and 446,000 shares of undesignated no par value preferred stock were authorized and unissued.

Series H Preferred Stock

In May 2013, Fifth Third issued 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series H Preferred Stock. The Series H Preferred Stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after June 30, 2023, and (2) in whole, but not in part, at any time prior to June 30, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series H Preferred Stock in Fifth Third’s articles of incorporation.

Through, but excluding June 30, 2023, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 5.10%. Commencing on June 30, 2023 and continuing for so long as any shares of Series H Preferred Stock remain outstanding, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.033%. The Series H Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third.

As of August 1, 2018, 600,000 depositary shares, representing 24,000 shares of the Series H Preferred Stock, were issued and outstanding.

Series I Preferred Stock

In December 2013, Fifth Third issued 18,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I Preferred Stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after December 31, 2023, and (2) in whole, but not in part, at any time prior to December 31, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series I Preferred Stock in Fifth Third’s articles of incorporation.

Through, but excluding December 31, 2023, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 6.625%. Commencing on December 31, 2023 and continuing for so long as any shares of Series I Preferred Stock remain outstanding, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.71%. The Series I Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third.

As of August 1, 2018, 18,000,000 depositary shares, each representing 1/1000th of a share of the Series I Preferred Stock, were issued and outstanding. The depositary shares representing the Series I Preferred Stock are traded on the NASDAQ Global Select Market under the symbol “FITBI.”

Series J Preferred Stock

In June 2014, Fifth Third issued 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series J Preferred Stock. The Series J Preferred Stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after September 30, 2019, and (2) in whole, but not in part, at any time prior to September 30, 2019, following the occurrence of a “regulatory capital event,” as defined with respect to the Series J Preferred Stock in Fifth Third’s articles of incorporation.

Through, but excluding September 30, 2019, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 4.90%. Commencing on September 30, 2019 and continuing for so long as any shares of Series J Preferred Stock remain outstanding, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.129%. The Series J Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third.

As of August 1, 2018, 300,000 depositary shares, representing 12,000 shares of the Series J Preferred Stock, were issued and outstanding.

6.00% Non-Cumulative Perpetual Preferred Stock, Series K.

Pursuant to the merger agreement and in connection with the direct merger, if effected, Fifth Third will file with the Secretary of State of the State of Ohio the amended articles designating the new Fifth Third preferred stock. The new Fifth Third preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of Fifth Third’s shares or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The new Fifth Third preferred stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The new Fifth Third preferred stock will rank, as to the payment of dividends and/or distribution of assets upon Fifth Third’s liquidation, dissolution or wind-up, senior to Fifth Third’s common shares and either junior, senior or equal to any other class or series of shares issued by Fifth Third that are designated as junior, senior or equal to the new Fifth Third preferred stock. The new Fifth Third preferred stock will rank on parity, as to dividends and, upon liquidation, dissolution or winding up of Fifth Third, in the distribution of assets, with the outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock.

Holders of the new Fifth Third preferred stock will be entitled to receive, when, as and if declared by Fifth Third’s Board of Directors out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $1,000 per share at a rate of 6.00% per annum. Dividends on the new Fifth Third preferred stock will be payable quarterly in arrears on each of March 31st, June 30th, September 30th and December 31st, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date.

The new Fifth Third preferred stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the new Fifth Third preferred stock will not have the right to require the redemption or repurchase of the new Fifth Third preferred stock.

The new Fifth Third preferred stock will be redeemable by Fifth Third at its option (i) on any dividend payment date after November 25, 2022, in whole or in part, from time to time, or (ii) following the occurrence of a “regulatory capital treatment event,” as defined with respect to the new Fifth Third preferred stock in Fifth Third’s articles of incorporation, in whole but not in part, at any time, in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of the new Fifth Third preferred stock called for redemption. Dividends will cease to accrue on those shares on and after the redemption date. Redemption of the new Fifth Third preferred stock is subject to Fifth Third’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the new Fifth Third preferred stock.

In the event Fifth Third liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, holders of the new Fifth Third preferred stock will be entitled to receive liquidating distributions of $1,000 per share, plus any declared and unpaid dividends, before Fifth Third makes any distribution of assets to the holders of its common shares or any other class or series of shares ranking junior to the new Fifth Third preferred stock with respect to the distribution of assets. If the assets of Fifth Third are not sufficient to pay in full all amounts payable, including declared but unpaid dividends, with respect to the new Fifth Third preferred stock and any stock having the same rank as the new Fifth Third preferred stock with respect to the distribution of assets, the holders of the new Fifth Third preferred stock and that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of the new Fifth Third preferred stock and any stock having the same rank as the new Fifth Third preferred stock are paid in full, they will have no right or claim to any of Fifth Third’s remaining assets.

Holders of the new Fifth Third preferred stock will have no voting rights except as required by Ohio law.

Depositary shares, each representing a 1/40th interest in one share of new Fifth Third preferred stock and represented by depositary receipts will be deposited with Computershare Inc. and Computershare Trust Company, N.A., as depositary. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of new Fifth Third preferred stock represented by such depositary share, to all the rights and preferences of the new Fifth Third preferred stock represented thereby (including dividend, voting, redemption, and liquidation rights, as applicable). Fifth Third will use its reasonable best efforts to cause the new Fifth Third preferred stock, if issuable, (or depositary shares representing interests in the new Fifth Third preferred stock) to be approved for listing on the NASDAQ.

APPRAISAL RIGHTS

Under the Maryland General Corporation Law, the holders of MB Financial common stock and preferred stock will not have any appraisal rights with respect to the merger.

EXPERTS

The consolidated financial statements of Fifth Third included in Fifth Third’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Fifth Third’s internal control over financial reporting as of December 31, 2017 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MB Financial, Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of RSM US LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP and Silver, Freedman, Taff & Tiernan LLP will deliver, prior to the effective time of the merger, their opinions to Fifth Third and MB Financial, respectively, as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 99.

The legality of Fifth Third common shares and the new Fifth Third preferred stock, if issuable, offered by this proxy statement/prospectus will be passed upon for Fifth Third by Dinsmore & Shohl LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If you are a MB Financial stockholder, MB Financial will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to MB Financial Investor Relations at (847) 653-1992. If you want to receive separate copies of a MB Financial proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact MB Financial at the above address and telephone number.

OTHER MATTERS

As of the date of this proxy statement/prospectus, MB Financial’s Board of Directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

MB FINANCIAL ANNUAL MEETING STOCKHOLDER PROPOSALS

MB Financial will hold an annual meeting of stockholders in 2019 only if the merger has not already been completed. If the 2019 annual meeting of MB Financial stockholders is held, then in order to be eligible for inclusion in MB Financial’s proxy materials for that meeting, any stockholder proposal must be received by MB Financial’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018 by December 3, 2018. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether included in MB Financial’s proxy materials), MB Financial’s charter and bylaws and Maryland law.

MB Financial’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in MB Financial’s proxy materials. In order to be considered for presentation at MB Financial’s annual meeting of stockholders in 2019, if held, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of MB Financial’s bylaws must be received by MB Financial’s Corporate Secretary not earlier than the close of business on January 16, 2019 and not later than the close of business on February 15, 2019. If, however, the date of the 2019 annual meeting of MB Financial stockholders, if held, is before April 26, 2019 or after July 15, 2019, the notice of the stockholder proposal must instead be received by MB Financial’s Corporate Secretary not earlier than the close of business on the 120th day prior to the date of the meeting and not later than the close of business on the later of the 90th day before the date of the meeting or the tenth day following the first to occur of the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made by MB Financial.

FIFTH THIRD ANNUAL MEETING SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for Fifth Third’s 2019 annual meeting is November 6, 2018.

Fifth Third’s regulations set an advance notice procedure for director nominations and for proposals a shareholder wishes to present directly at an annual meeting (rather than submitting for inclusion in Fifth Third’s proxy statement under Rule 14a-8). Shareholder proposals submitted outside of Rule 14a-8 for Fifth Third’s 2019 annual meeting must be received by the Secretary of Fifth Third no less than 60 and no more than 90 days before the meeting. Article II, Section 11 of Fifth Third’s regulations specifies the information and statements that must be included in any shareholder proposal. The Fifth Third proxy relating to Fifth Third’s 2019 annual meeting will give the proxy holders the discretion to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in Fifth Third’s regulations.

Shareholders who wish to nominate a person for election as a director of Fifth Third at an annual meeting must strictly comply with the requirements of Article II, Section 11 of Fifth Third’s regulations, including providing notice to the Secretary of Fifth Third not less than 60 nor more than 90 days prior to the meeting. Article II, Section 11 of Fifth Third’s regulations specifies the information and statements that must be included in any shareholder recommendation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Fifth Third and MB Financial to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Fifth Third (File No. 001-33653), other than information furnished pursuant to Item 2.02 or Item 7.01 on a Current Report on Form 8-K or otherwise not deemed to be filed:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on March 6, 2018;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018; and

•

Current Reports on Form 8-K filed on February 2, 2018, February 9, 2018, February 27, 2018, March 14, 2018, March 16, 2018, March 27, 2018, April 19, 2018 (as amended June 22, 2018), May 21, 2018, May 22, 2018, May 24, 2018, June 5, 2018, June 8, 2018, June 15, 2018, June 27, 2018, June 29, 2018, July 19, 2018 and July 23, 2018 (other than the portions of those documents not deemed to be filed).

Effective January 1, 2018, Fifth Third adopted ASU 2016-01 – Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The adoption, which was applied retrospectively, did not have a material impact on the Consolidated Financial Statements. However, equity securities affected by the guidance, which were previously classified as trading or available-for-sale, have been reclassified in the Consolidated Balance Sheets as equity securities. Fifth Third provided disclosure of this change within Note 3 to the Condensed Consolidated Financial Statements and other qualitative information reported within the quarterly report on Form 10-Q for the quarter ended March 31, 2018.

This proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by MB Financial (File No. 001-36599), other than information furnished pursuant to Item 2.02 or Item 7.01 on a Current Report on Form 8-K or otherwise not deemed to be filed:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on April 3, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018; and

•	Current Reports on Form 8-K filed on January 4, 2018, January 10, 2018, February 8, 2018, February 16, 2018, April 12, 2018, May 18, 2018, May 21, 2018, May 23, 2018 and July 10, 2018.

In addition, Fifth Third and MB Financial are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, provided, however, that Fifth Third and MB Financial are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both Fifth Third and MB Financial file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials MB Financial or Fifth Third file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Neither Fifth Third nor MB Financial has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MB FINANCIAL, INC.

FIFTH THIRD BANCORP

AND

FIFTH THIRD FINANCIAL CORPORATION

Dated as of May 20, 2018

A-i

A-ii

EXHIBITS

Exhibit A – Terms of New Parent Preferred Stock

Exhibit B – Charter Amendment

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-54
affiliate	A-65
Agreement	A-1
Alternative Merger	A-7
Alternative Structure	A-7
Amended Articles Supplementary	A-16
Articles of Merger	A-2
Assumed Company Equity Awards	A-5
Assumed Options	A-4
Assumed Share Awards	A-5
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Merger Certificates	A-6
BHC Act	A-11
business day	A-65
Certificate	A-2
Certificate of Merger	A-2
Charter Amendment	A-14
Chosen Courts	A-66
Closing	A-1
Closing Date	A-1
Code	A-1
Common Stockholder Matters	A-14
Company	A-1
Company 401(k) Plan	A-50
Company Bank	A-6
Company Benefit Plans	A-20
Company Bylaws	A-12
Company Charter	A-12
Company Common Stock	A-2
Company Contract	A-24
Company Directors	A-53
Company Disclosure Schedule	A-11
Company Dividend Reinvestment Plan	A-13
Company Equity Award Exchange Ratio	A-5
Company Equity Awards	A-5
Company Equity Plan	A-5
Company Indemnified Parties	A-51
Company Insiders	A-55
Company Meeting	A-47
Company Owned Properties	A-26
Company Performance-Based Award	A-5
Company Preferred Stock	A-3
Company Qualified Plans	A-21
Company Real Property	A-27
Company Regulatory Agreement	A-25
Company Reports	A-17
Company Restricted Stock Award	A-6
Company Restricted Stock Unit	A-6

A-iv

INDEX OF DEFINED TERMS

Page
Company Stock Option	A-6
Company Stockholder Matters	A-14
Company Subsidiary	A-12
Confidentiality Agreement	A-47
Continuing Employees	A-49
CRA	A-23
DFI	A-15
dollars	A-65
Effective Time	A-2
Enforceability Exceptions	A-15
Environmental Laws	A-26
ERISA	A-20
ERISA Affiliate	A-22
Exchange Act	A-18
Exchange Agent	A-8
Exchange Fund	A-8
Exchange Ratio	A-2
Excluded Shares	A-2
FDIC	A-13
Federal Reserve Board	A-15
GAAP	A-12
Governmental Entity	A-16
HSR Act	A-15
Intellectual Property	A-27
Intermediary	A-1
Intermediary Articles	A-6
Intermediary Code of Regulations	A-6
IRS	A-19
knowledge	A-65
Liens	A-14
Loans	A-29
made available	A-65
Material Adverse Effect	A-12
Materially Burdensome Regulatory Condition	A-46
Merger	A-1
Merger Certificates	A-6
Merger Consideration	A-2
Merger Sub	A-7
MGCL	A-1
Multiemployer Plan	A-21
Nasdaq	A-10
New Certificates	A-3
New Parent Preferred Stock	A-3
New Plans	A-49
OCC	A-15
OGCL	A-1
Parent	A-1
Parent Articles	A-31
Parent Bank	A-6

A-v

INDEX OF DEFINED TERMS

Page
Parent Charter Amendment	A-34
Parent Code of Regulations	A-31
Parent Common Stock	A-2
Parent Contract	A-38
Parent Disclosure Schedule	A-30
Parent Equity Awards	A-32
Parent Preferred Stock	A-31
Parent Regulatory Agreement	A-39
Parent Reports	A-34
Parent Restricted Stock Award	A-31
Parent Restricted Stock Unit Award	A-32
Parent Share Closing Price	A-10
Parent Significant Subsidiary	A-32
Parent Stock Options	A-32
Parent Stock Plans	A-32
Parent Subsidiary	A-31
Per Share Cash Consideration	A-2
Permitted Encumbrances	A-27
person	A-65
Preferred Stockholder Matter	A-14
Premium Cap	A-52
Proxy Statement	A-16
Purchaser	A-1
Purchaser Bylaws	A-6
Purchaser Certificate	A-6
Purchaser Share Closing Price	A-10
Regulatory Agencies	A-16
Representatives	A-53
Requisite Company Vote	A-14
Requisite Preferred Vote	A-15
Requisite Regulatory Approvals	A-46
S-4	A-16
Sarbanes-Oxley Act	A-17
SEC	A-16
Securities Act	A-17
SRO	A-16
Stock Deferred Compensation Plan	A-6
Subsidiary	A-12
Superior Proposal	A-54
Surviving Corporation	A-1
Takeover Statutes	A-28
Tax	A-20
Tax Return	A-20
Taxes	A-20
Termination Date	A-60
Termination Fee	A-62
Willful Breach	A-61

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2018 (this “Agreement”), by and among MB Financial, Inc., a Maryland corporation (the “Company”), Fifth Third Bancorp, an Ohio corporation (“Parent”) and Fifth Third Financial Corporation, an Ohio corporation and a direct wholly-owned subsidiary of Parent (“Intermediary”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Intermediary and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Intermediary (the “Merger”), so that Intermediary is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Ohio General Corporation law (the “OGCL”), at the Effective Time, the Company shall merge with and into Intermediary. Intermediary shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Simpson Thacher & Bartlett LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

1.3    Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Company and Intermediary shall file or cause to be filed (a) articles of merger containing such information as is required by the relevant provisions of the MGCL in order to effect the Merger with the Department of Assessments and Taxation of the State of Maryland (the “Articles of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of OGCL in order to effect the Merger with the Secretary of State of the State of Ohio (the “Certificate of Merger”). The Merger shall become effective upon filing or at such time as is specified in the Articles of Merger and Certificate of Merger (such time, the “Effective Time”).

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Intermediary, the Company or the holder of any of the following securities:

(a)    Subject to Section 2.2(f), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Parent (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, (i) 1.45 shares (the “Exchange Ratio”) of the common stock, without par value, of Parent (the “Parent Common Stock”) and (ii) $5.54 in cash (the “Per Share Cash Consideration”) (the consideration described in (i) and (ii), the “Merger Consideration”).

(b)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(f), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2 (after giving effect to Section 6.10). Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Parent Common Stock and cash as set forth in 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company or Parent (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Parent having the powers, preferences and rights substantially in the form set forth in Exhibit A (all shares of such newly created series, collectively, the “New Parent Preferred Stock”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7    Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

1.8    Intermediary Common Stock. At and after the Effective Time, each share of Intermediary Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.9    Company Equity Awards.

(a)    Each Company Equity Award that is outstanding immediately prior to the Effective Time and is not otherwise an Assumed Company Equity Award shall, immediately prior to the Effective Time, be cancelled and converted automatically into the right to receive the Merger Consideration in accordance with Section 1.5(a) in respect of each share of Company Common Stock underlying such Company Equity Award. Parent shall issue the consideration described in this Section 1.9(a), less applicable tax withholdings, within five (5) business days following the Closing Date.

(b)    Parent shall take such actions as are necessary for the assumption of the Company Equity Plan and each Assumed Company Equity Award granted thereunder, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.9(b). Within two (2) Business Days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as hereinafter defined), with respect to the shares of Parent Common Stock subject to each Assumed Company Equity Award and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Assumed Company Equity Award (and to maintain the current status of the prospectus contained therein) for so long as such Assumed Company Equity Award remains outstanding. From and after the Effective Time, references to the Company in the Company Equity Plan shall refer instead to Parent, and references to Company Common Stock shall refer to Parent Common Stock.

(c)    Without limiting the foregoing:

(i)    With respect to Assumed Company Equity Awards that are Company Stock Options, such assumed Company Stock Options (the “Assumed Options”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, shall be deemed to constitute an option to acquire shares of Parent Common Stock in an amount and at an exercise price, each as determined in the following sentence, and shall otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions). Each Assumed Option shall represent the right to acquire (i) a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to such Assumed Option by (B) the Company Equity Award Exchange Ratio (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock purchasable pursuant to such Assumed Option divided by (B) the Company Equity Award Exchange Ratio; provided that (1) in all cases, the exercise price of, and number of shares subject to, each Assumed Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Assumed Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(ii)    With respect to Assumed Company Equity Awards that are Company Restricted Stock Awards, Company Restricted Stock Units or Company Performance-Based Awards, such assumed Company Restricted Stock Awards, Company Restricted Stock Units or Company Performance-Based Awards (as applicable, “Assumed Share Awards”) will be adjusted so that its holder will be entitled to receive a number of shares of Parent Common Stock (i) equal to the product of (A) the number of shares of Company Common Stock subject to such Assumed Share Award, as applicable, immediately prior to the Effective Time multiplied by (B) the Company Equity Award Exchange Ratio and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and shall otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions and cash dividend equivalents).

(iii)    The parties hereto acknowledge that the assumption of Assumed Company Equity Awards described in this Section 1.9 are intended to satisfy the requirements of Section 14.3 of the Company Equity Plan and that the Assumed Options and Assumed Share Awards shall be considered “Replacement Awards” for purposes of Article 14 of the Company Equity Plan and all Assumed Company Equity Awards.

(d)    At the Effective Time, each share of Company Common Stock outstanding under the Stock Deferred Compensation Plan shall be cancelled and deemed converted into the right to receive the Merger Consideration in accordance with Section 1.5(a), which shall otherwise remain subject to the terms and conditions of the Stock Deferred Compensation Plan.

(e)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Assumed Company Equity Awards” means (A) all Company Stock Options that are outstanding immediately prior to the Effective Time, whether or not then vested, and (B) each Company Equity Award (other than a Company Stock Options) that, immediately prior to the Effective Time remains unvested and, by the terms of such Company Equity Award (and taking into account Section 1.9(c)(ii)), would not automatically vest as of the Effective Time.

(ii)    “Company Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (I) the Per Share Cash Consideration by the (II) the Parent Share Closing Price (as defined below in Section 2.2(f)).

(iii)    “Company Equity Awards” means Company Stock Options, Company Restricted Stock Awards, Company Restricted Stock Units and Company Performance-Based Awards.

(iv)    “Company Equity Plan” means the Company’s Third Amended and Restated Omnibus Incentive Plan and, as applicable, American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan.

(v)    “Company Performance-Based Award” means an award granted under the terms of the Company Equity Plan, subject to the achievement of certain performance goals during a performance period, as set forth in the applicable award agreement, which is denominated in either (x) shares of Company Common Stock or (y) units which may be settled in shares of Company Common Stock, cash or a combination thereof.

(vi)    “Company Restricted Stock Award” means an award shares of Company Common Stock, subject to certain vesting conditions as set forth under the terms of the Company Equity Plan.

(vii)    “Company Restricted Stock Unit” means an award denominated in units which may be settled in shares of Company Common Stock, cash or a combination thereof, subject to certain vesting conditions as set forth under the terms of the Company Equity Plan.

(viii)    “Company Stock Option” means an incentive stock option within the meaning of Section 422 of the Code or a nonqualified stock option, in each case, to purchase share of the Company Common Stock granted under the Company Equity Plan.

(ix)     “Stock Deferred Compensation Plan” means the Company’s Stock Deferred Compensation Plan, as amended and restated.

1.10    Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Intermediary (the “Intermediary Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11    Code of Regulations of Surviving Corporation. At the Effective Time, the Code of Regulations of Intermediary (the “Intermediary Code of Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.12    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.13    Bank Merger. Prior to the Effective Time, the Company, if requested by Parent, shall, and shall cause Company Bank to, use best efforts to cooperate with Parent, including by executing, and causing Company Bank to execute, such certificates and articles of merger (collectively, “Bank Merger Certificates”) and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later date as Parent may determine, the merger (the “Bank Merger”) of MB Financial Bank, N.A., a national banking association and a wholly-owned Subsidiary of the Company (“Company Bank”), with Fifth Third Bank, an Ohio state-chartered bank and a wholly-owned Subsidiary of Intermediary (“Parent Bank”), pursuant to an agreement and plan of merger to be agreed upon by Parent and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”).

1.14    Alternative Structure.

(a)    Parent shall be empowered at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent; provided, that no such change shall (i) alter or change the Merger Consideration or the number of shares of the Parent Common Stock to be received by the Company’s stockholders in exchange for each share of the Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

(b)    Notwithstanding anything to the contrary set forth herein, in the event the Preferred Stockholder Matter shall not have been approved by the Requisite Preferred Vote as of the business day prior to the Closing Date, then the parties agree that (i) the Merger shall be effected by the merger of a newly-formed subsidiary of Parent (“Merger Sub”) with and into the Company and the Company shall be the surviving corporation in such merger and continue its corporate existence under the laws of the State of Maryland as a subsidiary of Parent (the “Alternative Merger”), (ii) the Charter Amendment shall become effective and the Company shall file the Charter Amendment with the Department of Assessments and Taxation of the State of Maryland pursuant to Section 6.19 immediately prior to the effective time of the Alternative Merger, (iii) at the effective time of the Alternative Merger, the holders of Company Common Stock shall have the right to receive the Merger

Consideration pursuant to Section 1.5, (iv) the Company Preferred Stock shall remain issued and outstanding at and after the effective time of the Alternative Merger, (v) each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Alternative Merger shall be converted into one share of the Company Common Stock and constitute the only outstanding shares of common stock of the Company after the effective time of the Alternative Merger, (vi) the Bank Merger will continue to be effected in accordance with Section 1.13, if so elected by Parent and (vii) the Company Equity Awards shall be cancelled and converted into the right to receive the Merger Consideration or assumed, as applicable, in accordance with Section 1.9 (collectively, items (i) to (vii), the “Alternative Structure”). In the event the parties effect the Alternative Structure, (A) the Company Preferred Stock shall not be converted into, and Parent shall not issue, the New Parent Preferred Stock pursuant to Section 1.6, (B) Parent shall not be required to deposit into the Exchange Fund New Parent Preferred Stock certificates or any cash in connection with the payment of dividends declared with respect to the New Parent Preferred Stock pursuant to Section 2.1 or effect the exchange procedures with respect to the Company Preferred Stock set forth in Section 2.2, and (C) Parent shall not be required to cause the New Parent Preferred Stock to be approved for listing on Nasdaq pursuant to Section 6.5. Intermediary shall have the right to assign this Agreement to Merger Sub in order to consummate the Alternative Merger. Parent, Intermediary and the Company shall use reasonable best efforts to take all corporate action and make all filings reasonably necessary or desirable to facilitate the Alternative Structure. Actions taken in connection with, and the consummation of the transactions contemplated by, the Alternative Structure shall not constitute a breach of any representations and warranties of the parties set forth in this Agreement. If the Alternative Structure is effected by the parties, then all references in this Agreement to the “Merger” shall mean the “Alternative Merger”. Parent may elect in its sole discretion to issue a guarantee to the holders of the Company Preferred Stock that remains outstanding following the Alternative Merger for the payment of dividends, the redemption price and the liquidation value of the Company Preferred Stock.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent’s transfer agent or a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Parent prior to the Closing, for the benefit of the holders of Certificates and the Company Preferred Stock, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock, (b) New Parent Preferred Stock certificates to be issued pursuant to Section 1.6 and exchanged pursuant to 2.2(a), and (c) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash, New Certificates and New Parent Preferred Stock described in the foregoing clauses (a) through (c), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Parent.

2.2    Exchange Procedures. (a) As promptly as practicable after the Effective Time, but in no event later than ten (10 days thereafter. Parent shall cause the Exchange Agent to mail to each (i) holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, the cash portion of the Merger Consideration and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c), and (ii) holder of record of Company Preferred Stock a letter of transmittal and instructions for use in effecting the surrender of the Company Preferred Stock certificate in exchange for certificates representing the number of shares of New Parent Preferred Stock as well as any dividends or distributions to be paid pursuant to Section 2.2(c). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. Upon proper surrender of Company Preferred Stock certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Preferred Stock certificate shall be entitled to receive in exchange therefor, as applicable, (i) New Parent Preferred Stock certificate and (ii) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Company Preferred Stock so surrendered shall forthwith be cancelled.

(b)    No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate and Company Preferred Stock certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, New Parent Preferred Stock and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2 (after giving effect to Section 6.10), as applicable.

(c)    No dividends or other distributions declared with respect to the Parent Common Stock or New Parent Preferred Stock, as applicable, shall be paid to the holder of any unsurrendered Certificate or Company Preferred Stock certificate until the holder thereof shall surrender such Certificate or Company Preferred Stock certificate, as applicable, in accordance with this Article II. After the surrender of a Certificate or Company Preferred Stock certificate, as applicable, in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive or New Parent Preferred Stock which the shares of Company Preferred stock have been converted into the right to receive, as applicable.

(d)    If any certificate representing shares of the Parent Common Stock or New Parent Preferred Stock is to be issued in a name other than that in which the Certificate or Certificates or Company Preferred Stock certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates or Company Preferred Stock certificate, as applicable, so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Parent Common Stock or New Parent Preferred Stock in any name other than that of the registered holder of the Certificate or Certificates or Company Preferred Stock certificates, as applicable, surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Preferred Stock certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, New Parent Preferred Stock, cash in lieu of fractional shares and dividends or distributions, as applicable, that the holder presenting such certificate is entitled to as provided in this Article II.

(f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the Nasdaq Global Select Stock Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Parent Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.

(g)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the Merger Consideration, New Preferred Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock or New Parent Preferred Stock, as applicable, deliverable in respect of each former share of the Company Common Stock or the Company Preferred Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Intermediary, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash portion of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock and Company Preferred Stock, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Preferred Stock, as applicable, in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(i)    In the event any Certificate or Company Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate or Company Preferred Stock certificate, as applicable, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Preferred Stock certificate, as applicable, the Merger Consideration, New Parent Preferred Stock, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company since January 1, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has elected to be, and qualifies as, a financial holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Parent or Intermediary, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such person or its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such person or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Parent, in the case of the Company, or the Company, in the case of the Parent, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) in the case of the Company, liabilities and other consequences associated with the discontinuance of Company Bank’s national residential mortgage origination business; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. True and complete copies of the Charter, as amended, of the Company (the “Company Charter”) and the Amended and Restated By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof and (y) all persons (not including Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities (other than as part of Company Bank’s investment portfolio). Other than the Company Bank, the Company does not own 5% or more of any class of voting securities of any entity which is an FDIC insured depositary institution.

3.2    Capitalization. (a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, par value $0.01 per share and 10,000,000 shares of Company preferred stock, par value $0.01 per share, of which 200,000 shares have been classified as Company Preferred Stock. As of May 18, 2018, there were (i) 84,077,597 shares of Company Common Stock issued and outstanding, (ii) 1,741,576 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iii) 781,495 shares of Company Common Stock reserved for issuance upon the settlement of Company Restricted Stock Units, (iv) 220,823 shares of Company Common Stock reserved for issuance upon the settlement of Company Performance-Based Awards, (v) 200,000 shares of Company Preferred Stock issued and outstanding (vi) 2,110,012 shares of Company Common Stock reserved for issuance in respect of future grants under the Company Equity Plan, (vii) 1,651,457 shares of Company Common Stock reserved for issuance in respect of the Company Dividend Reinvestment and Stock Purchase Plan (the “Company Dividend Reinvestment Plan”) and (viii) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. Since May 18, 2018 to the date hereof, the Company has not issued or become obligated to issue any Company Common Stock or Company preferred stock other than pursuant to the exercise of outstanding Company Stock Options, the settlement of Company Restricted Stock Units and Company Performance-Based Awards previously granted, or in connection with dividend reinvestments under the Company Dividend Reinvestment Plan. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure

Schedule, as of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Stock Options, Company Restricted Stock Awards, Company Restricted Stock Units or Company Performance-Based Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries (other than trust Subsidiaries that have issued preferred securities to other persons), free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under 12 U.S.C. §55) and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that (i) (x) this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock for approval at a meeting of such stockholders, and (y) the articles of amendment of the Company Charter substantially in the form set forth in Exhibit B be submitted to the holders of the Company Common Stock for approval at a meeting of such stockholders (provided that such Company Charter amendment shall become effective immediately prior to the Effective Time (and, for the avoidance of doubt, following the satisfaction of the closing conditions set forth in Section 7.1) only if the holders of the Company Preferred Stock do not approve this Agreement and the transactions contemplated hereby) (the “Charter Amendment”, and together with the approval of this Agreement and the transactions contemplated hereby by the holders of the Company Common Stock, the “Common Stockholder Matters”) and (ii) this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Preferred Stock for approval at a meeting of such stockholders (the “Preferred Stockholder Matter”, and together with the Common Stockholder Matters, the “Company Stockholder Matters”), and the Board of Directors of the Company has adopted a resolution to the foregoing effect. Except for the approval of (A) this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote and (B) the Charter Amendment by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote (collectively, items (A) and (B), the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole stockholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Except for the approval of the Preferred Stockholder Matter by the affirmative vote of the holders of two-thirds of the outstanding Company Preferred Stock voting separately as a class (the “Requisite Preferred Vote”), no vote or other approval of the holders of the Company Preferred Stock is required in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby, whether by reason of applicable law, the organizational documents of the Company, the rules or requirements of any SRO or otherwise. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Intermediary) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting insured depository institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). No appraisal rights are or will be available to the holders of the Company Common Stock or the Company Preferred Stock (or depositary shares in respect thereof) under the MGCL in connection with the Merger or Alternative Merger assuming the Company Common Stock and Company Preferred Stock (or depositary shares in respect thereof) continue to be listed on Nasdaq on the record date for the Company Meeting.

(b)    Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws (or the organizational documents of any Subsidiary of the Company) or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and the Ohio Department of Commerce, Division of Financial Institutions (the “DFI”) and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and the approval or non-objection of such applications, filings and notices, as applicable, (d) the filing of any applications, filings or notices under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s common and preferred stockholders to be held in connection with the Company Stockholder Matters (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Bank Merger Certificates, (g) if the Preferred Stockholder Matter is not approved and the Charter Amendment is approved by the holders of the Company Common Stock the filing of articles of amendment to the Articles Supplementary of the Company Preferred Stock (the “Amended Articles Supplementary”) with the Department of Assessments and Taxation of the State of Maryland required to effect such amendments and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock and the New Parent Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Parent Common Stock and the New Parent Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5    Reports. (a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, and (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6    Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. RSM US LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature whatsoever, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, (iii) liabilities incurred in connection with the discontinuance of Company Bank’s national residential mortgage origination business, or (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has reported, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, to the extent known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by the Company’s management to the Company’s auditors and audit committee and a copy has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7    Broker’s Fees. With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has provided to Parent a copy of the letter agreement entered into with Sandler O’Neill & Partners, L.P. regarding its engagement in connection with the transactions contemplated by this Agreement.

3.8    Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Except for the negotiation of this Agreement, the transactions contemplated hereby or in connection with the discontinuance of Company Bank’s national residential mortgage origination business, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.9    Legal Proceedings. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such (i) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or (ii) of a bonafide and material nature challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole..

3.10    Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes in the three (3) years period prior to the date of this Agreement or which has not otherwise been fully resolved, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the six (6) year period prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date. At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees and Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employee loan, fringe benefit, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, individual independent contractor or director of the Company or any of its Subsidiaries.

(b)    The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan indicated on Section 3.11(a) of the Company Disclosure Schedule and (ii) to the extent applicable (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable). Any Company Benefit Plan not made available prior to the date hereof (as indicated on Section 3.11(a) of the Company Disclosure Schedule), together with any of the applicable ancillary documents described above, will be made available within 30 days of the date hereof.

(c)    Except as would not, either individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code and (ii) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(d)    Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)     Except as provided in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Company Employee Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) (a “Multiemployer Plan”) or (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law). With respect to any Multiemployer Plan, (i) none of the Company, its Subsidiaries nor any ERISA Affiliate thereof has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or to the knowledge of the Company would be subject to such liability if, as of the date hereof, the Company, its Subsidiaries or any ERISA Affiliate thereof were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or a partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan which could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, and (ii) to the knowledge of the Company, no Multiemployer Plan is insolvent (as defined in Sections 4245 of ERISA). Neither the Company nor any ERISA Affiliate has in the preceding six years (i) maintained, established, sponsored, participated in, or contributed to any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) incurred any liability under Title IV of ERISA that has not been satisfied in full and no condition exists that can cause the Company or any ERISA Affiliate to incur a liability thereunder. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)    Except as provided in this Agreement or in Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code. Section 3.11(f) of the Company Disclosure Schedule identifies any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(g)    Except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Except as provided in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12    Compliance with Applicable Law. (a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have since January 1, 2015 complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2015 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the AntiMoney Laundering Laws. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

(b)    The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.13    Certain Contracts. (a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, or as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or any of its Subsidiaries to engage in any line of business in any jurisdiction, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which, upon the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (v) including any Company Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, or the guaranty of indebtedness of others (other than deposit liabilities, letters of credit, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $5,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (vii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company or its Subsidiaries, taken as a whole, (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice, (viii) that involves the payment by the Company or any of its Subsidiaries of more than $2,000,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than ISDA, master repurchase, mortgage servicing rights purchase and master repurchase contracts entered into in the ordinary course of business, (ix) that is a consulting agreement, data processing, software programming or licensing contract, involving the payment of more than $10,000,000 over the remaining term of the agreement (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that imposes a material economic obligation on the Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xi) any merger agreement, asset purchase agreement, stock purchase agreement or similar agreement that has indemnification, earn-out or other obligations that continue after the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, or (xii) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, orally since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of the Company concerning any matters relating to any Environmental Law.

3.17    Investment Securities and Commodities. (a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its

Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

3.18    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property that are material to the Company and its Subsidiaries taken as a whole. The company has previously made available to Parent a complete list of all Company Real Property as of the date of this Agreement.

3.19    Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted, whether orally or writing, to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

3.21    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).

3.22    Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock and the Company Preferred Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25    Loan Portfolio. (a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, were classified by the Company as “Special Mention,” “Substandard,” “Doubtful,” or “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)    Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV. The Company has not relied on any representations and warranties of Parent other than the representations and warranties of Parent that are expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND INTERMEDIARY

Except (i) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Parent, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent Reports filed by Parent since January 1, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Intermediary hereby represent and warrant to the Company as follows:

4.1    Corporate Organization. (a) Each of Parent and Intermediary is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Parent is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act. Each of Parent and Intermediary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent’s Amended Articles of Incorporation (the “Parent Articles”) and Intermediary Articles and Parent’s Code of Regulations (the “Parent Code of Regulations”) and Intermediary Code of Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Parent Bank are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.

4.2    Capitalization. (a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, without par value (“Parent Preferred Stock”). As of April 30, 2018, there are (i) 685,495,676 shares of Parent Common Stock issued and outstanding, including 1,060,229 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), excluding 8,613,172 shares of Parent Common Stock that may become outstanding upon the vesting of outstanding awards of restricted stock units under a Parent Stock Plan (a “Parent Restricted Stock Unit Award”), and excluding 1,731,633 shares of Parent Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 24,000 shares of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series H, without par value, issued and outstanding, (iii) 18,000 shares of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series I, without par value, issued and outstanding, (iv) 12,000 shares of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series J, without par value, issued and outstanding, (v) 238,396,905 shares of Parent Common Stock held in treasury, (vi) 28,126,658 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options and stock appreciation rights to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards and the Parent Restricted Stock Unit Awards, the “Parent Equity Awards”), (vii) 12,500,107 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, and (viii) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. Since April 30, 2018 to the date hereof, Parent has not issued or become obligated to issue any Parent Common Stock or Parent Preferred Stock other than pursuant to outstanding Parent Equity Awards or pursuant to awards under Parent Stock Plans previously granted. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote. Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Significant Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Parent Significant Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. “Parent Significant Subsidiary” means a Subsidiary of Parent that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

4.3    Authority; No Violation. (a) Each of Parent and Intermediary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent and Intermediary. Except for the adoption and approval of the Bank Merger Agreement by Parent Bank and Intermediary as its sole shareholder, and the adoption by Parent of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent or Intermediary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Intermediary and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Intermediary, enforceable against Parent and Intermediary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock and the New Parent Preferred Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Parent and Intermediary, nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Intermediary with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Intermediary Articles or the Parent Code of Regulations or the Intermediary Code of Regulations (or the organizational documents of any Subsidiary of Parent, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the OCC and the DFI and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing of any applications, filings or notices under the HSR Act, if required, (e) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, and the filing of the Bank Merger Certificates, (g) if the Preferred Stockholder Matter is approved by the holders of the Company Preferred Stock, the filing with the Ohio Secretary of State of such amendments to the Parent Articles as are required to fix the terms of the New Parent Preferred Stock substantially in the form set forth in Exhibit A (such amendment, the “Parent Charter Amendment”) and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Intermediary of this Agreement or (ii) the consummation by Parent and Intermediary of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Parent nor Intermediary is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis. No vote or other approval of the shareholders or any other securityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereof (including the issuance of Parent Common Stock and New Parent Preferred Stock) in accordance with the terms hereof, whether by reason of applicable law, the organizational documents of Parent, the rules or requirements of any exchange, or otherwise.

4.5    Reports. (a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015, and (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) is publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6    Financial Statements. (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature whatsoever, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has reported, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, to the extent known to Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7    Broker’s Fees. With the exception of the engagement of Citigroup Global Markets Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Except for the negotiations of this Agreement, the transactions contemplated hereby or as set forth on Section 4.8 of the Parent Disclosure Schedule, since December 31, 2017, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9    Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. No written claim has ever been made by an authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Parent and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes in the three (3) years period prior to the date of this Agreement or which has not otherwise been fully resolved, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries. Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). Neither Parent nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date. At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11    Compliance with Applicable Law. (a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries are, and since January 1, 2015 have been, conducting operations in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Parent and its Subsidiaries conduct business. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Parent and its Subsidiaries with applicable financial recordkeeping and report requirements of the AntiMoney Laundering Laws. Parent Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

(b)    Parent and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.12    Certain Contracts. Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

4.13    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.14    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which has not been so reported on a timely basis.

4.15    Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    Parent Information. The information relating to Parent and its Subsidiaries which is provided by Parent or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock and the Company Preferred Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.17    No Other Representations or Warranties. (a) Except for the representations and warranties made by Parent and Intermediary in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Intermediary in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III. Parent has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), in connection with the discontinuance of Company Bank’s national residential mortgage origination business with respect to clause (a) only, required by law or as consented to in writing by Parent (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Parent shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), in connection with the discontinuance of Company Bank’s national mortgage origination business, required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than a Subsidiary of the Company);

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.24 per share of Company Common Stock, (B) quarterly cash dividends by the Company on the Company Preferred Stock in accordance with the terms thereof, (C) distributions paid on trust preferred securities, (D) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (E) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (F) to satisfy obligations under Company Benefit Plans;

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except in connection with reinvestment of dividends pursuant to the Company Dividend Reinvestment Plan or pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice;

(d)    except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of the Company;

(e)    (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)     except as required by any Company Benefit Plan, (i) increase the compensation or benefits payable to any current or former employee, individual independent contractor or director, except (A) increases in annual base salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3.25% in the aggregate or (B) the payment of annual or other periodic cash bonuses for completed performance periods based on actual performance and paid in the ordinary course of business consistent with past practice; (ii) grant or award any bonus or cash incentive compensation or make any loans to any employee, individual independent contractor or director other than in the ordinary course of business consistent with past practice; (iii) enter into or adopt any Company Benefit Plan or any employee benefit plan that would be considered a Company Benefit Plan if in effect on the date hereof, or amend, modify or terminate any existing Company Benefit Plan; (iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (v) discretionarily accelerate the vesting or payment of any equity or equity-based awards (vi) grant any severance, retention or termination pay to any employee, individual independent contractor or director; or (vii) enter into or adopt any collective bargaining agreement;

(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $2,500,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or any of its affiliates;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    except for the Charter Amendment, amend the Company Charter or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP with the concurrence of its independent registered public accountants;

(m)    enter into any material new line of business;

(n)    make any loans or extensions of credit, except in the ordinary course of business consistent with past practice, or new loans or extensions of credit in excess of $35,000,000 in a single transaction or renewals of loans or extensions of credit in excess of $50,000,000, in each case, except pursuant to existing commitments; provided, that Parent shall be required to respond to any request for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Parent;

(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)    make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Parent;

(q)    make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its Subsidiaries;

(r)    other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or

(s)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Parent Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)    Except for the Parent Charter Amendment, amend the Parent Articles or Parent Code of Regulations in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b)    adjust, split, combine or reclassify any capital stock of Parent;

(c)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent or Intermediary;

(d)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters. (a) Parent and the Company shall promptly prepare and file with the SEC, no later than twenty (20) business days after the date of this Agreement, the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and the Company Preferred Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals (including the Bank Merger) and, if requested by Parent, the applications, notices, petitions and filings required in connection with the Bank Merger.

(c)    Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Bank Merger). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(e)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s common and preferred stockholders and at the time of the Company’s Meeting to consider and vote upon the Company Stockholder Matters, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(f)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g)    As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board; (y) under the HSR Act, if required and (z) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.2    Access to Information. (a) Upon reasonable notice and subject to applicable laws, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 1, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Stockholders’ Approval(a) . (a) The Board of Directors of the Company has resolved to recommend to its common and preferred stockholders that they approve the Company Stockholder Matters, and will submit to the Company’s common and preferred stockholders the Company Stockholder Matters and any other matters required to be approved by its common and preferred stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company shall, in accordance with applicable law and the Company Charter and Company Bylaws, call, give notice of, convene and hold a meeting of its common and preferred stockholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Preferred Vote required in connection with the Company Stockholder Matters and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of common and preferred stockholders to approve a merger or amendments to organizational documents. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from the common and preferred stockholders of the Company relating to the Requisite Company Vote and the Requisite Preferred Vote. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the common and preferred stockholders of the Company the Requisite Company Vote and the Requisite Preferred Vote, including by communicating to its common and preferred stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve the Company Stockholder Matters. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting the Company Stockholder Matters to its common and preferred stockholders, the Board of Directors of the Company may submit the Company Stockholder Matters to its common and preferred stockholders without recommendation (although the resolutions approving the Company Stockholder Matters as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its common and preferred stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a).

(b)    The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from its common and preferred stockholders in order to obtain the Requisite Company Vote and the Requisite Preferred Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Company Stockholder Matters shall be submitted to the common and preferred stockholders of the Company at the Company Meeting for the purpose of obtaining the Requisite Company Vote and the Requisite Preferred Vote, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank

Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing. Parent shall (x) cause the shares of Parent Common Stock to be issued in the Merger to the holders of the Company Common Stock and Company Equity Awards to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and (y) use reasonable best efforts to cause the share of New Parent Preferred Stock to be issued in the Merger to the holders of the Company Preferred Stock (or depositary shares in respect thereof), as applicable, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Benefit Plans. (a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, Parent shall, or shall cause the Surviving Corporation or another Parent Subsidiary to, provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”) with (i) an annual base salary or base wage rate and cash bonus opportunities and cash incentive opportunities, as applicable, that are no less favorable than the annual base salary or base wage rate and cash bonus opportunities and cash incentive opportunities, as applicable, provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time, (ii) employee benefits (excluding equity, equity-based compensation, defined benefit pension or retiree welfare benefits) that are, in the aggregate, either (A) substantially comparable to those provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time or (B) substantially the same as those that are generally made available to similarly situated employees of Parent and its Subsidiaries.

(b)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts or shall cause the Surviving Corporation or another applicable Parent Subsidiary to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) with respect to any New Plan that, by its terms, does not recognize prior service for any participants (whether previous employees of Parent or its Subsidiaries, Continuing Employees or otherwise), or (z) under any retiree health plan, except as set forth in item 5 in Section 5.2(f) of the Company Disclosure Schedule. During the period commencing at the Effective Time and ending on the later of the twelve (12) month anniversary of the Closing Date or ninety (90) days after the systems conversion (but in no event later than the twenty-four (24) month anniversary of the Closing Date), Parent shall, or shall cause Surviving Company or another applicable Parent Subsidiary to, provide severance and outplacement services to Continuing Employees (other than Continuing Employees who are party to a written employment agreement or any other written agreement with the Company, Parent or any of their respective Subsidiaries providing for severance) that are substantially the same as those that are generally provided to similarly situated employees of Parent and its Subsidiaries under the severance plan of Parent and its Subsidiaries as of the date hereof; provided, that (A) the severance plan of Parent and its Subsidiaries, as such plan applies to Continuing Employees, shall be amended such that (x) the maximum number of weeks of severance provided to the lowest grade classification under such plan shall be 26 weeks, (y) the minimum number of weeks of severance provided to the two highest grade classifications under such plan shall be 26 weeks and (z) the severance provided to a Continuing Employee whose employment terminates after June 30th shall include a pro rata bonus with respect the calendar year in which termination occurs, (B) such severance and outplacement services shall be subject to the execution (and non-revocation) of a customary release of claims against Parent and each of the Parent Subsidiaries and (C) such severance may be paid in lump sum.

(c)    Parent acknowledges and agrees that the Closing will constitute “good reason” (or words of similar import) under the employment or severance agreement covering each officer who is a member of the Company’s Strategic Oversight Committee.

(d)    If Parent so requests (which request shall be made not less than 30 days prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefits Plans immediately prior to the Effective Time (as permitted by the terms of the applicable plan), and, if requested by Parent, to implement any such actions.

(e)    Upon written request by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause its applicable Subsidiaries to, adopt resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”) effective as of one day preceding the Closing Date but contingent on the occurrence of the Closing. The Company will provide Parent evidence that each Company 401(k) Plan has been terminated prior to Closing pursuant to duly adopted resolutions. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent and such resolutions shall be provided to Parent at least seven (7) Business Days prior to the Closing Date.

(f)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Parent, the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Parent, Surviving Corporation, the Company, or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries as well as fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, is or was a fiduciary under any of the Company Benefit Plans, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law, provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking, in a reasonable and customary form, to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and/or its Subsidiaries and any similar policies covering fiduciaries under the Company Benefit Plans (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy and any similar policy covering fiduciaries under the Company Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If the Company purchases such a “tail policy,” Parent shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c)    The obligations of the Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.

6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9    Advice of Changes. Each of Parent and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.11    Corporate Governance. At the Effective Time, Parent shall appoint two directors of the Company’s Board of Directors (the “Company Directors”) to the Board of Directors of Parent as mutually agreed by the Company and Parent (at least one of whom shall be an independent Company Director), who shall be included in the slate of directors for the next annual meeting of stockholders of Parent.

6.12    Acquisition Proposals. (a) The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning, or relating to, any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; provided, that, prior to the approval of the Merger by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Parent and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of the Company, to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless and until this Agreement shall have been duly terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal.

(b)    As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company. As used in this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(c)    Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13    Public Announcements. Each of the Company and Parent shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14    Takeover Statutes. None of the Company, Parent, Intermediary or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15    Exemption from Liability under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock, Company Preferred Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock, Company Preferred Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock, New Parent Preferred Stock, and/or Company Stock Options exercisable for shares of Parent Common Stock converted at the Effective Time pursuant to Section 1.9(a), by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16    Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, investigation, litigation, or subpoena issued or commenced by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate, at Parent’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17    Assumption of the Company Debt6.18 . Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s or the Company Bank’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.18    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Intermediary, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.19    Amendment Filings. Following the receipt of the Requisite Preferred Vote, Parent shall file with the Ohio Secretary of State the Parent Charter Amendment prior to the Effective Time of the Merger. If the Preferred Stockholder Matter is not approved, then the Company shall effect the Charter Amendment by filing with the Department of Assessments and Taxation of the State of Maryland the Charter Amendment prior to the effective time of the Alternative Merger.

6.20    Termination of Company Dividend Reinvestment Plan. The Company shall take such action as is necessary to (i) provide that as of no later than five business days prior to the Effective Time no further shares of Company Common Stock will be purchased under the Company Dividend Reinvestment Plan and (ii) to terminate the Company Dividend Reinvestment Plan prior to the Effective Time in accordance with the Company Dividend Reinvestment Plan, and ensure that no purchase or other rights under the Company Dividend Reinvestment Plan enable the holder of such rights to acquire any interest in the Company as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approval. The Merger and the Charter Amendment shall have been approved by the stockholders of the Company by the Requisite Company Vote.

(b)    Nasdaq Listing. The shares of the Parent Common Stock that shall be issuable to the holders of the Company Common Stock and Company Equity Awards, as applicable, pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect without the imposition of any Materially Burdensome Regulatory Condition and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2    Conditions to Obligations of Parent and Intermediary. The obligations of each of Parent and Intermediary to effect the Merger is also subject to the satisfaction, or waiver by Parent (on behalf of itself and Intermediary), at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)    Federal Tax Opinion. Parent shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Parent (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Parent, Intermediary and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Intermediary set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent and Intermediary set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent and Intermediary set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent and Intermediary. Parent and Intermediary shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c)    Federal Tax Opinion. The Company shall have received a written opinion from Silver, Freedman, Taff & Tiernan LLP, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Parent, Intermediary and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a)    by mutual consent of Parent and the Company in a written instrument;

(b)    by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either Parent or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, provided that if on the Termination Date, the condition set forth in 7.1(c) shall not have been satisified but all other conditions to Closing shall have been satisfied or capable of being satisfied, then the Termination Date may be extended for a period of three months at the option of either the Company or Parent by written notice to the other on or prior to the Termination Date;

(d)    by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Intermediary, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e)    by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits the Company Stockholder Matters to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.12 or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Article IX and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent or Intermediary nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the stockholders of the Company). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)    (i) In the event that after the date of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the board of directors of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to the Company, and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $151,215,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Intermediary would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay any amount due pursuant to Section 8.2(b), then the Company shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6, 6.7 and 6.11 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after the approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except (i) as otherwise provided in Section 8.2 and (ii), if required, with respect to all filing fees in connection with any filing under the HSR Act which shall be borne by Parent, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Parent and the Company.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

MB Financial, Inc.

6111 N. River Road

Rosemont, IL 60018

Attention:        Mitchell Feiger

                         Jill York

Facsimile:       (847) 653-0080

Email:             mfeiger@mbfinancial.com

                         jyork@mbfinancial.com

With a copy (which shall not constitute notice) to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W. Suite 100

Washington, DC 20007-4444

Attention:        Barry P. Taff

                         Craig M. Scheer

Facsimile:        202-337-5502

Email:             btaff@sfttlaw.com

                         cscheer@sfttlaw.com

(b)	if to Parent or Intermediary, to:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:        Susan B. Zaunbrecher

Facsimile:       (513) 534-6757

Email:             susan.zaunbrecher@53.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:        Lee Meyerson

                         Elizabeth A. Cooper

Facsimile:       (212) 455-2000

Email:             lmeyerson@stblaw.com

                         ecooper@stblaw.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Maryland).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section  9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided that Intermediary shall have the right to assign this Agreement to Merger Sub in the event the Alternative Structure is to be effected. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Intermediary and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger
Name:	Mitchell Feiger
Title:	Chief Executive Officer and President

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Name:	Greg D. Carmichael
Title:	President and Chief Executive Officer

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Greg D. Carmichael
Name:	Greg D. Carmichael
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

May 20, 2018

Board of Directors

MB Financial, Inc.

800 West Madison Street

Chicago, IL 60607

Ladies and Gentlemen:

MB Financial, Inc. (“Company”), Fifth Third Bancorp (“Parent”) and Fifth Third Financial Corporation, a direct wholly-owned subsidiary of Parent (“Intermediary”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth in the Agreement, merge with and into Intermediary so that Intermediary is the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as set forth in the Agreement, shall be converted into the right to receive, without interest, (i) 1.4500 shares of the common stock, without par value, of Parent (“Parent Common Stock”), and (ii) $5.54 in cash (the consideration described in (i) and (ii), the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated as of May 20, 2018, (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company; (v) publicly available median analyst earnings per share estimates for Parent for the years ending December 31, 2018 through December 31, 2020 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of Company, as well as an estimated dividend payout ratio and estimated share buyback ratios as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent, as well as publicly available median analyst earnings per share estimates for Company for the years ending December 31, 2018 and December 31, 2019 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of Company; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Company for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of Company. In addition, in preparing its analyses Sandler O’Neill used publicly available median analyst earnings per share estimates for Parent for the years ending December 31, 2018 through December 31, 2020 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of Company, as well as an estimated dividend payout ratio and estimated share buyback ratios as provided by the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent, as well as publicly available median analyst earnings per share estimates for Company for the years ending December 31, 2018 and December 31, 2019 and a long-term annual earnings growth rate for the years thereafter, as provided by the senior management of Company. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgment of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent or the benefits contemplated by the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Company. Most recently, Sandler O’Neill acted as (i) financial advisor to Company in connection with Company’s acquisition of American Chartered Bancorp, Inc., which transaction closed in August 2016, (ii) book manager in connection with Company’s offer and sale of preferred stock, which transaction closed in November 2017, and (iii) book manager in connection with Company’s banking subsidiary’s offer and sale of subordinated debt, which transaction closed in November 2017. Sandler O’Neill has not provided any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company and Parent or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Company or Parent officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory and securities filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

APPENDIX C

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

MB FINANCIAL, INC.

(a Maryland corporation)

MB Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Corporation desires to amend its Articles of Incorporation (as amended and supplemented and as currently in effect, the “Charter”) as follows:

Article 5, Section C of the Charter is hereby deleted and the following is inserted in lieu thereof:

“C. Common Stock. Except as provided under the terms of any stock classified or reclassified by the Board of Directors pursuant to this Article 5 and as limited by Section F of this Article 5, the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation; provided that, for as long as the Corporation’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) is outstanding, the Series C Preferred Stock shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote pursuant to this Section C, the holders of the Series C Preferred Stock being entitled to twenty-four votes for each share of such Series C Preferred Stock standing in the holder’s name on the books of the Corporation and the holders of Common Stock being entitled to one vote per share of Common Stock; provided, further, that no holder of Series C Preferred Stock shall be entitled to vote on any matter submitted to a vote of the holders of Common Stock prior to the effective date of this amendment, including the merger between a subsidiary of Fifth Third Bancorp, an Ohio corporation, with and into the Corporation, with the Corporation surviving the merger. The foregoing voting rights of the Series C Preferred Stock with the Common Stock are in addition to, and not in limitation of, the voting rights granted by the Articles Supplementary for the Series C Preferred Stock. Subject to any rights and preferences of any class of stock having preferences over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after payment or provision for payment of all debts and liabilities of the Corporation and payment or provision for payment of any amounts owed to the holders of any class of stock having preference over the Common Stock on distributions on liquidation, dissolution or winding up of the Corporation.”

SECOND: The Corporation desires to amend its Articles Supplementary relating to the Corporation’s Series C Preferred Stock, filed by the Corporation with the SDAT on November 21, 2017, as follows:

(1)	Section 6(a) of Annex A thereto is hereby deleted and the following is inserted in lieu thereof:

“(a) Except as provided below or as expressly required by applicable law or the Corporation’s charter, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.”

(2) Section 6(d) of Annex A thereto is hereby deleted and the following is inserted in lieu thereof:

“(d) Except as expressly provided in this Section 6 or the Corporation’s charter, each holder of Series C Preferred Stock shall have one vote per share on any matter on which holders of Series C Preferred Stock are entitled to vote under this Section 6. The holders of the Series C Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation’s charter, of the Series C Preferred Stock.”

THIRD: The foregoing amendments to the Charter were declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.

FOURTH: These Articles of Amendment shall become effective at [●]:[●] [●].m. Eastern time on [●], 201[•].

FIFTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, MB Financial, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Corporate Secretary as of the          day of         , 201    .

ATTEST:	MB FINANCIAL, INC.

By:
Doria L. Koros		Mitchell Feiger
Corporate Secretary		President and Chief Executive Officer

APPENDIX D

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP, AS AMENDED

RESOLVED, that in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp (the “Corporation”), as amended, the Board of Directors hereby establishes the terms of the Corporation’s preferred stock, with no par value (the “Preferred Stock”), as “6.00% Non-Cumulative Perpetual Preferred Stock, Series K,” pursuant to the following resolutions.

RESOLVED, that Paragraph (A)(2)(h) of Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby is, renumbered as Paragraph (A)(2)(i), and a new Paragraph (A)(2)(h) of Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby is, added to read as follows:

(h) Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “6.00% Non-Cumulative Perpetual Preferred Stock, Series K” (“Series K Preferred Stock”). The authorized number of shares of Series K Preferred Stock shall be 200,000 shares, with no par value, having a liquidation preference of $1,000 per share. The number of shares constituting Series K Preferred Stock may be increased from time to time in accordance with Ohio law up to the maximum number of shares of Preferred Stock authorized to be issued under the charter of the Corporation, as amended or supplemented, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series K Preferred Stock would form a single series with the shares of Series K Preferred Stock already then issued. Shares of Series K Preferred Stock will be dated the date of issue. Shares of outstanding Series K Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions. The following terms are used in this Amendment as defined below:

(a)    “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Cincinnati, Ohio are closed.

(b)    “Common Stock” means the common stock, with no par value, of the Corporation.

(c)    “Dividend Parity Stock” has the meaning set forth in Section 3(g).

(d)    “DTC” means The Depository Trust Company.

(e)    “Original Issue Date” means the date of issue of the Series K Preferred Stock.

(f)    “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series K Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series K Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series K Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series K Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations and guidelines of Regulation Q of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series K Preferred Stock is outstanding.

(g)    “Series K Dividend Payment Date” has the meaning set forth in Section 4(b).

(h)    “Series K Dividend Period” means the period from and including a Series K Dividend Payment Date to but excluding the next Series K Dividend Payment Date, except that the initial Series K Dividend Period will commence on and include the Original Issue Date of the Series K Preferred Stock and will end on and include [●].

(i)    “Series K Junior Securities” has the meaning set forth in Section 3(a).

(j)    “Series K Parity Securities” has the meaning set forth in Section 3(b).

(k)    “Series K Senior Securities” has the meaning set forth in Section 3(c).

Section 3. Ranking.

The shares of Series K Preferred Stock shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series K Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series K Junior Securities”);

(b)    on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the Corporation’s outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series K Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series K Parity Securities”); and

(c)    junior, to each other class or series of capital stock of the Corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series K Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets (collectively, “Series K Senior Securities”).

The Corporation may authorize and issue additional shares of Series K Junior Securities and Series K Parity Securities without the consent of the holders of the Series K Preferred Stock.

Section 4. Dividends.

(a)    Holders of Series K Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the liquidation preference of the Series K Preferred Stock at a rate equal to 6.00% per annum for each Series K Dividend Period from the Original Issue Date of the Series K Preferred Stock to, but excluding, the redemption date of the Series K Preferred Stock, if any.

(b)    If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series K Preferred Stock (each such date, a “Series K Dividend Payment Date”) quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, beginning on [●]. If any Series K Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c)    Dividends will be payable to holders of record of Series K Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable

Series K Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series K Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d)    Dividends payable on Series K Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series K Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series K Preferred Stock called for redemption.

(e)    Dividends on the Series K Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series K Preferred Stock in respect of a Series K Dividend Period, then no dividend shall be deemed to have accrued for such Series K Dividend Period, be payable on the applicable Series K Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series K Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series K Dividend Period with respect to the Series K Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series K Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series K Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series K Preferred Stock, during a Series K Dividend Period:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series K Junior Securities (other than (i) a dividend payable solely in Series K Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan); and

(2)    no shares of Series K Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series K Junior Securities for or into other Series K Junior Securities, (ii) the exchange or conversion of one share of Series K Junior Securities for or into another share of Series K Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series K Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series K Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series K Junior Securities pursuant to a contractually binding requirement to buy Series K Junior Securities existing prior to the most recently completed Series K Dividend Period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of Series K Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g) On any Series K Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series K Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series K Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Series K Dividend Payment Date with respect to the Series K Preferred Stock and the Dividend Parity Stock shall be shared: (i) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Payment Periods prior to the then-current Dividend Payment Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Payment Periods; and (ii) thereafter by the holders of the shares of Series K Preferred Stock and the Dividend Parity Stock on a pro rata basis. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Series K Junior Securities or any Series K

Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series K Preferred Stock shall not be entitled to participate in any such dividend.

(h)    Dividends on the Series K Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5. Liquidation.

(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series K Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series K Senior Securities, before any distribution of assets is made to holders of Common Stock or any other Series K Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends. Holders of Series K Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)    In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series K Preferred Stock and all holders of Series K Parity Securities, if any, as to such distribution with the Series K Preferred Stock, the amounts paid to the holders of Series K Preferred Stock and to the holders of all Series K Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series K Preferred Stock and Series K Parity Securities, if any, the holders of the Corporation’s Series K Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)    For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series K Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series K Preferred Stock is perpetual and has no maturity date. Series K Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On and after November 25, 2022, Series K Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series K Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series K Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below. Holders of Series K Preferred Stock will have no right to require the redemption or repurchase of Series K Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series K Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series K Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series K Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series K Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series K Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series K Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series K Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series K Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series K Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series K Preferred Stock, and such shares of Series K Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series K Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, to but excluding the redemption date.

(c) In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series K Preferred Stock shall be redeemed from time to time.

(d) Any redemption of the Series K Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital regulations or guidelines of the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) applicable to redemption of the Series K Preferred Stock.

Section 7. Voting Rights.

Except as required by Ohio law, holders of the Series K Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will, unless prohibited by Ohio law, treat each series of the Corporation’s preferred stock, including the Series K Preferred Stock, as a separate class for voting purposes.

Section 8. Conversion Rights. The holders of shares of Series K Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 9. Preemptive Rights. The holders of shares of Series K Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10. Certificates. The Corporation may at its option issue shares of Series K Preferred Stock without certificates.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series K Preferred Stock shall be American Stock Transfer and Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series K Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series K Preferred Stock shall be American Stock Transfer and Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series K Preferred Stock.

Section 13. Notices. All notices or communications in respect of the Series K Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the articles of incorporation or code of regulations of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series K Preferred Stock or depositary shares representing an interest in shares of Series K Preferred Stock are issued or held in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders thereof at such time and in any manner permitted by such facility.